Filed pursuant to Rule 424(b)(3)
                                                SEC File No. 333-58897

PROSPECTUS

                                     [LOGO]

                        9,333,333 SHARES OF COMMON STOCK
                               UCBH HOLDINGS, INC.

     This Prospectus relates to the public offer and sale of up to 9,333,333 shares of common stock, par value $0.01 per share (the 'Common Stock'), of UCBH Holdings, Inc., a Delaware corporation (the 'Company'). For additional information with respect to the terms of the Common Stock, see 'Description of Common Stock.' The Common Stock was issued and sold in the Private Offerings (as defined herein) exempt from the registration requirements of the Securities Act of 1933, as amended (the 'Securities Act'), to persons reasonably believed by the Company to be 'qualified institutional buyers' (as defined by Rule 144A under the Securities Act) or other 'accredited investors' (as defined in Rule 501(a) of Regulation D under the Securities Act). In connection with the Private Offerings, the Company executed and delivered for the benefit of the holders of the Common Stock a Registration Rights Agreement dated April 13, 1998 (the 'Registration Rights Agreement'), providing for, among other things, the filing with the Securities and Exchange Commission (the 'Commission') of the Registration Statement of which this Prospectus forms a part. The Common Stock offered hereby may be offered and sold from time to time (the 'Offering') by the holders named herein or, if required, by holders named in an accompanying supplement (a 'Prospectus Supplement') or by their respective transferees, pledgees, donees, or their successors (collectively, the 'Selling Holders') pursuant to this Prospectus and a Prospectus Supplement, if required.

     The Common Stock may be sold by the Selling Holders from time to time directly to purchasers or through underwriters, dealers or agents at market prices or negotiated prices. See 'Plan of Distribution.' As there is no public market for the Common Stock as of the date of this Prospectus, no market price for the Common Stock is available. If required, the names of any such underwriters, dealers or agents involved in the sale of the Common Stock in respect of which this Prospectus is being delivered and the applicable underwriter's discount, dealer's purchaser price or agent's commission, if any, will be set forth in a Prospectus Supplement. The Selling Holders will receive all of the net proceeds from the sale of the Common Stock and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Common Stock. The Company is responsible for payment of all other expenses incident to the offer and sale of the Common Stock. The Company will not receive any proceeds from the sale of shares of the Common Stock in the Offering.

     The Selling Holders and any underwriters, dealers or agents which participate in the distribution of the Common Stock may be deemed to be 'underwriters' within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See 'Plan of Distribution' for a description of indemnification arrangements.

     The Company has received approval to have the Common Stock quoted on the Nasdaq National Market under the symbol 'UCBH.' Prior to this Offering, there has not been a public market for the Common Stock and there can be no assurance that an active public trading market for the Common Stock will develop or be sustained. Sandler O'Neill & Partners, L.P., has advised the Company that it intends to make a market in the Common Stock following commencement of trading, but is under no obligation to do so. See 'Risk Factors--No Prior Public Market for the Common Stock' and 'Dividends and Market for Common Stock.'

     SEE 'RISK FACTORS' COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

       THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
      AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE
       SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY
          GOVERNMENT AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 13, 1998

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

     The Company is a Delaware corporation and conducts business as a bank holding company, the sole subsidiary of which is United Commercial Bank (the 'Bank'), a California state-chartered commercial bank. The Company's assets consist primarily of all of the issued and outstanding common stock of the Bank.

     Since its founding in 1974, the Company has grown to total assets of $1.91 billion, total deposits of $1.47 billion and stockholders' equity of $98.1 million at June 30, 1998. The Bank currently has 25 retail banking offices in the state of California, located in areas with high concentrations of ethnic Chinese, including the San Francisco Bay area (which includes Oakland), and the Sacramento/Stockton and Los Angeles metropolitan areas. The Bank is the largest financial institution focused on serving the ethnic Chinese market within California.

     Substantially all of the Bank's loans are secured by real property. At June 30, 1998, approximately $712.3 million, or 56% of the Bank's gross loan portfolio was secured by residential properties (1-4 family), approximately $334.2 million, or 26% of the Bank's gross loans were secured by commercial real estate-multi-family mortgages, and $142.7 million, or 11% of the Bank's gross loans were secured by commercial real estate-non-residential. The Bank's deposits are obtained primarily from ethnic Chinese individuals and small and medium sized businesses, business executives and professionals. As a result of its focus on these deposit sources, at June 30, 1998, the Bank was able to achieve a cost of funds approximately 60 basis points below the Eleventh District Cost of Funds Index ('COFI'). Based upon June 30, 1997, FDIC deposit market share data, the Bank believes it has the leading deposit market share in the principal ethnic Chinese market within Oakland and is among the leaders in deposit market share in the principal ethnic Chinese markets within the San Francisco Bay area.

     Through its network of banking offices, the Bank provides a wide range of personal and commercial banking services to small and medium sized businesses, business executives, professional and other individuals in the financial services, professional services, real estate construction, computer and semi-conductor manufacturing, and wholesale and retail trade industries. The Bank offers a variety of deposit products, from traditional savings and business accounts to the specialized services designed to serve the personal banking needs of its customers. The Bank also engages in a full complement of lending activities, including residential and commercial real estate, construction, commercial and consumer credit facilities and working capital loans. The Bank offers Chinese multilingual services to all of its customers.

     Historically, the Bank operated as a traditional thrift engaged primarily in mortgage banking activities and the origination of residential mortgages (1-4 family) which were generally pooled and sold in the secondary market, with loan servicing rights retained. From time to time, the Bank sold its loan servicing rights and also purchased agency servicing rights in connection with its mortgage banking activities. Since 1993, the Bank has also specialized in the origination of limited documentation residential mortgages (1-4 family). The Bank has historically maintained a heavy concentration of assets with interest rates based on COFI, which generally lags market interest rate changes and which can suppress net interest margins during periods of rapidly escalating interest rates. From 1993 to 1995, the Bank experienced a decline in earnings primarily as a result of (i) depressed net interest margins due to COFI-indexed assets and a larger volume of LIBOR-based borrowings; (ii) an increase in the Bank's allowance for loan losses; and (iii) the competitive pressures in the mortgage banking business. In addition, in 1996, the Bank's earnings were reduced by the payment of a onetime $7.7 million Savings Association Insurance Fund ('SAIF') recapitalization assessment.

     From 1995 to June 1998, the Company experienced steady growth in its net interest income. Notwithstanding this improvement in net interest income, the Company's net income was adversely impacted by a $7.7 million SAIF recapitalization assessment in 1996 and an $8.8 million provision for loan losses during 1995. The $8.8 million provision for loan losses was $4.1 million greater than the five year average provision for loan losses of $4.7 million and was recorded to address the continued depressed California economy and real estate market and to significantly increase the Company's overall level of allowance for loan losses to over

1.00% of gross loans. Without giving effect to the SAIF recapitalization assessment, in 1996, the Company's net income would have amounted to $4.3 million as compared to the $306,000 actual net loss.

BALANCE SHEET RESTRUCTURING

     In recent years, the mortgage banking industry became highly competitive and, combined with the availability of more efficient delivery systems through brokers and the Internet, the industry has experienced shrinking profit margins and reduced loan servicing values. Higher levels of prepayment activity resulting from the lower interest rate environment and the willingness of lenders to offer mortgage loans with no points and, in many cases, no fees, have reduced servicing values. To respond to these market factors and to improve its long-term prospects, the Bank since 1995 has taken the following measures:

     COFI Asset Reduction. In the fourth quarter of 1996, the Bank ceased all COFI-based mortgage lending and began to reduce the Bank's COFI-based mortgage-backed securities portfolio. From December 31, 1996 to June 30, 1998, COFI-based loans have been reduced from 60.2% of the Bank's total gross loan portfolio to 39.8%. From December 31, 1996 to June 30, 1998, total COFI exposure has been reduced from 64.9% of the Bank's interest-earning assets to 40.2%.

     Closure of Mortgage Banking Division. In 1997, the Bank closed its mortgage banking division and ceased the origination of nonconventional mortgage loans (i.e., loans insured by the Federal Housing Administration or partially guaranteed by the Veterans Administration) for sale in the secondary market and sold its agency loan servicing portfolio. While the Bank no longer engages in the origination of nonconventional mortgage loans, the Bank continues to originate conventional residential mortgage loans for portfolio retention and conforming mortgage loans for resale in the secondary market through its retail branching networks. See 'Business--Lending Activities.'

     Reduced Non-Performing Assets. The Bank reduced its non-performing assets from $22.3 million as of December 31, 1995, to $9.3 million as of June 30, 1998.

     Reduced Mismatched Borrowings. The Bank reduced its predominantly high cost LIBOR-based borrowings (which were mismatched with COFI-based assets) from $265.3 million at the beginning of 1995 to zero at December 31, 1996 and 1997. As a result of the proceeds received by the Company and made available to the Bank following the Private Offerings (as described herein), the Bank implemented a plan to leverage such proceeds through purchases of investment grade securities and municipal bonds and to fund such purchases with Federal Home Loan Bank ('FHLB') advances and cash made available from the proceeds. At June 30, 1998, the Bank had entered into $298 million of borrowings to fund such asset purchases. Included in these borrowings were $96 million of short-term borrowings and $202 million of long-term borrowings. The Bank also entered into certain interest rate cap agreements to reduce the Bank's exposure to rising interest rates. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition.'

IMPLEMENTATION OF STRATEGY

     In conjunction with the implementation of the balance sheet restructuring described above which returned the Bank to profitability in 1996, excluding the one-time SAIF recapitalization assessment, to further improve the Bank's long-term prospects and to take advantage of the Bank's significant deposit market share and the potential cross selling opportunities to the ethnic Chinese and Asian communities within its market area, the Board of Directors adopted a business strategy to shift the primary business focus of the Bank from a traditional thrift to a full service commercial banking operation. To implement its business strategy, the Bank took the actions and adopted the initiatives outlined below.

     Management. The Bank realigned senior management responsibilities, and hired commercial banking officers and Small Business Administration ('SBA') business banking officers with lending experience in the Bank's market area. See 'Management of the Company and the Bank.'

     Established Commercial Banking Division. In 1996, to take advantage of the opportunities in the Bank's targeted markets, the Bank established its commercial banking division to offer an array of commercial bank services and products to its customers particularly focused on the ethnic Chinese communities. Since its establishment, the commercial banking division has originated approximately $110.1 million in commercial loan commitments and had $98.7 million in outstanding loans as of June 30, 1998. As of June 30, 1998, the division had a current committed pipeline of approximately $129 million. To support its commercial banking activities, the Bank installed a commercial banking data processing system to replace a system designed for thrift institutions. The new system provides customer profitability reports, account analysis and other commercial banking management tracking and reporting mechanisms. The installation of this new system was completed in February 1998. The Bank installed software to enhance commercial real estate loan marketing and development. The PC based system provides key information on substantially all commercial real estate transactions in the Bank's market area in California. The software provides information instrumental to identifying lending and refinancing opportunities, screening potential credit opportunities and evaluating collateral values to facilitate efficient solicitation of borrowers and related depository relationships from commercial and multi-family property owners. The Bank opened a commercial, construction and SBA lending office in Pasadena, California during the second quarter of 1998. In addition to other personnel, the Bank has hired a team of three experienced SBA business banking officers to staff the Pasadena office. These officers were previously affiliated with one of the leading lenders focusing on SBA lending to Asians.

     Core Deposit Solicitation. To further develop the Bank's core deposit base, the Bank is evaluating the establishment of mini-branches in or adjacent to Asian supermarkets in selected target market areas. By continuing to emphasize multilingual services at its automated teller machines ('ATMs'), through its telephone banking system and by its customer service and loan officers, the Bank expects to continue to further expand its presence in the Asian, and specifically the ethnic Chinese, markets in California. At June 30, 1998, less than 2% of the Bank's deposits were held by customers located outside the United States. In addition, as of such date, the 100 depositors with the largest aggregate average deposit balances comprised less than 10% of the Bank's total deposits. The Bank also expects to increase its business accounts as the commercial lending portfolio grows and correspondent account relationships are established.

     Capital Enhancement. On April 17, 1998, the Company completed a $140.0 million placement of its Common Stock and a $30.0 million placement of 9.375% Capital Securities through UCBH Trust Co. (together the 'Private Offerings'). The Private Offerings were consummated pursuant to Rule 506 of Regulation D, Regulation S and Rule 144A under the Securities Act. At March 31, 1998, the Company's stockholders' equity was $64.6 million, or 4.2% of total assets. Prior to the Private Offerings, management of the Company entered into an agreement to buy out the interests of the two owners of the Company, in conjunction with the private placement of Common Stock. Chief Investments Limited and United Holdings Int'l, Ltd. (the 'Selling Shareholders') owned in the aggregate, prior to the buyout, 100% of the Common Stock of the Company and 100% of the Company's Senior Debt (the 'Notes') totaling $20.6 million, including accrued interest. In connection with the Private Offerings, the Company exchanged 329 shares of its common stock (1,974,000 shares giving effect to the 6000:1 stock split on April 17, 1998) for the Notes and subsequently used $120.0 million of the proceeds of the Private Offerings to redeem all shares of common stock then outstanding, including those shares of common stock issued to the Selling Shareholders in exchange for the Notes (the 'Redemption'). As a result of the Redemption, the Selling Shareholders are no longer affiliated with the Company or the Bank. The Company then issued 9,333,333 shares of Common Stock to purchasers in the Private Offering. Following the Private Offerings and the Redemption, the Company's stockholders' equity increased to $98.1 million at June 30, 1998 and the Company's consolidated Tier 1 capital increased from $63.9 million at December 31, 1997 to $128.2 million at June 30, 1998. See 'Supervision and Regulation--Bank Holding Company and Bank Regulation--the Bank--Capital Requirements.'

     Charter Conversion. In the first quarter of 1998, the Bank changed its name to United Commercial Bank to reflect the Bank's new emphasis on providing commercial banking services to its customers. As part of its strategy to shift its business focus from mortgage banking to commercial banking, the Bank converted to a California-chartered commercial bank and the Company became a bank holding company on July 31, 1998.

     As a result of the measures taken to effect the Bank's shift in its primary business focus from mortgage banking to commercial banking, and the implementation of its strategic initiatives, management believes that the Bank is and will continue to be well positioned to take advantage of the opportunities in its market area and particularly in the growing ethnic Chinese market in California.

     The Company, as a bank holding company, is subject to examination and regulation by the Federal Reserve Bank of San Francisco. The Bank, as a state-chartered commercial bank, is subject to comprehensive regulation and examination by the Department of Financial Institutions ('DFI') as its primary regulator and by the Federal Deposit Insurance Corporation ('FDIC'), which administers the Savings Association Insurance Fund ('SAIF') which insures the Bank's deposits to the maximum extent permitted by law. The Bank is a member of the FHLB of San Francisco, which is one of the 12 regional banks which comprise the FHLB system. The Bank is further subject to regulations of the Board of Governors of the Federal Reserve System ('Federal Reserve Board') governing reserves required to be maintained against deposits and certain other matters. See 'Supervision and Regulation.'

     The Company's executive offices are located at 711 Van Ness Avenue, San Francisco, California 94102 and its main telephone number is (415) 928-0700.

                                  THE OFFERING

The Private Placement........ The Common Stock issued to investors in the
                              Private Placement was sold by the Company on April 17, 1998. An aggregate of 9.3 million shares of Common Stock were sold to 246 purchasers. In connection therewith, the Company executed and delivered for the benefit of the holders of the Common Stock the Registration Rights Agreement, providing for, among other things, the filing of the Registration Statement of which this Prospectus forms a part. See 'The Private Offerings and the Redemption Transactions' and 'Selling Holders.'

Securities Offered........... 9,333,333 shares of Common Stock.

Market for Common Stock...... The Company has received approval to have the
                              Common Stock quoted on the Nasdaq National Market under the symbol 'UCBH.' Prior to the Offering, there has not been a public market for the Common Stock and there can be no assurance that an active public trading market for the Common Stock will develop or be sustained.

Use of Proceeds.............. The Selling Holders will receive all of the proceeds from the Common Stock sold pursuant to this Prospectus. See 'Use of Proceeds' for a discussion of the use of the net proceeds from the Private Offerings.

Risk Factors................. See 'Risk Factors--Increased Lending Risks
                              Associated with Expansion into Commercial Banking Activities,' '--Interest Rate Risk,' '--Risks Associated with Leveraging Strategy,' '--Potential Adverse Credit Quality,' '--Risks Associated with Limited Documentation Lending,' '--No Assurances as to the Adequacy of Allowance for Loan Losses,' '--External Factors with Potential to Adversely Affect Asset Quality,' '--Risks Related to Government Regulation and Monetary Policy,' '--Competition,' '--Dependence on Economic Conditions and Geographic Concentration in Market Areas,' '--Risk of Adverse Accounting Treatment of Private Offerings,' '--Dependence on Key Management Personnel,' '--Ability of Company to Execute its Business Strategy and Generate Earnings,' '--Year 2000 Risks,' '--Risk of Adverse Tax Determination,' '--Lack of Market for Common Stock,' '--No Present Intention to Pay Dividends' and '--Certain Provision and Agreements Which May Discourage Takeover Attempts' for a discussion of certain factors that should be considered by prospective investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to the consolidated financial position of the Company as of December 31, 1997 and 1996, and operating data for the fiscal years ended December 31, 1997, 1996 and 1995 have been derived from, and should be read in conjunction with, and is qualified in its entirety by, the audited Consolidated Financial Statements and Notes thereto of the Company presented elsewhere in this Prospectus. The selected consolidated financial data with respect to the Company's consolidated financial position as of December 31, 1995, 1994 and 1993 and operating data for the years ended December 31, 1994 and 1993 have been derived from the audited Consolidated Financial Statements of the Company, which are not presented herein. The data presented at June 30, 1998 and for the six months ended June 30, 1998 and 1997 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1998.

                                                   AT JUNE                               AT DECEMBER 31,
                                                     30,       --------------------------------------------------------------------
                                                    1998          1997         1996            1995            1994         1993
                                                  ----------   ----------   ----------      ----------      ----------   ----------
                                                                               (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION AND OTHER DATA:
Total assets....................................  $1,910,379   $1,561,650   $1,474,617      $1,521,699      $1,522,412   $1,456,892
Net loans.......................................   1,258,944    1,202,095    1,054,686       1,011,909         965,668      878,001
Securities(1)...................................     575,310      270,103      343,739         429,005         467,426      491,278
Deposits........................................   1,474,270    1,468,987    1,393,125       1,311,604       1,168,031    1,032,868
Borrowings......................................     298,000           --           --         128,600         265,341      309,975
Long-term debt to affiliates....................          --       20,060       16,736          13,000          13,500       14,000
Stockholders' equity............................      98,109       62,552       54,344          55,457          59,350       58,440
Non-performing assets...........................       9,296       10,266       21,096          22,287          16,347       29,006
Ratio of equity to assets.......................        5.14%        4.01%        3.69%           3.64%           3.90%        4.01%

                                                  FOR THE SIX MONTHS
                                                    ENDED JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------------
                                                    1998       1997       1997       1996          1995          1994       1993
                                                  --------   --------   --------   --------      --------      --------   --------
                                                                         (DOLLARS IN THOUSANDS)
OPERATING DATA:
Interest income.................................  $ 58,191   $ 52,106   $107,591   $102,964      $ 99,034      $ 87,079   $ 90,203
Interest expense................................    33,759     30,690     64,252     63,955        70,196        53,621     48,724
                                                  --------   --------   --------   --------      --------      --------   --------
Net interest income.............................    24,432     21,416     43,339     39,009        28,838        33,458     41,479
Provision for loan losses.......................     1,401        132      1,154      1,476         8,777         3,206      8,898
                                                  --------   --------   --------   --------      --------      --------   --------
 Net interest income after provision for loan
   losses.......................................    23,031     21,284     42,185     37,533        20,061        30,252     32,581
Noninterest income..............................     1,732      1,165      3,094      3,397         3,767         8,603     17,897
SAIF recapitalization assessment................        --         --         --      7,716(2)         --            --         --
Noninterest expense.............................    17,294     15,945     32,190     33,697        30,142        35,603     38,677
                                                  --------   --------   --------   --------      --------      --------   --------
 Income (loss) before taxes.....................     7,469      6,504     13,089       (483)       (6,314)        3,252     11,801
Income tax expense (benefit)....................     3,070      2,677      5,790       (177)       (3,406)          772      5,281
                                                  --------   --------   --------   --------      --------      --------   --------
Net income (loss)...............................  $  4,399   $  3,827   $  7,299   $   (306)(2)  $ (2,908)(2)  $  2,480   $  6,520
                                                  --------   --------   --------   --------      --------      --------   --------
                                                  --------   --------   --------   --------      --------      --------   --------
OPERATING RATIOS AND OTHER DATA:
Return (loss) on average assets.................      0.54%      0.51%      0.47%     (0.02)%       (0.19)%        0.17%      0.45%
Return (loss) on average equity.................     11.50      13.15      12.33      (0.48)        (4.89)         3.45       9.50
Interest rate spread............................      2.95       2.78       2.71       2.58          1.85          2.29       3.17
Net interest margin.............................      3.13       2.93       2.89       2.68          1.96          2.36       2.85
Efficiency ratio(3)(4)..........................     66.10      70.61      69.33      79.46(3)      92.45         84.65      65.14
Noninterest expense to average assets(4)........      2.14       2.11       2.08       2.23          1.98          2.40       2.69
ASSET QUALITY DATA:
Non-performing assets to total assets...........      0.49%      0.66%      0.66%      1.43%         1.46%         1.07%      1.99%
Non-performing loans to total gross loans.......      0.71       0.84       0.81       1.83          2.00          1.17       1.79
Allowance for loan losses to total gross
 loans..........................................      1.04       1.05       1.00       1.10          1.34          0.78       0.90
Allowance for loan losses to non-performing
 loans..........................................    145.84     124.36     123.22      59.98         66.88         66.67      54.83
Net charge-offs to average gross loans..........      0.05       0.06       0.06       0.34          0.26          0.41       0.96
BANK REGULATORY CAPITAL RATIOS:
Tier 1 risk-based capital.......................     12.35%      9.85%      9.90%      9.41%         9.21%         9.95%      9.84%
Total risk-based capital........................     13.61      11.11      11.15      10.67         10.47         10.95      10.93
Core (leverage).................................      6.56       5.12       5.37       4.90          4.50          4.80       4.72
Tangible........................................      6.56       5.12       5.37       4.90          4.50          4.77       4.68

------------------
(1) Includes available-for-sale securities and held-to-maturity securities.
(2) During 1996, the Company's net income was adversely affected by the one-time SAIF recapitalization assessment which was recognized by the Bank during the third quarter of the year. Without giving effect to the SAIF recapitalization assessment, the Company's net income would have amounted to $4.3 million for 1996.
(3) Represents noninterest expense divided by the aggregate of net interest income before provision for loan losses and noninterest income.
(4) During the year ended December 31, 1996, such ratios exclude the one-time SAIF recapitalization assessment. Including the SAIF recapitalization assessment, the Bank's efficiency ratio and noninterest expense to average assets would amount to 97.66% and 2.74%, respectively.

                                  RISK FACTORS

     Prospective investors should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters. Information contained in this Prospectus contains 'forward-looking statements' which can be identified by the use of forward-looking terminology such as 'believes,' 'expects,' 'may,' 'will,' 'should,' 'projected,' 'contemplates' or 'anticipates' or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economy, could also cause actual results to vary materially from the future results covered in such forward-looking statements.

INCREASED LENDING RISKS ASSOCIATED WITH EXPANSION INTO COMMERCIAL BANKING ACTIVITIES

     At June 30, 1998, $334.2 million, or 26.3% of the Bank's gross loans consisted of multi-family loans. In addition, with the change in the Bank's business strategy and focus on commercial banking activities, the Bank's commercial real estate loans, construction loans and commercial business loans are expected to increase. Loans secured by apartment buildings and other multi-family properties and loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than residential mortgage (1-4 family) loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to the then prevailing conditions in the real estate market or the economy. Moreover, construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the Bank may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

     Unlike mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more readily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Furthermore, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     Although the Bank seeks to minimize the above risks through its underwriting and credit administration policies, there can be no assurance that such risks would not materialize, in which event the Company's result of operations, financial condition and prospects could be materially adversely affected.

INTEREST RATE RISK

     The Bank's earnings depend largely on the relationship between its cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest spread, is subject to fluctuation and is affected by economic and competitive factors which influence market interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. Fluctuations in market interest rates affect the demand of customers for the Bank's products and services. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities reprise or mature more slowly or more rapidly or on a different basis than its interest-earning assets. Given the Bank's current volume and mix of interest-bearing liabilities and interest-earning assets, the Bank's interest rate spread could be expected to decrease during periods of rising and falling interest rates. Although the Bank believes its current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on the Bank's results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk and Net Portfolio Value.'

RISKS ASSOCIATED WITH LEVERAGING STRATEGY

     As a result of the proceeds received by the Company and made to be available to the Bank following the Private Offerings, the Bank implemented a plan to leverage such proceeds through the purchase of U.S. Government agency mortgage-backed securities, investment grade securities, investment grade municipal bonds and investment grade residential mortgage (1-4 family) securities and to fund such purchases through short- and long-term secured borrowings, advances from the FHLB and from cash made available from the proceeds. Such plan is consistent with the Bank's asset and liability management policy and was approved by the Bank's Credit Policy and Investment Committee. In connection with this strategy, the Bank will remain classified as a 'well capitalized' institution for regulatory capital purposes. If market rates of interest fluctuate in such a manner that the Company is unable to earn a positive spread as a result of its leverage strategy, the Company's net interest margin and net earnings will be adversely affected in future periods. Through June 30, 1998, the Bank purchased approximately $325 million of such assets and entered into $202 million of long-term borrowings.

POTENTIAL ADVERSE CREDIT QUALITY

     A significant source of risk for the Company arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loan agreements. The Company has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Bank's credit portfolio. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the Company's results of operations. Maintenance of a high credit quality of new commercial loans is also key in achieving its strategic goals.

     The Bank's loan portfolio is predominantly secured by real estate. Conditions in the real estate markets in which the collateral for the Bank's mortgage loans are located strongly influence the level of the Bank's non-performing loans and its results of operations. Real estate values are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers, and acts of nature. Declines in real estate markets have in the past and may continue to negatively impact the value of the collateral securing the loans and the Company's results of operations. See 'Business--Lending Activities--Loan Portfolio.' As of June 30, 1998, the Bank had $9.3 million in non-performing assets.

RISKS ASSOCIATED WITH LIMITED DOCUMENTATION LENDING

     The Bank specializes in a limited documentation mortgage loan product for loans secured by single family residential properties. This product serves a particular niche of borrowers willing to pay a premium, in the form of higher interest rates and larger down payments, in exchange for more expedient loan processing by virtue of providing less income and less asset information. These limited documentation mortgage loans, however, involve a higher degree of risk as there is limited verified knowledge of the borrower's level of income or ability to service the indebtedness which, in turn, may result in a higher rate of default. As of June 30, 1998, $502.8 million, or 70.6% of the residential mortgages (1-4 family) were low documentation loans. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition--Loan Portfolio.'

NO ASSURANCES AS TO THE ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     The Bank's allowance for loan losses is maintained at a level considered adequate by management to absorb inherent losses in its loan portfolio. The amount of inherent loan losses which could be ultimately realized is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that could be beyond the Bank's control. Such losses could exceed current estimates. Although management believes that the Bank's allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover actual loan losses should such losses be realized. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

EXTERNAL FACTORS WITH POTENTIAL TO ADVERSELY AFFECT ASSET QUALITY

     The economy in the Bank's primary market area and the real estate market in particular have suffered from the effects of a recession in the first half of this decade. Some of the effects of the recession were declines in property values and decreased demand for goods and services. These conditions may have had an adverse impact on the ability of certain borrowers to perform under the original terms of their obligations to the Bank. The Bank's loan portfolio is predominantly secured by real estate. The Bank's properties and substantially all of the real and personal property securing loans in the Bank's portfolio are located in California. The real estate securing loans has been in the past and may in the future be adversely affected by market conditions in California. In addition to market fluctuations, California is prone to earthquakes, flooding and other natural disasters. The Bank faces the risk that many of its borrowers may experience uninsured property damage, sustained interruption of their businesses or loss of their jobs from earthquakes, floods or other disasters. As a result, these borrowers may be unable to repay their loans in accordance with their original terms and the collateral for such loans may decline significantly in value. There can be no assurance that the allowance for loan losses will be adequate to cover losses resulting from such external factors.

RISKS RELATED TO GOVERNMENT REGULATION AND MONETARY POLICY

     The banking business is subject to extensive federal and state supervision and regulation. Such regulations limit the manner in which the Company and the Bank conduct their respective businesses, undertake new investments and activities and obtain financing. These regulations are designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of the Company's securities. As a result of the conversion of the Company to a bank holding company and the Bank to a state-chartered bank, the scope and degree of regulatory oversight changed. Among other things are statutory and regulatory limitations on the amount of dividends which could be paid to the Company by the Bank which are different from the restrictions which applied to the Bank under the Office of Thrift Supervision (the 'OTS') regulations. Bank regulatory agencies also have authority to prohibit banks from engaging in activities that, in their respective opinions, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC or the DFI could assert that the payment of dividends or other payments by the Bank might, under some circumstances, be such an unsafe or unsound practice.

     Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of the Company or the Bank. Significant new laws or changes in, or repeals of, existing laws may cause the Company's results of operations to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve Board significantly affects credit conditions for the Company, primarily through open market operations in United States government securities, the discount rate for bank borrowings and reserve requirements. A material change in any of these conditions would have a material impact on the Bank, and therefore the Company's results of operations.

COMPETITION

     The banking and financial services industry in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment results from changes in regulation, changes in technology and product delivery systems, and the consolidation among financial services providers. The Bank competes for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Bank. To compete with the other financial services providers, the Bank relies on local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs.

     The Bank competes for deposits from the ethnic Chinese markets with other banks catering to the Asian community. The Bank believes that it has two major competitors that are targeting the ethnic Chinese markets. Such institutions have branch locations in many of the same neighborhoods as the Bank, provide similar loan, savings and financial services, and market their services in similar Asian publications and media in California.

DEPENDENCE ON ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION IN MARKET AREA

     The Bank's operations are located in Northern and Southern California and are concentrated primarily in the San Francisco Bay area (including Oakland) and the Sacramento/Stockton and Los Angeles metropolitan areas, with specific emphasis on communities with a high concentration of ethnic Chinese individuals and businesses. As a result of these geographic concentrations, the Bank's results depend largely upon economic conditions in these areas. A deterioration in economic conditions in the Bank's market could have a material adverse impact on the quality of the Bank's loan portfolio and the demand for its products and services, and accordingly, the Company's results of operations. See 'Business--Market Area.'

RISK OF ADVERSE ACCOUNTING TREATMENT OF PRIVATE OFFERINGS

     Based upon the representations of each offeree in the Private Offerings ('Offeree') that such Offeree was not acting in concert with any other Offeree, it is the Company's understanding that as a result of the Private Offerings and the Redemption, generally accepted accounting principles will not require the Company to revalue the assets and liabilities of the Company in the Company's Consolidated Financial Statements to reflect consummation of the Private Offerings and the Redemption. In the event that some or all of the Offerees were deemed to be acting in concert, there is a substantial likelihood that generally accepted accounting principles would require a step-up in accounting basis (analogous to the purchase method of accounting for business combinations) with respect to the Private Offerings and the Redemption. If a change in accounting basis were required, the Company's assets and liabilities would be reflected on the Company's consolidated financial statements based on their estimated fair values at the consummation date and goodwill would be recorded to the extent that the consideration paid to the Selling Shareholders in the Redemption exceeds the aggregate net fair value of the Company's net assets. In addition, if a step-up in accounting basis were required, it is likely that generally accepted accounting principles, the Commission's requirements and the Bank's primary regulator would likely require such adjustments to be 'pushed down' and reflected in the Bank's financial statements. The requirement for push-down of accounting basis could have a material adverse effect on the ability of the Bank to pay dividends to the Company. In addition, the amortization of any goodwill recorded as a result of such accounting treatment would significantly reduce the earnings of the Bank in future periods and could adversely impact the ability of the Bank to pay dividends to the Company. The Company received a report from its independent accountants, PricewaterhouseCoopers LLP, as to the application of accounting principles which concludes that consummation of the Private Offerings and Redemption as described herein did not require the Company to revalue the assets and liabilities of the Company in the Company's Consolidated Financial Statements and, therefore, did not trigger the recognition of goodwill by the Company or the Bank. The Company recorded no gains or losses in its financial records as a result of the consummation of the Private Offerings and the Redemption.

     It is uncertain whether, notwithstanding the Company's understanding of generally accepted accounting principles and receipt of the report from PricewaterhouseCoopers LLP referenced above, the Bank's primary regulator would require the push-down of accounting basis with respect to the Bank's financial statements. The Company has not discussed with the Bank's primary regulator whether it would require such treatment. If such regulator were to require the push-down of accounting basis with respect to the Bank's financial statements, such accounting treatment could have the effects described above. Accordingly, in considering an investment in the Company, potential purchasers should take into account the possibility that the push-down of accounting basis with respect to the Bank's financial statements may be required.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

     The Company's success depends substantially on certain members of its senior management, in particular the following officers of the Bank: Thomas S. Wu, President and Chief Executive Officer; Jonathan H. Downing, Senior Vice President, Chief Financial Officer and Treasurer; Sylvia Loh, Senior Vice President and Director of Commercial Banking; Louis E. Barbarelli, Senior Vice President and Director of Operations and Systems; Cecilia Lai, Senior Vice President and Director of Retail Banking; and William T. Goldrick, Senior Vice President and Chief Credit Officer. The Company's business and financial condition could be materially adversely affected by the loss of the services of any such individuals. Ms. Loh joined the Bank as the head of commercial banking in February 1996. The success of her department is vital to the success of the shift in the Bank's business focus to commercial banking. The Company does not maintain key man life insurance with respect to any of the foregoing officers. See 'Management of the Company and the Bank.'

ABILITY OF THE COMPANY TO EXECUTE ITS BUSINESS STRATEGY AND GENERATE EARNINGS

     The Bank's ability to achieve its strategic goal and shift its business focus to commercial banking largely depends on its ability to: fund a significant amount of commercial real estate loans and commercial business loans, including SBA loans; originate intermediate fixed-rate residential mortgage loans (1-4 family); and significantly increase the Bank's commercial deposit and demand accounts. During the year ended December 31, 1997, the Bank originated $23.7 million of commercial real estate loans, $28.7 million of commercial business loans and $3.3 million of SBA loans. During the six months ended June 30, 1998, the Bank originated $35.3 million of commercial real estate loans, $23.3 million of commercial business loans, and $2.5 million of SBA loans. At June 30, 1998 the Bank had in its pipeline $98.4 million of commercial real estate loans, $21.1 million of commercial business loans and $9.4 million of SBA loans. Given the competitive environment for loan originations, consumer demand for fixed-rate 30-year loans and the array of alternative cash investments available to consumers, there are no assurances that the Bank will be able to achieve its strategic business goals.

     The implementation of the Bank's strategic goals places demands on the Bank's management personnel as well as its systems, other personnel control systems, asset quality, earnings, policies and procedures. There can be no assurance that the Bank will be able to make all adjustments necessary or to employ and retain personnel with adequate training and experience to achieve its strategic goals or to manage the Bank's growth and expansion. The failure to achieve its strategic goals could have a material adverse effect on the Company's results of operations, financial condition and prospects.

YEAR 2000 COMPLIANCE RISKS

     The Federal Financial Institutions Examination Council (the 'FFIEC'), through the bank regulatory agencies, has issued compliance guidelines requiring financial institutions to develop and implement plans for addressing Year 2000 issues relevant to their operations. The Bank has implemented a detailed Year 2000 plan, as required by the FFIEC guidelines, to evaluate Year 2000 compliance of its computer systems and the equipment which supports the operations of the Bank. Also included in this Year 2000 plan is a detailed review of the readiness of the Bank's service providers, vendors, major fund providers, major borrowers and companies with which the Bank has material investments for Year 2000 issues. As of September 13, 1998, the Bank has met all current target objectives of the Year 2000 plan, and management believes that it will continue to meet all future target objectives in accordance with the terms of the plan.

     To date, the Bank has not identified any system which presents a material risk of not being Year 2000 ready in a timely fashion or for which a suitable alternative cannot be implemented. However, as the Bank progresses with its Year 2000 conversion, the Bank may identify systems which do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. Additionally, if the Bank's commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to the Bank could be adversely affected.

     The failure of the Bank to identify systems which require Year 2000 conversion that are critical to the Bank's operations or the failure of the Bank or others with which the Bank does business to become Year 2000 ready in a timely manner could have a material adverse impact on the Bank's financial condition and results of operations. Moreover, to the extent that the risks posed by the Year 2000 problem are pervasive in data processing and transmission and communications services worldwide, the Bank cannot predict with any certainty that its operations will remain materially unaffected after January 1, 2000 or on dates preceding this date at which time post-January 1, 2000 dates become significant within the Bank's systems. For further discussion of the Bank's Year 2000 compliance efforts, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000.'

RISK OF ADVERSE TAX DETERMINATION

     In 1997, the IRS concluded an examination of the income tax returns of the Company for the tax years 1993 through 1995. The audit resulted in the Company making cash payments and writing down the deferred tax assets of the Company. Such cash payments and write-downs amounted to $500,000 in the aggregate, which approximated the book allowances provided by the Company for this eventuality. The IRS audit focused generally on the Company's Notes, which, until canceled in the Redemption, were held by the Selling

Shareholders (who were then affiliates of the Company and the Bank) and, more specifically, on the appropriateness of the Company's interest expense deductions during 1993, 1994 and 1995. Notwithstanding the conclusion of the IRS's audit and the resulting cash payments and write-downs, no assurance can be made that the IRS will not reexamine the Company's tax returns and further challenge the validity of the Notes and the related interest expense deductions which could result in additional income tax payments and/or write-downs. Although the settlement with the IRS confirmed the treatment of the Notes as debt rather than equity, there can be no assurance that the IRS will not reexamine the appropriateness of the characterization of the Notes as debt with respect to the tax years subsequent to 1995. The Notes were retired in April 1998 in conjunction with the consummation of the Redemption. As of June 30, 1998, the Company's consolidated financial statements reflect deferred tax assets of approximately $2.6 million which represent interest expense deductions that the Company will take in its 1998 tax return. During the first quarter of 1998, the California Franchise Tax Board ('FTB') notified the Company of its intention to review the consolidated tax returns of the Company and the Bank for the four years ended December 31, 1996. As of July 31, 1998, the FTB had begun the review but had made no disclosures to the Company regarding the scope of the examination nor time frames in which they believed the examination would be completed. In the opinion of management, any additional assessments that may result from such examination will not have a material effect on the financial condition of the Company.

NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK

     Since the consummation of the Private Offerings, transactions in the Common Stock have been limited, and there is no established market for the Common Stock at this time. The Company has received approval to have the Common Stock quoted on the Nasdaq National Market under the symbol 'UCBH.' In determining to approve the Company's application for inclusion, the Nasdaq National Market granted the Company an exemption from the 400 round-lot shareholder requirement for initial inclusion in the Nasdaq National Market. Accordingly, the Company must demonstrate compliance with the 400 round-lot shareholder requirement on or before December 7, 1998, or be subject to delisting from the Nasdaq National Market. At September 30, 1998, the Company had 217 holders of record. There generally can be no assurance that an established and liquid trading market for the Common Stock will develop or that it will continue if it does develop. In addition, if the Common Stock is delisted from the Nasdaq National Market, any established trading market is likely to be adversely impacted. See 'Dividends and Market for Common Stock.'

NO PRESENT INTENTION TO PAY DIVIDENDS

     The Company does not anticipate initially paying dividends on the Common Stock. It is the Company's present intention to retain earnings to enhance capital and future growth.

CERTAIN PROVISIONS AND AGREEMENTS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

     The Bank and the Company have entered into employment agreements with Mr. Wu and change in control agreements with certain executive officers of the Company and the Bank, which agreements provide for severance payments if their respective employment is terminated in connection with a change in control of the Company or the Bank. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. In addition, these agreements provide for certain severance payments in the event of the executive officer's termination for any reason other than resignation, cause, death or permanent disability. See 'Restrictions on Acquisition--Restrictions in the Company's Certificate of Incorporation and Bylaws,' 'Management of the Company and the Bank-- Employment and Change in Control Agreements.'

     Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of the outstanding shares, and certain uniform price provisions for certain business combinations. These provisions in the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see 'Restrictions on Acquisition.'

              THE PRIVATE OFFERINGS AND THE REDEMPTION TRANSACTIONS

     The Redemption Agreement. Prior to the Private Offerings, on March 31, 1998, management of the Company entered into an Exchange and Redemption Agreement (the 'Redemption Agreement') to buy out the interests of the Selling Shareholders, at that time the owners of all of the Common Stock of the Company, in conjunction with the Private Offerings. Pursuant to the terms of the Redemption Agreement, $20.6 million of the Notes, which were payable to the Selling Shareholders, was exchanged for 329 shares of common stock (1,974,000 shares giving effect to the 6000:1 stock split on April 17, 1998). Subsequently, the Company used approximately $120.0 million of the proceeds raised in the Private Offerings to redeem all of the shares of common stock then owned by the Selling Shareholders, which included the shares of common stock exchanged for the Notes. The Company did not record any gains or losses in its financial records as a result of the Private Offerings and the Redemption. As a result of the Private Offerings and the Redemption, the Selling Shareholders are no longer affiliated with the Company and the Bank. The Company then issued 9,333,333 shares of Common Stock to purchasers in the Private Offerings, some of whom are Selling Holders.

     Pursuant to the Redemption Agreement, the Selling Stockholders have made certain customary representations and warranties to the Company, relating to the capital structure of the Company, the authority of the Selling Shareholders, the due execution of the Redemption Agreement, the absence of conflicts with or breaches of corporate governance documents or obligations of the Selling Shareholders, the financial statements of the Company, the absence of any material adverse liabilities, tax matters, litigation, fees and expenses, the absence of other debt and the status as exempt private offerings of the Private Offerings, which representations and warranties generally will survive for one year after the date of the Redemption Agreement.

     The Purchase Agreement. On April 13, 1998, the Company entered into the Purchase Agreement with the various purchasers of the Common Stock issued pursuant to the Private Offerings, which provided, among other things, for the purchase on such date of an aggregate of $140.0 million of Common Stock. A closing was held on April 17, 1998 at which the Redemption and the Private Offerings were consummated.

     In connection with the consummation of the transactions contemplated by the Purchase Agreement and the Redemption Agreement, all of the persons then serving as directors of the Company and the Bank resigned, and Sau-wing Lam, Thomas S. Wu, Jonathan H. Downing, Robert Fell and Godwin Wong, all formerly directors of the Company and/or the Bank, were elected as the directors of the Company and the Bank. See 'Management of the Company and the Bank.'

     The obligations of the purchasers of the Common Stock issued pursuant to the Purchase Agreement were subject to the satisfaction or waiver, prior to the closing of the transaction, of various conditions, including, among other things: (a) the continued accuracy of all representations and warranties made by the Company in the Purchase Agreement and the performance in all material respects of all covenants and agreements to be performed by the Company prior to the closing of the transaction; (b) the execution by the Company and both of the Selling Stockholders of the Redemption Agreement and the consummation of the transaction contemplated thereby; and (c) the Company obtaining the requisite stockholder approval of an amendment to its Certificate of Incorporation to increase its authorized Common Stock to 25,000,000 shares, to revise the par value per share of the Common Stock to $0.01 per share and to authorize Preferred Stock of 10,000,000 shares and filing with the Secretary of State of the State of Delaware the appropriate documentation in order to effect such amendment.

     The Agency Agreement provided for the Company to pay Sandler O'Neill & Partners, L.P. (the 'Placement Agent') a fee equal to, in the aggregate, 7% of the gross proceeds raised with respect to the placement of the Common Stock and 4% of the gross proceeds raised with respect to the placement of the Capital Securities in the Private Offerings. In addition, the Company reimbursed the Placement Agent for its actual out-of-pocket expenses pertaining to its engagement, including legal fees and expenses and indemnified the Placement Agent against certain liabilities arising out of its engagement, including certain liabilities under the securities laws.

     In connection with the Private Offerings, the Company on April 13, 1998 also entered into the Registration Rights Agreement with the initial purchasers of the Common Stock, pursuant to which, among other things, the Company agreed to file within 120 days a shelf registration statement with the Commission providing for the offer and sale of the Common Stock. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of such requirement. See 'Registration Rights.'

                                 USE OF PROCEEDS

     The Selling Holders will receive all of the proceeds from the Common Stock sold pursuant to this Prospectus.

     Net proceeds from the Private Offerings were approximately $157.7 million after deducting the commission of the Placement Agent and estimated offering and other expenses payable by the Company. The Company used $120.0 million on the net proceeds to repurchase all of the then outstanding common stock, including those shares of Common Stock received by the Selling Shareholders in exchange for the Notes, and is using the remainder of the net proceeds for other general corporate purposes. All of the proceeds from the sale of the Capital Securities were invested by the Trust in the Junior Subordinated Debentures.

                      DIVIDENDS AND MARKET FOR COMMON STOCK

     The Board of Directors of the Company does not presently intend to implement a policy of paying dividends on the Common Stock. Rather, the Company expects to retain earnings to increase capital. The initiation of a cash dividend policy will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, the Company's and the Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. See 'Supervision and Regulation--Bank Holding Company and Bank Regulation.'

     Dividends from the Company will depend principally on the ability of the Bank to pay dividends to the Company. Under the California Financial Code, the Bank is limited in the amount of distributions (including dividends) it may make to its shareholder to an amount which equals the lesser of (a) the Bank's retained earnings or (b) the Bank's net income for the last three fiscal years, less the amount of any distributions made by the Bank to its shareholder during such period. With prior regulatory approval, the Bank may make a distribution to its shareholder in an amount not exceeding the greatest of (a) the Bank's retained earnings, (b) its net income for the last fiscal year, or (c) its net income for the current fiscal year. As of June 30, 1998, under applicable regulations of the State of California, the total amount available for the payment of dividends by the Bank to the Company was approximately $9.5 million. See 'Supervision and Regulation--Bank Holding Company and Bank Regulation.'

     Notwithstanding the foregoing, the California Commissioner of the Department of Financial Institutions may prohibit the Bank from paying any dividends or making any other capital distribution, if the Commissioner finds that the shareholder's equity of the Bank is inadequate or that such dividend or other distribution would be unsafe or unsound for the Bank. Federal law also prohibits any insured depository institution, such as the Bank, from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become 'undercapitalized.'

     Unlike the Bank, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders; although, as noted, the source of such dividends is dependent primarily upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. In addition, the Federal Reserve Bank of San Francisco could oppose a distribution by the Company if it determines that such a distribution would harm the Company's ability to support its bank subsidiaries.

     Since consummation of the Private Offerings, transactions in the Common Stock have been limited, and there is no established market for the Common Stock at this time. The Company has received approval to have the Common Stock quoted on the Nasdaq National Market under the symbol 'UCBH.' In determining to approve the Company's application for inclusion, the Nasdaq National Market granted the Company an exemption from the 400 round-lot shareholder requirement for initial inclusion in the Nasdaq National Market. Accordingly, the Company must demonstrate compliance with the 400 round-lot shareholder requirement on or before December 7, 1998, or be subject to delisting from the Nasdaq National Market. At September 30, 1998, the Company had 217 holders of record. The Company is also subject to compliance with certain conditions, including the presence of at least three registered and active market makers. The Company will seek to encourage and assist at least three market makers to make a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Sandler O'Neill & Partners, L.P., has advised the Company that it intends to make a market in the Common Stock following commencement of trading, but it is under no obligation to do so. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their securities and should not view the Common Stock as a short-term investment. Accordingly, there generally can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the purchase price therefor. In addition, if the Common Stock is delisted from the Nasdaq National Market, any established trading market is likely to be adversely impacted. See 'Risk Factors--No Prior Public Market for the Common Stock.'

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

     The following table sets forth the ratios of earnings to combined fixed charges of the Company on a consolidated basis for the respective periods indicated.

                                                 FOR THE
                                             SIX MONTHS ENDED
                                                 JUNE 30,                  FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------    ----------------------------------------------------
                                             1998       1997     1997     1996     1996(1)    1995     1994     1993
                                             -----      -----    -----    -----    -------    -----    -----    -----
Ratios of Earnings to Combined Fixed
  Charges:
  Excluding interest on deposits..........   3.98x      4.85x    6.59x    1.25x     2.90x     0.68x    1.30x    1.97x
  Including interest on deposits..........   1.22x      1.21x    1.24x    1.02x     1.14x     0.93x    1.09x    1.28x

------------------
(1) Represents the respective fixed charge ratios excluding the SAIF recapitalization assessment.

     For purposes of computing the ratios of earnings to combined fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense other than on deposits. Fixed charges, including gross interest on deposits, include all interest expense.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

     The following consolidated statement of operations with respect to the Company's operations for the years ended December 31, 1997, 1996 and 1995 have been derived from the audited Consolidated Financial Statements and notes thereto of the Company appearing elsewhere in this Prospectus. This information should be read in conjunction with such Consolidated Financial Statements and the notes thereto. The following consolidated statements of operation with respect to the Company's operations for the six months ended June 30, 1998 and 1997 have been derived from unaudited financial data, and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the results for such interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1998.

                                                                FOR THE SIX MONTHS         FOR THE YEARS ENDED
                                                                  ENDED JUNE 30,              DECEMBER 31,
                                                                ------------------    -----------------------------
                                                                 1998       1997       1997       1996       1995
                                                                -------    -------    -------    -------    -------
                                                                              (DOLLARS IN THOUSANDS)
Interest income:
  Interest on loans..........................................   $47,954    $41,197    $86,141    $78,711    $72,742
  Interest on funds sold and securities purchased under
    agreements to resell.....................................       471      1,081      2,760      1,417        398
  Interest on investment and mortgage-backed securities......     9,766      9,828     18,690     22,836     25,894
                                                                -------    -------    -------    -------    -------
    Total interest income....................................    58,191     52,106    107,591    102,964     99,034
                                                                -------    -------    -------    -------    -------
Interest expense:
  Interest on deposits.......................................    31,254     28,999     61,513     59,273     56,038
  Interest on short-term borrowings..........................        66        798        294        998      6,550
  Interest on guaranteed preferred beneficial interests in
    junior subordinated debentures...........................       570         --         --         --         --
  Interest on long-term borrowings...........................     1,270         --        620      2,044      5,867
  Interest on long-term debt to affiliates...................       599        893      1,825      1,640      1,741
                                                                -------    -------    -------    -------    -------
    Total interest expense...................................    33,759     30,690     64,252     63,955     70,196
                                                                -------    -------    -------    -------    -------
    Net interest income......................................    24,432     21,416     43,339     39,009     28,838
Provision for loan losses....................................     1,401        132      1,154      1,476      8,777
                                                                -------    -------    -------    -------    -------
    Net interest income after provision for loan losses......    23,031     21,284     42,185     37,533     20,061
                                                                -------    -------    -------    -------    -------
Noninterest income:
  Commercial banking fees....................................       565        429        977        421         92
  Service charges on deposit accounts........................       544        482        888        615        566
  Gain on sale of loans, securities and servicing rights.....       307       (530)       155      1,200      1,137
  Loan servicing income......................................       292        526        601        680        272
  Miscellaneous income.......................................        24        258        473        481      1,700
                                                                -------    -------    -------    -------    -------
    Total noninterest income.................................     1,732      1,165      3,094      3,397      3,767
                                                                -------    -------    -------    -------    -------
Noninterest expenses:
  Personnel..................................................     8,247      7,169     14,087     14,875     12,000
  Occupancy..................................................     2,447      2,306      4,811      4,754      4,355
  Data processing............................................     1,180        979      2,059      1,859      1,696
  Furniture and equipment....................................     1,170        852      1,902      1,814      1,357
  Deposit insurance..........................................       457      1,142      1,798      3,519      3,051
  SAIF recapitalization assessment...........................        --         --         --      7,716         --
  Communication..............................................       201        172        400        383        317
  Professional fees and contracted services..................       902        882      2,342      1,551      1,303
  Foreclosed assets expense..................................        (3)       393        671        686      2,785
  Miscellaneous expense......................................     2,693      2,050      4,220      4,256      3,278
                                                                -------    -------    -------    -------    -------
    Total noninterest expense................................    17,294     15,945     32,190     41,413     30,142
                                                                -------    -------    -------    -------    -------
Income (loss) before taxes...................................     7,469      6,504     13,089       (483)    (6,314)
Income tax expense (benefit).................................     3,070      2,677      5,790       (177)    (3,406)
                                                                -------    -------    -------    -------    -------
    Net income (loss)........................................   $ 4,399    $ 3,827    $ 7,299    $  (306)   $(2,908)
                                                                -------    -------    -------    -------    -------
                                                                -------    -------    -------    -------    -------

(See notes to the consolidated financial statements appearing elsewhere herein)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled 'Risk Factors' and elsewhere in this Prospectus. The following discussion and analysis is intended to provide details of the results of operations of the Company for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 and financial condition at June 30, 1998 and at December 31, 1997 and 1996. The following discussion should be read in conjunction with the information set forth in the Company's Consolidated Financial Statements and notes thereto and other financial data included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     General. Currently, the Company's primary source of income is net interest income, which is the difference between interest income from interest-earning assets and interest paid on interest-bearing liabilities such as deposits and other borrowings used to fund those assets. The Company's net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities as well as by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds. The Company also generates noninterest income, including commercial banking fees and other transactional fees and seeks to generate additional fees in connection with the shift in its business focus to commercial banking. The Company's noninterest expenses consist primarily of personnel, occupancy, and furniture and equipment expenses and other operating expenses. The Company's results of operations are affected by its provision for loan losses and may also be significantly affected by other factors including general economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory agencies.

     Net Income. For the six months ended June 30, 1998, net income was $4.4 million, an increase of $572,000, or 14.9% from the six months ended June 30, 1997. The increase in earnings during the six months ended June 30, 1998 resulted primarily from the increased net interest income which resulted from the larger average balance sheet, the improved loan yield, and the increase in noninterest income. The improvement in noninterest income resulted primarily from the Bank recording no loss on the sale of securities and loans in the six months ended June 30, 1998 compared with a loss of $530,000 in the same period of the preceding year. Partially offsetting these improvements in net income was the increased provision for loan losses which was made as a result of the growth in the loan portfolio and the increase in personnel expenses primarily related to the expansion of the commercial banking division and incentive accruals recorded during the first half of 1998 and nonrecurring expenses related to the computer system conversion. For the year ended December 31, 1997, net income was $7.3 million, an increase of $7.6 million from a net loss of $306,000 for the year ended December 31, 1996. For the year ended December 31, 1995, the Company's operations resulted in a loss of $2.9 million. The Company's annualized return on average assets was 0.54% for the six months ended June 30, 1998, compared with 0.51% for the six months ended June 30, 1997. Annualized return on average assets was 0.47% for the year ended December 31, 1997, compared to (0.02%) and (0.19%) for the years ended December 31, 1996 and 1995, respectively. The Company's annualized return on average equity was 11.50% and 13.15% for the six months ended June 30, 1998 and 1997, respectively and 12.33%, (0.48%) and (4.89%) for the years ended December 31, 1997, 1996 and 1995, respectively.

     From 1995 to June 30, 1998, the Company experienced steady growth in its net interest income. Notwithstanding this improvement in net interest income, the Company's net income was adversely impacted by a $7.7 million SAIF recapitalization assessment in 1996 and an $8.8 million provision for loan losses during 1995. The $8.8 million provision for loan losses in 1995 was $4.1 million greater than the five year average provision for loan losses of $4.7 million and was recorded to address the continued depressed California economy and real estate market and to significantly increase the Company's overall level of allowance for loan losses to over 1.00% of gross loans. Without giving effect to the SAIF recapitalization assessment, in 1996, the Company's net income would have amounted to $4.3 million as compared to the $306,000 actual net loss.

     The increase in net income for the six months ended June 30, 1998 from the six months ended June 30, 1997 was partially due to the increase in net interest income which resulted from an increase in the average loans outstanding and an increase in the average yield on loans resulting from the growth in the commercial loan portfolio. The net income also increased during this period due to the Bank not incurring any losses on the disposition of loans or securities whereas the Bank realized a loss of $530,000 for the disposition of such assets in the six months ended June 30, 1997 in conjunction with its COFI reduction program and the write-down of impaired loans. Partially offsetting the increases to net income resulting from the foregoing were increases in the provision for loan losses and increases in noninterest expense.

     The provision for loan losses increased from $132,000 in the first six months of 1997 to $1.4 million in the same period of 1998. The increased provision in 1998 related to the increased growth in the loan portfolio during the first half of 1998 and the increase in the commercial loan portfolio during this period. As of June 30, 1998, the $13.2 million allowance for loan losses represented 1.04% of gross loans. Noninterest expenses were $17.3 million for the first six months of 1998, an increase of $1.4 million, or 8.5%, from the corresponding period of the prior year. Personnel expenses increased to $8.2 million during the first six months of 1998 compared with $7.2 million for the corresponding period of the previous year due to the addition of commercial banking personnel during 1997 and incentive accruals recorded during the first half of 1998. Included in the expenses for the first half of 1998 were $400,000 of expenses associated with the name change of the Bank to United Commercial Bank and $200,000 of severance pay accruals for an outsourced audit function.

     The increase in net income for the year ended December 31, 1997 from the year ended December 31, 1996 was due to an increase in net interest income to $43.3 million from $39.0 million, as discussed below, and a reduction in deposit insurance expense to $1.8 million from $11.2 million, which includes the SAIF assessment discussed below. In 1996, the Company paid a $7.7 million onetime SAIF recapitalization assessment levied by the FDIC on SAIF-insured deposits to fully capitalize the SAIF. During 1997, the Company's deposit insurance premium was reduced to 9.4 basis points of deposits as a result of the Bank reaching the 'well capitalized' core capital ratio of 5.0%. Effective January 1, 1998, the deposit insurance premium was further reduced to 6.4 basis points of deposits.

     The reduction in the net loss for the year ended December 31, 1996 from the year ended December 31, 1995 was due to the increase in net interest income to $39.0 million from $28.8 million, as discussed below, and a reduction in the provision for loan losses. In 1995, management increased the allowance for loan losses from 0.78% of gross loans to 1.34% of gross loans to address the continued depressed California economy and real estate market and to significantly increase the Company's overall allowance for loan losses to over 1.00% of gross loans. The total provision for loan losses of $1.5 million in 1996 compares with a provision of $8.8 million in 1995. As a result of the increase in net interest income and the reduction in the provision for loan losses, the net loss of the Company was $306,000 for the year ended December 31, 1996 compared to a loss of $2.9 million for the year ended December 31, 1995, notwithstanding the $7.7 million SAIF recapitalization assessment recognized in 1996.

     Net Interest Income and Net Interest Margin. The net interest margin improved to 3.13% for the six months ended June 30, 1998 as compared to 2.93% for the six months ended June 30, 1997. At June 30, 1998, the net interest margin was 2.90%, reflecting the impact of the new assets acquired in conjunction with the leverage strategy. While the leverage strategy reduces this ratio, the strategy is accretive to net income and earnings per share. For the six months ended June 30, 1998, net interest income was $24.4 million, an increase of $3.0 million, or 14.1%, from $21.4 million for the six months ended June 30, 1997.

     Net interest income increased in the first six months of 1998 primarily as a result of (i) the increase in average loans outstanding to $1.23 billion from $1.08 billion, (ii) the increase in the average yield on loans to 7.80% in the first half of 1998 from 7.66% for the same period in the preceding year, (iii) the reduction in the average balance of lower yielding COFI securities to $280.9 million from $352.0 million and their replacement with higher yielding loans, and (iv) the purchase of $321 million of securities in conjunction with the leveraging strategy during the second quarter of 1998, with an average yield of 6.91%.

     The net interest margin improved to 2.89% for the year ended December 31, 1997, compared to 2.68% for the year ended December 31, 1996 and 1.96% for the year ended December 31, 1995. For the year ended December 31, 1997, net interest income was $43.3 million, an increase of $4.3 million, or 11.0% from

$39.0 million for the year ended December 31, 1996. Net interest income for the year ended December 31, 1996 increased $10.2 million, or 35.3% from $28.8 million for the year ended December 31, 1995.

     Net interest income increased in 1997 primarily as a result of (i) the increase in average loans outstanding to $1.12 billion from $1.04 billion, (ii) the reduction in the average balance of lower yielding securities to $326.7 million from $390.4 million and their replacement with higher yielding loans,
(iii) the reduction of average borrowings to $16.6 million from $49.8 million and their replacement with lower costing deposits, and (iv) a reduction in non-interest-earning assets to $45.7 million from $60.0 million partially due to the sale or reclassification of non-performing assets.

     Net interest income increased to $39.0 million in 1996 from $28.8 million in 1995, or 35.3%, primarily as a result of (i) the increase in average loans outstanding to $1.04 billion from $1.0 billion, (ii) an increase in the average yield on loans to 7.60% from 7.25% as a result of upward repricing of the Bank's COFI-based loan portfolio, (iii) the reduction of average borrowings to $49.8 million from $194.4 million and their replacement with lower costing deposits, and (iv) a decrease in the average rate paid on deposit accounts from 4.57% to 4.37%.

     The following tables present condensed average balance sheet information for the Company, together with interest rates earned and paid on the various sources and uses of funds for each of the periods indicated.

                                                                 FOR THE SIX MONTHS ENDED JUNE 30,
                                                -------------------------------------------------------------------
                                       AT                     1998                               1997
                                    JUNE 30,    --------------------------------   --------------------------------
                                      1998                   INTEREST    AVERAGE                INTEREST    AVERAGE
                                   ----------    AVERAGE     INCOME OR   YIELD/     AVERAGE     INCOME OR   YIELD/
                                   YIELD/COST    BALANCE      EXPENSE     COST      BALANCE      EXPENSE     COST
                                   ----------   ----------   ---------   -------   ----------   ---------   -------
                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans(1).......................     7.82%     $1,228,933    $47,954      7.80%   $1,075,423    $41,197      7.66%
  Securities.....................     6.31         312,287      9,766      6.25       345,272      9,828      5.69
  Other..........................       --          16,825        471      5.60        40,026      1,081      5.40
                                                ----------   ---------             ----------   ---------
Total interest-earning assets....     7.34       1,578,375     58,191      7.47     1,460,720     52,106      7.13
Noninterest-earning assets.......       --          61,557         --        --        50,790         --        --
                                                ----------   ---------             ----------   ---------
Total assets.....................     7.16      $1,619,602     58,191      7.19    $1,511,510     52,106      6.89
                                     -----      ----------   ---------   -------   ----------   ---------   -------
                                                ----------                         ----------
Interest-bearing liabilities:
  Deposits:
     NOW and checking............     1.09      $   79,691        433      1.09    $   77,570        411      1.06
     Money market accounts.......     3.31          21,398        286      2.67        21,953        260      2.36
     Passbook accounts...........     2.26         211,834      2,391      2.26       214,892      2,472      2.30
     Time deposits...............     5.11       1,108,121     28,144      5.08     1,048,346     25,856      4.93
                                                ----------   ---------             ----------   ---------
  Total deposits.................     4.41       1,421,045     31,254      4.40     1,362,761     28,999      4.26
                                                ----------   ---------             ----------   ---------
  Borrowings.....................     5.64          47,022      1,336      5.68        29,077        798      5.49
  Guaranteed preferred beneficial
     interests in junior
     subordinated debentures.....     9.38          12,160        570      9.38            --         --        --
  Long-term debt to affiliates...       --          11,970        599     10.01        17,868        893     10.00
                                                ----------   ---------             ----------   ---------
Total interest-bearing
  liabilities....................     4.71       1,492,021     33,759      4.52     1,409,582     30,690      4.35
                                     -----      ----------   ---------   -------   ----------   ---------   -------
Noninterest-bearing deposits.....                   37,180                             32,041
Other noninterest-bearing
  liabilities....................                   13,725                             11,567
Stockholders' equity.............                   76,501                             58,196
                                                ----------                         ----------
Total liabilities and
  stockholders' equity...........               $1,619,602                         $1,511,510
                                                ----------                         ----------
                                                ----------                         ----------
Net interest income/net interest
  rate spread(2).................     2.63%                   $24,432      2.95%                 $21,416      2.78%
                                   -------                   ---------    -----                 ---------    -----
                                   -------                   ---------    -----                 ---------    -----
Net interest-earning assets/net
  interest margin(3).............     2.90%        $86,354                 3.13%      $51,138                 2.93%
                                   -------        --------                -----      --------                -----
                                   -------        --------                -----      --------                -----
Ratio of interest-earning assets
  to interest-bearing
  liabilities....................     1.06x           1.06x                              1.04x
                                   -------            ----                               ----
                                   -------            ----                               ----

------------------

(1) Non-accrual loans are included in the table for computation purposes, but the foregone interest on such loans is excluded.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                FOR THE YEAR ENDED DECEMBER 31,
                             ------------------------------------------------------------------------------------------------------
                                           1997                               1996                               1995
                             --------------------------------   --------------------------------   --------------------------------
                                          INTEREST    AVERAGE                INTEREST    AVERAGE                INTEREST    AVERAGE
                              AVERAGE     INCOME OR   YIELD/     AVERAGE     INCOME OR   YIELD/     AVERAGE     INCOME OR   YIELD/
                              BALANCE      EXPENSE     COST      BALANCE      EXPENSE     COST      BALANCE      EXPENSE     COST
                             ----------   ---------   -------   ----------   ---------   -------   ----------   ---------   -------
Interest-earning assets:
  Loans(1).................  $1,123,356    $86,141      7.67%   $1,036,025   $ 78,711      7.60%   $1,002,662    $72,742      7.25%
  Securities...............     326,728     18,690      5.72       390,381     22,836      5.85       460,165     25,894      5.63
  Other....................      48,944      2,760      5.64        26,516      1,417      5.34         6,864        398      5.80
                             ----------   ---------             ----------   ---------             ----------   ---------
Total interest-earning
  assets...................   1,499,028    107,591      7.18     1,452,922    102,964      7.09     1,469,691     99,034      6.74
Noninterest-earning
  assets...................      45,664         --                  60,014         --                  56,164         --
                             ----------   ---------             ----------   ---------             ----------   ---------
Total assets...............  $1,544,692    107,591      6.97    $1,512,936    102,964      6.81    $1,525,855     99,034      6.49
                             ----------   ---------   -------   ----------   ---------   -------   ----------   ---------   -------
                             ----------                         ----------                         ----------
Interest-bearing
  liabilities:
  Deposits:
    NOW and checking.......  $   78,737        875      1.11    $   77,710        826      1.06    $   75,285        781      1.04
    Money market
      accounts.............      21,397        517      2.42        23,583        561      2.38        27,732        654      2.36
    Passbook accounts......     212,943      4,834      2.27       207,512      4,772      2.30       215,604      4,797      2.22
    Time deposits..........   1,090,320     55,287      5.07     1,047,019     53,114      5.07       908,783     49,806      5.48
                             ----------   ---------             ----------   ---------             ----------   ---------
  Total deposits...........   1,403,397     61,513      4.28     1,355,824     59,273      4.37     1,227,404     56,038      4.57
                             ----------   ---------                          ---------                          ---------
  Borrowings...............      16,551        914      55.2        49,813      3,042      6.11       194,365     12,417      6.39
  Long-term debt to
    affiliates.............      18,398      1,825      9.92        14,868      1,640     11.03        13,250      1,741     13.14
                             ----------   ---------             ----------   ---------             ----------   ---------
  Total interest-bearing
    liabilities............   1,438,346     64,252      4.47     1,420,505     63,955      4.53     1,435,019     70,196      4.89
                                          ---------   -------                ---------   -------   ----------   ---------   -------
Noninterest-bearing
  deposits.................      33,780                             23,981                             16,191
Other noninterest-bearing
  liabilities..............      13,358                             13,638                             15,358
Stockholders' equity.......      59,208                             54,812                             59,287
                             ----------                         ----------                         ----------
Total liabilities and
  stockholders' equity.....  $1,544,692                         $1,512,936                         $1,525,855
                             ----------                         ----------                         ----------
                             ----------                         ----------                         ----------
Net interest income/net
  interest rate
  spread(2)................                $43,339      2.71%                $ 39,009      25.8%                 $28,838      1.85%
                                          ---------   -------                ---------   -------                ---------   -------
                                          ---------   -------                ---------   -------                ---------   -------
Net interest-earning
  assets/net interest
  margin(3)................  $   60,682                 2.89%   $   32,417                 2.68%   $   34,672                 1.96%
                             ----------               -------   ----------               -------   ----------               -------
                             ----------               -------   ----------               -------   ----------               -------
Ratio of interest-earning
  assets to
  interest-bearing
  liabilities..............        1.04x                              1.02x                              1.02x
                                    ---                                ---                                ---
                                    ---                                ---                                ---

------------------
(1) Non-accrual loans are included in the table for computation purposes, but the foregone interest on such loans is excluded.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

     The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. Information is provided for each major component of interest-earning assets and interest-bearing liabilities with respect to: (i) changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                                                                                FOR THE YEAR ENDED
                                                       FOR THE SIX MONTHS ENDED            DECEMBER 31, 1997 COMPARED TO
                                                    JUNE 30, 1998 COMPARED TO THE                       THE
                                                    SIX MONTHS ENDED JUNE 30, 1997         YEAR ENDED DECEMBER 31, 1996
                                                   --------------------------------       -------------------------------
                                                        INCREASE                               INCREASE
                                                       (DECREASE)                             (DECREASE)
                                                         DUE TO                                 DUE TO
                                                   -------------------                    -------------------
                                                   VOLUME       RATE          NET         VOLUME       RATE         NET
                                                   ------      -------      -------       ------      -------      ------
                                                                           (DOLLARS IN THOUSANDS)
Interest income:
  Loans.........................................   $5,977      $   780      $ 6,757       $6,690      $   740      $7,430
  Securities....................................   1,901        (1,963)         (62)      (3,651)        (495)     (4,146)
  Other.........................................    (651)           41         (610)      1,261            82       1,343
                                                   ------      -------      -------       ------      -------      ------
Total interest income on interest-earning
  assets........................................   7,228        (1,143)       6,086       4,300           327       4,627
                                                   ------      -------      -------       ------      -------      ------
Interest expense:
  Deposits
    NOW and checking accounts...................      11            11           23          11            38          49
    Money market accounts.......................      (6)           32           26         (53)            9         (44)
    Passbook accounts...........................     (35)          (46)         (81)        122           (60)         62
    Time deposits...............................   1,503           784        2,288       2,196           (23)      2,173
  Borrowings....................................     509            29          538      (1,861)         (267)     (2,128)
  Guaranteed preferred beneficial interests in
    junior subordinated debentures..............     570            --          570          --            --          --
  Long-term debt to affiliates..................    (295)            1         (294)        264           (79)        185
                                                   ------      -------      -------       ------      -------      ------
Total interest expense on interest-bearing
  liabilities...................................   2,258          813         3,070         679           382         297
                                                  ------      -------       -------      ------       -------      ------
Increase in net interest income.................  $4,970      $(1,955)      $ 3,016      $3,621       $   709      $4,330
                                                  ------      -------       -------      ------       -------      ------
                                                  ------      -------       -------      ------       -------      ------

                                                          FOR THE YEAR ENDED
                                                    DECEMBER 31, 1996 COMPARED TO
                                                                 THE
                                                     YEAR ENDED DECEMBER 31, 1995
                                                   --------------------------------
                                                        INCREASE
                                                       (DECREASE)
                                                         DUE TO
                                                   -------------------
                                                   VOLUME       RATE          NET
                                                   ------      -------      -------
                                                        (DOLLARS IN THOUSANDS)
Interest income:
  Loans.........................................   $2,468      $ 3,501      $  5,96
  Securities....................................   (4,137)       1,079       (3,058)
  Other.........................................   1,049           (30)       1,019
                                                   ------      -------      -------
Total interest income on interest-earning
  assets........................................    (620 )       4,550        3,930
                                                   ------      -------      -------
Interest expense:
  Deposits
    NOW and checking accounts...................      26            19            4
    Money market accounts.......................     (99 )           6          (93)
    Passbook accounts...........................    (249 )         224          (25)
    Time deposits...............................   6,473        (3,165)       3,308
  Borrowings....................................   (8,850)        (525)      (9,375)
  Long-term debt to affiliates..................     126          (227)        (101)
                                                   ------      -------      -------
Total interest expense on interest-bearing
  liabilities...................................   (2,573)      (3,668)      (6,241)
                                                   ------      -------      -------
Increase in net interest income.................   $1,953      $ 8,218      $10,171
                                                   ------      -------      -------
                                                   ------      -------      -------

     Provision For Loan Losses. The provision for loan losses reflects management's judgment of the current period cost associated with credit risk inherent in the Company's loan portfolio. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in management's judgment is adequate to absorb losses inherent in the Company's loan portfolio.

     For the six months ended June 30, 1998, the provision for loan losses was $1.4 million, an increase of $1.3 million from the $132,000 provision for the six months ended June 30, 1997. The allowance for loan losses as of June 30, 1998, as a percentage of total gross loans and as a percentage of non-performing loans, was 1.04% and 145.8%, respectively, compared to 1.05% and 124.4%, respectively at June 30, 1997. The Bank experienced a significant improvement in asset quality during 1997 as improvements in the California economy occurred. For example, the Bank experienced a 50% reduction in nonaccrual loans in 1997. As management monitors the Bank's loan portfolio on a continuous basis, the provisions for loan losses in the 1997 periods reflected this portfolio improvement as it occurred and was identified. In 1998, provisions for loan losses were increased to keep pace with the growth in the Bank's loan portfolio, and in particular, growth in commercial loan products. The Bank's allowance methodology provides higher loss factors for commercial loan products than for residential mortgage (1-4 family) loans.

     For the year ended December 31, 1997, the provision for loan losses was $1.2 million, a decrease of $303,000, or 20.0% from the $1.5 million provision for the year ended December 31, 1996. The allowance for loan losses at December 31, 1997, as a percentage of total gross loans and as a percentage of non-performing loans was 1.00% and 123.2%, respectively, compared to 1.10% and 60.0%, respectively, at December 31, 1996. The provision for loan losses for the year ended December 31, 1996, was $1.5 million, which represents a decrease of $7.3 million, or 83.2% from the $8.8 million provision for loan losses for the year ended December 31, 1995. In 1995, management increased the allowance for loan losses to address the continued depressed California economy and real estate market and to significantly increase the Company's overall level of allowance for loan losses to over 1.00% of gross loans.

     Noninterest Income. The following table sets forth the components of noninterest income for the periods indicated.

                                                                          FOR THE SIX
                                                                             MONTHS               FOR THE YEARS
                                                                         ENDED JUNE 30,         ENDED DECEMBER 31,
                                                                        ----------------    --------------------------
                                                                         1998      1997      1997      1996      1995
                                                                        ------    ------    ------    ------    ------
                                                                                    (DOLLARS IN THOUSANDS)
Service charges on deposit accounts..................................   $  544    $  482    $  888    $  615    $  566
Commercial banking fees..............................................      565       429       977       421        92
Gain on sale of servicing rights.....................................      175       214     1,165       672       755
Gain (loss) on loan sales............................................      132      (355)     (204)      528       382
Loss on sale of securities...........................................       --      (389)     (806)     (335)       --
Gain on branch sale..................................................       --        --        --        --       656
Loan servicing income................................................      292       526       601       680       272
Miscellaneous income.................................................       24       258       473       816     1,044
                                                                        ------    ------    ------    ------    ------
  Total noninterest income...........................................   $1,732    $1,165    $3,094    $3,397    $3,767
                                                                        ------    ------    ------    ------    ------
                                                                        ------    ------    ------    ------    ------

     For the six months ended June 30, 1998, noninterest income was $1.7 million, an increase of $567,000, or 48.7% from $1.2 million for the same period of the preceding year. For the year ended December 31, 1997, noninterest income was $3.1 million, a decrease of $303,000, or 8.9% from the year ended December 31, 1996. Noninterest income in 1996 of $3.4 million decreased $370,000, or 9.8% from the $3.8 million recognized during the year ended December 31, 1995.

     The increase in noninterest income for the first six months of 1998 primarily reflects the Bank not having incurred any losses on the sale of COFI-based securities during the first half of 1998, compared with having incurred $530,000 of such losses in the corresponding period of 1997.

     The decrease in noninterest income for the year ended December 31, 1997, reflects the $806,000 loss incurred in connection with the sale of COFI-based securities pursuant to the Company's business strategy to reduce its assets tied to COFI. The $1.2 million gain on sale of servicing rights is a non-recurring gain recognized as a result of the disposition of such servicing rights in conjunction with the Bank's decision to close its mortgage banking division. Additionally, the $601,000 of loan servicing income is substantially non-recurring since substantially all of the related servicing portfolio was sold during 1997. Commercial banking fees increased to $977,000 in 1997, or 132.1% from $421,000 in 1996 as a result of the Company's business focus shift to commercial banking.

     Noninterest income for the year ended December 31, 1996 of $3.4 million is $370,000, or 9.8% less than the $3.8 million of noninterest income for the year ended December 31, 1995. The noninterest income for the year ended December 31, 1996 included $335,000 of losses incurred in conjunction with the disposal of COFI-based securities. Included in noninterest income for the year ended December 31, 1995, was a gain of $656,000 recognized in connection with the sale of a retail branch.

     Noninterest Expense. The following table sets forth the components of noninterest expense for the periods indicated.

                                                                  FOR THE SIX MONTHS            FOR THE YEARS
                                                                    ENDED JUNE 30,           ENDED DECEMBER 31,
                                                                  ------------------    -----------------------------
                                                                   1998       1997       1997       1996       1995
                                                                  -------    -------    -------    -------    -------
                                                                                (DOLLARS IN THOUSANDS)
Personnel......................................................   $ 8,247    $ 7,169    $14,087    $14,875    $12,000
Occupancy......................................................     2,447      2,306      4,811      4,754      4,355
Data processing................................................     1,180        852      2,059      1,859      1,696
Furniture and equipment........................................     1,170        979      1,902      1,814      1,357
Deposit insurance..............................................       457      1,142      1,798      3,519      3,051
SAIF recapitalization assessment...............................        --         --         --      7,716         --
Communication..................................................       201        172        400        383        317
Professional fees and contracted services......................       902        882      2,242      1,551      1,303
Foreclosed assets expense......................................       (3)        393        671        686      2,785
Miscellaneous expense..........................................     2,693      2,050      4,220      4,256      3,278
                                                                  -------    -------    -------    -------    -------
  Total noninterest expense....................................   $17,294    $15,945    $32,190    $41,413    $30,142
                                                                  -------    -------    -------    -------    -------
                                                                  -------    -------    -------    -------    -------
Efficiency ratio...............................................     66.10%     70.61%     69.33%     97.66%     92.45%
Efficiency ratio excluding SAIF recapitalization assessment....       N/A        N/A        N/A      79.46        N/A
Noninterest expenses to average assets(1)......................      2.14%      2.11%      2.08       2.74       1.98

------------------
(1) Annualized for the six months ended June 30, 1998 and 1997.

     Noninterest expense increased by $1.4 million, or 8.5%, to $17.3 million for the six months ended June 30, 1998 from $15.9 million for the six months ended June 30, 1997, primarily as a result of increases in the Commercial Banking Division staffing level, the recordation of incentive compensation accruals, and the expenses associated with the computer conversion and the name change of the Bank. Personnel expenses of $8.2 million for the first half of 1998 are $1.0 million, or 15% higher than the $7.2 million of personnel expenses for the first half of 1997. This increase resulted primarily from the additional staff which was hired to execute the commercial banking business plan and incentive compensation accruals.

     During the first half of 1998, the Bank successfully completed a core computer conversion to a system which is guaranteed to be year 2000 compliant. Total nonrecurring conversion expenses for the six months ended June 30, 1998 were $333,000.

     Noninterest expense decreased to $32.2 million, or 22.3%, for the year ended December 31, 1997 from $41.4 million for the year ended December 31, 1996, primarily as a result of the $7.7 million SAIF recapitalization assessment recognized in 1996. Deposit insurance premiums of $1.8 million for the year ended December 31, 1997 compares with $3.5 million for the year ended December 31, 1996, a decrease of 48.9% due to the Bank reaching the 'well capitalized' level. As a result of reaching this capital level, the deposit insurance premium was reduced from 16.4 basis points to 9.4 basis points on July 1, 1997. The average deposit insurance premium for 1997 was 12.9 basis points. The deposit insurance premium was further reduced to 6.4 basis points effective January 1, 1998. During 1997, the Bank began a core computer conversion to a system which provides the necessary support for the Bank's new commercial banking activities. Computer conversion related expenses were $390,000 for the year ended December 31, 1997. New equipment purchases for this conversion totaled

$1.2 million which will be amortized over a four year term commencing in 1998. As a result of the foregoing and the improved net interest margin, the efficiency ratio decreased to 69.3% in 1997 from 97.7% in 1996.

     Noninterest expense increased to $41.4 million for the year ended December 31, 1996 from $30.1 million for the year ended December 31, 1995 as a result of
(i) the $7.7 million SAIF recapitalization assessment, (ii) a $2.9 million increase in personnel expenses which was primarily the result of the establishment of the commercial banking division and three new retail branches,
(iii) an increase of $457,000 in furniture and equipment expense and $399,000 in occupancy expenses, both primarily in conjunction with the establishment of three new retail branches in 1996, and (iv) a $1.0 million increase of miscellaneous expense primarily due to additional printing and advertising expenses relating to the establishment of the commercial banking division and the establishment of merchant card services. The increase in the foregoing categories of noninterest expense during 1996 was partially offset by a $2.1 million decline in foreclosed assets expense due, in part, to the reduction in the Company's non-performing assets.

     Provision for Income Taxes. The provision for income taxes of $3.1 million and $2.7 million on the income before taxes of $7.5 million and $6.5 million for the six months ended June 30, 1998 and 1997, respectively, represents an effective tax rate of 41.1%.

     For the year ended December 31, 1997, the provision for income taxes of $5.8 million on the income before taxes of $13.1 million represents an effective tax rate of 44.2%. For the year ended December 31, 1996, the Company had a tax benefit of $177,000 on the loss before taxes of $483,000. For the year ended December 31, 1995, the Company's tax benefit was $3.4 million on the loss before taxes of $6.3 million.

     In 1997, the IRS concluded an examination of the income tax returns of the Company for the years 1993 through 1995. The audit resulted in a cash payment of $500,000, and the partial reversal of previously deferred tax assets which approximated the allowances provided by the Company for this eventuality.

FINANCIAL CONDITION

     At June 30, 1998, the Company had total assets of $1.91 billion, an increase of $348.7 million, or 22.2%, compared with $1.56 billion at December 31, 1997. At June 30, 1998, the Company had investment securities of $575.3 million, an increase of $305.2 million, or 113.0%, from December 31, 1997. At June 30, 1998, the Company had net loans of $1.26 billion, an increase of $56.8 million, or 4.73%, from $1.20 billion at December 31, 1997. Total deposits of $1.47 billion at June 30, 1998 were consistent with the balances at December 31, 1997. Borrowings at June 30, 1998 were $298 million whereas the Company had no borrowings at December 31, 1997. At June 30, 1998, the Company had guaranteed preferred beneficial interests in junior subordinated debentures of $30 million, whereas none were outstanding at December 31, 1997. At June 30, 1998, the Company had equity of $98.1 million, an increase of $35.6 million, or 56.8%, from $62.6 million at December 31, 1997.

     At December 31, 1997, the Company had total assets of $1.56 billion and total deposits of $1.47 billion. Total assets increased from $1.47 billion at December 31, 1996, and total deposits increased from $1.39 billion at December 31, 1996. At December 31, 1997, the Company had net loans of $1.2 billion, a 14.3% increase from net loans of $1.05 billion at December 31, 1996. At December 31, 1997, the Company had investment securities totaling $270.1 million compared to $343.7 million at December 31, 1996. At December 31, 1997, the Company had no borrowings while the stockholders' equity increased to $62.6 million at December 31, 1997 from $54.3 million at December 31, 1996.

     Loan Portfolio. In connection with the Bank's balance sheet restructuring, the Bank closed its mortgage banking division and ceased the origination of nonconforming mortgages for sale in the secondary market, but continued to originate conforming residential mortgages (1-4 family) primarily for portfolio retention. Residential mortgages (1-4 family) originated for sale in the six months ended June 30, 1998 aggregated $9.3 million as compared to $8.0 million, $22.4 million, $83.4 million and $87.7 million in the six months ended June 30, 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. In addition, with the creation of its commercial banking division in 1996, new emphasis was placed on the origination of commercial real estate loans and commercial business loans. Total new commitments for commercial loans originated in the six months ended June 30, 1998 were $25.8 million as compared to $15.6 million, $31.9 million and $9.9 million for the six months ended June 30, 1997 and the years ended December 31, 1997 and 1996, respectively.

     The following table shows the composition of the Bank's loan portfolio by amount and percentage of total gross loans in each major loan category at the dates indicated.

                                                                                      AT DECEMBER 31,
                                                              ---------------------------------------------------------------
                                            AT JUNE 30,
                                               1998                  1997                  1996                  1995
                                        -------------------   -------------------   -------------------   -------------------
                                          AMOUNT       %        AMOUNT       %        AMOUNT       %        AMOUNT       %
                                        ----------   ------   ----------   ------   ----------   ------   ----------   ------
                                                                       (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage
    (1-4 family)(1)...................  $  712,357    56.03%  $  691,167    56.98%  $  541,156    50.79%  $  507,121    49.45%
  Home equity.........................      15,851     1.25       16,743     1.38       10,673     1.00        1,193     0.12
  Other...............................       2,321     0.18        2,732     0.23        2,642     0.25        2,981     0.29
                                        ----------   ------   ----------   ------   ----------   ------   ----------   ------
      Total consumer..................     730,529    57.46      710,642    58.59      554,471    52.04      511,295    49.86
                                        ----------   ------   ----------   ------   ----------   ------   ----------   ------
Commercial:
  Secured by real estate--
    multi-family......................     334,228    26.29      339,257    27.97      361,591    33.93      376,398    36.70
  Secured by real estate--
    nonresidential(2).................     142,740    11.23      115,366     9.51      123,003    11.54      131,259    12.80
  Construction........................      35,810     2.82       26,603     2.19       19,892     1.87        6,612     0.64
  Commercial business.................      28,024     2.20       21,146     1.74        6,595     0.62           --       --
                                        ----------   ------   ----------   ------   ----------   ------   ----------   ------
      Total commercial................     540,802    42.54      502,372    41.41      511,081    47.96      514,269    50.14
                                        ----------   ------   ----------   ------   ----------   ------   ----------   ------
Total gross loans.....................   1,271,331   100.00%   1,213,014   100.00%   1,065,552   100.00%   1,025,564    100.0%
                                                     ------                ------                ------                ------
                                                     ------                ------                ------                ------
Net deferred loan origination costs...         820                 1,223                   816                    44
Allowance for loan losses.............     (13,207)              (12,142)              (11,682)              (13,699)
                                        ----------            ----------            ----------            ----------
Net loans.............................  $1,258,944            $1,202,095            $1,054,686            $1,011,909
                                        ----------            ----------            ----------            ----------
                                        ----------            ----------            ----------            ----------


                                               1994                  1993
                                        -------------------   -------------------
                                          AMOUNT       %        AMOUNT       %
                                        ----------   ------   ----------   ------

Consumer:
  Residential mortgage
    (1-4 family)(1)...................  $  432,045    44.33%  $  380,570    42.85%
  Home equity.........................          --       --           --       --
  Other...............................       1,474     0.15        1,929     0.22
                                        ----------   ------   ----------   ------
      Total consumer..................     433,519    44.48      382,499    43.07
                                        ----------   ------   ----------   ------
Commercial:
  Secured by real estate--
    multi-family......................     391,509    40.17      329,401    37.09
  Secured by real estate--
    nonresidential(2).................     141,995    14.57      151,061    17.01
  Construction........................       7,597     0.78       25,115     2.83
  Commercial business.................          --       --           --       --
                                        ----------   ------   ----------   ------
      Total commercial................     541,101    55.52      505,577    56.93
                                        ----------   ------   ----------   ------
Total gross loans.....................     974,620   100.00%     888,076    100.0%
                                                     ------                ------
                                                     ------                ------
Net deferred loan origination costs...      (1,402)               (2,075)
Allowance for loan losses.............      (7,550)               (8,000)
                                        ----------            ----------
Net loans.............................  $  965,668            $  878,001
                                        ----------            ----------
                                        ----------            ----------

------------------
(1) Includes $502.8 million of limited documentation loans at June 30, 1998. See 'Business--Lending Activities--Residential Mortgages (1-4 family).
(2) Includes $72.3 million, $87.5 million, $123.0 million, $131.3 million, $142.0 million, and $151.0 million of primarily COFI-based loans at June 30, 1998 and at December 31, 1997, 1996, 1995, 1994 and 1993, respectively, which were originated by the Bank during 1988 through 1992.

     The following table shows the Bank's loan originations during the periods indicated.

                                                         FOR THE SIX MONTHS
                                                           ENDED JUNE 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------    --------------------------------
                                                          1998        1997        1997        1996        1995
                                                        --------    --------    --------    --------    --------
                                                                         (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage (1-4 family)
     For sale:
       GNMA..........................................   $     --    $    759    $    759    $ 33,066    $ 33,875
       FHLMC and FNMA................................      9,327       8,033      21,675      50,319      53,819
     For portfolio:
       Fully documented loans........................      8,456       4,700       7,867      10,675       8,932
       Limited documentation loans...................    117,714      77,930     244,523     131,548     114,251
  Home equity loans..................................      2,819       8,748      13,552      24,703       4,748
  Other..............................................      1,714          --          --          --          --
                                                        --------    --------    --------    --------    --------
          Total consumer loans.......................    140,030     100,170     288,376     250,311     215,625
                                                        --------    --------    --------    --------    --------
Commercial:
  Secured by real estate--multi-family...............     15,580       4,189       7,461       7,318         842
  Secured by real estate--non-residential............     35,266      10,606      23,743       2,655         864
  Construction (1)...................................     41,693      27,217      59,569      42,166      15,737
  Commercial business................................     25,834      15,615      31,933       9,901          --
                                                        --------    --------    --------    --------    --------
          Total commercial loans.....................    118,373      57,627     122,706      62,040      17,443
                                                        --------    --------    --------    --------    --------
          Total loan originations....................   $258,403    $157,797    $411,082    $312,351    $233,068
                                                        --------    --------    --------    --------    --------
                                                        --------    --------    --------    --------    --------

------------------

(1) Includes loans in process.

     Included in the Bank's residential mortgages (1-4 family) as of June 30, 1998 and December 31, 1997, respectively, were $502.8 million and $450.5 million, or 70.6% and 65.2% of limited documentation loans. Beginning in 1993, the Bank has specialized in this loan product. Because of the less than full documentation required for such loans, the Bank has emphasized relatively small average loan size and low average loan-to-value ratios for these loans, as evidenced by an average loan balance of $166,000 and average loan-to-value ratios of 59% as of June 30, 1998.

     Since it began originating limited documentation loans, the Bank has experienced no net charge-offs with respect to such loans. At June 30, 1998, the Bank had two loans more than three payments delinquent with an aggregate principal balance of $199,000. Moreover, during the third quarter of 1997, the Bank sold $17.2 million of the limited documentation loans to test the market reception for this product. The Bank received a price in excess of par value on the sale of such loans. Notwithstanding the historical performance of this type of loan, there can be no assurance that such performance will continue.

     Total gross loans increased $57.9 million, or 4.77%, to $1.27 billion at June 30, 1998 from $1.21 billion at December 31, 1997 and 13.9%, from $1.07 billion at December 31, 1996, which was a 3.9% increase from $1.03 billion at December 31, 1995. Increases in gross loans were the result of increases in residential (1-4 family) loan production for portfolio retention and commercial business loan generation resulting from the creation of the Bank's commercial banking division in 1996.

     The following table sets forth the Bank's loan originations, purchases, sales and principal repayments and changes in deferred fees and allowance for loan losses for the periods indicated.

                                                 FOR THE SIX MONTHS
                                                   ENDED JUNE 30,            FOR THE YEARS ENDED DECEMBER 31,
                                              ------------------------    --------------------------------------
                                                 1998          1997          1997          1996          1995
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Net loans:
Balance at beginning of period.............   $1,202,095    $1,054,686    $1,054,686    $1,011,909    $  965,668
                                              ----------    ----------    ----------    ----------    ----------
  Originations.............................      258,403       157,797       411,082       312,351       233,068
  Purchases................................          217           361        44,416         7,642        16,677
  Sales....................................      (11,961)         (940)      (44,667)         (478)       (8,412)
  Principal repayments.....................     (187,950)     (123,379)     (259,109)     (275,084)     (185,016)
  Increase (decrease) in premiums,
     discounts and deferred fees...........         (403)         (156)          407           772         1,446
  Net (increase) decrease in allowance for
     loan losses...........................       (1,065)          204          (460)        2,017        (6,149)
  Transfers to real estate owned...........         (392)       (3,363)       (4,260)       (4,443)       (5,373)
                                              ----------    ----------    ----------    ----------    ----------
Balance at end of period...................   $1,258,944    $1,085,210    $1,202,095    $1,054,686    $1,011,909
                                              ----------    ----------    ----------    ----------    ----------
                                              ----------    ----------    ----------    ----------    ----------

     In 1996, management made a strategic decision to reduce its COFI-based assets and in the fourth quarter of 1996 ceased COFI-based lending. In addition, the Bank began to reduce its COFI-based loan portfolio through amortization and sales and replace it with current-index products including adjustable-rate mortgage loans and loans with an initial rate of interest for a fixed term (generally 3 to 5 years), the interest rates on which adjust annually thereafter ('intermediate fixed-rate loans'). As a result of this initiative, the Bank's COFI-based loans declined to $505.9 million at June 30, 1998 from $554.4 million, $641.9 million, and $670.7 million at December 31, 1997, 1996 and 1995, respectively.

     At June 30, 1998, total gross loans included $307.4 million of intermediate fixed-rate loans compared with $291.5 million at December 31, 1997, an increase of $15.9 million or 5.5% which was the result of the Bank continuing to emphasize the origination of intermediate fixed-rate mortgages (1-4 family). Fixed-rate loans at June 30, 1998 were $277.4 million compared with $241.5 million at December 31, 1997, an increase of 15.0% which was the result of the origination of primarily fifteen year mortgages.

     As of December 31, 1997, total gross loans included $291.5 million of intermediate fixed-rate loans compared with $224.3 million as of December 31, 1996, an increase of 30.0% which was the result of the Bank emphasizing the origination of intermediate fixed-rate residential mortgages (1-4 family) during 1997. Fixed-rate loans as of December 31, 1997 were $241.5 million compared with $176.8 million as of December 31, 1996, an increase of 36.6% which was the result of the origination of fifteen and thirty year fixed-rate loans during 1997. To better manage its interest rate risk, the Bank has ceased the origination of thirty year fixed-rate loans for portfolio retention, except on a customer accommodation basis.

     As of December 31, 1996, total gross loans included $224.3 million of intermediate fixed-rate loans, compared with $213.4 million as of December 31, 1995, an increase of 5.1%. As of December 31, 1996, total fixed-rate loans were $176.8 million as compared to $143.9 million as of December 31, 1995. As of December 31, 1996, the ARM loan portfolio was $664.4 million as compared with $668.3 million as of December 31, 1995, a decrease of 0.6%.

     The following table sets forth the contractual loan maturity of the Bank's loan portfolio at June 30, 1998. ARM loans are shown in the periods in which they reprice rather than when they become due. The table does not include the effect of future principal prepayments. The rate of loan prepayment varies from time-to-time, depending upon various factors including market interest rates.

                                                                        AT JUNE 30, 1998
                                   ------------------------------------------------------------------------------------------
                                                                                           AFTER TEN
                                                  AFTER          AFTER         AFTER         YEARS
                                                ONE YEAR      THREE YEARS    FIVE YEARS     THROUGH      AFTER
                                    WITHIN       THROUGH        THROUGH       THROUGH       TWENTY      TWENTY
                                   ONE YEAR    THREE YEARS    FIVE YEARS     TEN YEARS       YEARS       YEARS       TOTAL
                                   --------    -----------    -----------    ----------    ---------    -------    ----------
                                                                     (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage
    (1-4 family)................   $214,806     $  84,690      $ 184,664      $  9,214     $ 174,188    $44,795    $  712,357
  Home equity...................     15,851            --             --            --            --         --        15,851
  Other.........................      2,321            --             --            --            --         --         2,321
                                   --------    -----------    -----------    ----------    ---------    -------    ----------
    Total consumer..............    232,978        84,690        184,664         9,214       174,188     44,795       730,529
Commercial:
  Secured by real estate--multi-
    family......................    281,961        15,992         13,204        15,969         7,102         --       334,228
  Secured by real estate--
    nonresidential..............    112,457            30         21,106         2,249         6,898         --       142,740
  Construction..................     35,810            --             --            --            --         --        35,810
  Commercial business...........     27,451           492             --            --            --         81        28,024
                                   --------    -----------    -----------    ----------    ---------    -------    ----------
    Total commercial............    457,679        16,514         34,310        18,218        14,000         81       540,802
Total loans.....................   $690,657     $ 101,204      $ 218,974      $ 27,432     $ 188,188    $44,876     1,271,331
                                   --------    -----------    -----------    ----------    ---------    -------    ----------
                                   --------    -----------    -----------    ----------    ---------    -------
Net deferred loan origination
  costs.........................                                                                                          820
Allowance for loan losses.......                                                                                      (13,207)
                                                                                                                   ----------
Net loans.......................                                                                                   $1,258,944
                                                                                                                   ----------
                                                                                                                   ----------

     The following table sets forth at June 30, 1998 the dollar amount of loans and mortgage-backed securities contractually due or repricing after June 30, 1999 and whether such loans and securities have fixed or adjustable interest rates.

                                                                              DUE OR REPRICING AFTER JUNE 30, 1999
                                                                              ------------------------------------
                                                                               FIXED      ADJUSTABLE      TOTAL
                                                                              --------    ----------    ----------
                                                                                     (DOLLARS IN THOUSANDS)
Consumer:
  Residential mortgage (1-4 family)........................................   $220,680     $ 276,870    $  497,550
  Home equity..............................................................         --            --            --
  Other....................................................................         --            --            --
                                                                              --------    ----------    ----------
     Total consumer........................................................    220,680       276,870       497,550
Commercial:
  Secured by real estate--multi-family.....................................     38,443        13,824        52,267
  Secured by real estate--nonresidential...................................     13,536        16,747        30,283
  Construction.............................................................         --            --            --
  Commercial business......................................................        574            --           574
                                                                              --------    ----------    ----------
     Total commercial......................................................     52,553        30,571        83,124
Total loans................................................................    273,233       307,441       580,674
                                                                              --------    ----------    ----------
Mortgage-backed securities.................................................    220,574       256,122       476,696
                                                                              --------    ----------    ----------
Total loans and mortgage-backed securities.................................   $493,807     $ 563,563    $1,057,370
                                                                              --------    ----------    ----------
                                                                              --------    ----------    ----------

     Non-Performing Assets and OREO. Management generally places loans on non-accrual status when they become 90 days past due, unless they are both well secured and in the process of collection. When a loan is placed on non-accrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. Other real estate owned ('OREO') consists of real property acquired through foreclosure on the collateral underlying defaulted loans.

     The following table sets forth information regarding non-performing assets at the dates indicated.

                                                                                AT DECEMBER 31,
                                          AT JUNE 30,    --------------------------------------------------------------
                                             1998           1997          1996          1995         1994        1993
                                          -----------    ----------    ----------    ----------    --------    --------
                                                                             (DOLLARS IN THOUSANDS)
Non-accrual loans:
Consumer:
  Residential mortgage (1 to 4
    family)............................   $     5,610    $    6,131    $    7,085    $    9,366    $  6,379    $  9,656
  Home equity..........................            --            15            --            --          --          --
  Other................................            --            --            --            --          --          --
                                          -----------    ----------    ----------    ----------    --------    --------
    Total consumer.....................         5,610         6,146         7,085         9,366       6,379       9,656
                                          -----------    ----------    ----------    ----------    --------    --------
Commercial:
  Secured by real estate-multifamily...           165           904         3,496         5,673         801       1,049
  Secured by real
    estate-nonresidential..............         3,281         2,804         8,896         5,445       4,144       2,829
  Construction.........................            --            --            --            --          --       1,057
  Commercial business..................            --            --            --            --          --          --
                                          -----------    ----------    ----------    ----------    --------    --------
    Total commercial...................         3,446         3,708        12,392        11,118       4,945       4,935
                                          -----------    ----------    ----------    ----------    --------    --------
Total non-accrual loans................         9,056         9,854        19,477        20,484      11,324      14,591
Other real estate owned (OREO).........           240           412         1,619         1,803       5,023      14,415
                                          -----------    ----------    ----------    ----------    --------    --------
Total non-performing assets............   $     9,296    $   10,267    $   21,096    $   22,287    $ 16,347    $ 29,006
                                          -----------    ----------    ----------    ----------    --------    --------
                                          -----------    ----------    ----------    ----------    --------    --------
Non-performing assets to total
  assets...............................          0.49%         0.66%         1.43%         1.46%       1.07%       1.99%
Non-accrual loans to total loans.......          0.71          0.81          1.83          2.00        1.16        1.64
Non-performing assets to total loans
  and OREO.............................          0.73          0.85          1.98          2.17        1.67        3.21
Total gross loans......................   $ 1,271,331    $1,213,015    $1,065,552    $1,025,564    $974,620    $888,076
                                          -----------    ----------    ----------    ----------    --------    --------
                                          -----------    ----------    ----------    ----------    --------    --------
Gross income not recognized on
  nonaccrual loans.....................   $       106    $       64    $      172    $      487    $    224         n/a
Accruing loans contractually past due
  90 days or more......................            --            --            --            --          --          --
Loans classified as troubled debt
  restructurings but not included
  above................................            --            --            --            --          --          --

     The Bank records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings with a provision for losses on foreclosed property in the period in which they are identified. During the six months ended June 30, 1998, the Bank reduced total non-performing assets to $9.3 million from $10.3 million at December 31, 1997, a decrease of $1.0 million or 9.7%. During 1997, the Bank reduced total non-performing assets to $10.3 million as of December 31, 1997 from $21.1 million as of December 31, 1996, a reduction of $10.8 million or 51.3%. The reduction was the result of the sale of non-performing loans and the reclassification of other loans which became current and were reclassified to performing status. During the six months ended June 30, 1998, the Bank reduced OREO from $412,000 to $240,000, or 41.7%, as a result of the sale of assets. During the year ended December 31, 1997, OREO decreased from $1.6 million to $412,000, or 74.5% as a result of the disposition of the assets. At June 30, 1998, OREO consisted of four properties acquired through foreclosure with a carrying value of $240,000.

     The policy of the Bank is to review each loan in the portfolio to identify problem credits. There are four classifications for problem loans 'special mention,' 'substandard,' 'doubtful' and 'loss.' Special mention loans do not yet warrant adverse classification, but possess credit deficiencies or potential weaknesses requiring the Bank's attention. Substandard loans have one or more well-defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified 'loss' is considered uncollectible and its continuance as an asset is not warranted.

     The following table sets forth criticized loans at the dates indicated.

                                                                                  AT DECEMBER 31,
                                                 AT JUNE 30,    ---------------------------------------------------
                                                    1998         1997       1996       1995       1994       1993
                                                 -----------    -------    -------    -------    -------    -------
                                                                       (DOLLARS IN THOUSANDS)
Special mention loans.........................     $ 7,718      $ 7,182    $15,902    $ 3,066    $15,226    $11,547
Substandard and doubtful loans................      12,999       16,822     19,235     28,462     20,248     25,044
                                                 -----------    -------    -------    -------    -------    -------
     Total criticized loans...................     $20,717      $24,004    $35,137    $31,528    $35,474    $36,591
                                                 -----------    -------    -------    -------    -------    -------
                                                 -----------    -------    -------    -------    -------    -------
Total allowance for loan losses...............     $13,207      $12,142    $11,682    $13,699    $ 7,550    $ 8,000
                                                 -----------    -------    -------    -------    -------    -------
                                                 -----------    -------    -------    -------    -------    -------
Special mention loans to total loans..........        0.61%        0.59%      1.49%      0.30%      1.56%      1.30%
Substandard and doubtful loans to total
  loans.......................................        1.02         1.39       1.80       2.78       2.08       2.83
Criticized loans to total loans...............        1.63         1.98       3.30       3.07       3.65       4.13
Allowance for loan losses to substandard and
  doubtful loans..............................      101.60        72.18      60.73      48.13      37.29      31.94
Allowance for loan losses to criticized
  loans.......................................       63.75        50.58      33.25      43.45      21.28      21.86

     With the exception of the criticized loans described above, management is not aware of any other loans as of June 30, 1998 where the known credit problems of the borrower would cause management to doubt such borrower's ability to comply with their present loan repayment terms or that would result in such loans being included in the non-performing asset table above at some future date. During the first six months of 1998, the Bank employed an outside loan review firm to review the classification of its commercial loan portfolio. There were no material changes in the classifications as a result of such review.

     Management cannot predict the extent to which economic conditions in the Bank's market area may worsen or the full impact such conditions may have on the Bank's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on non-accrual status or become impaired or restructured loans or OREO in the future.

     The following table sets forth delinquencies in the Bank's loan portfolio at the dates indicated:

                                                                                                                 AT DECEMBER 31,
                                       AT JUNE 30, 1998                        AT DECEMBER 31, 1997                    1996
                            ---------------------------------------   ---------------------------------------   ------------------
                                60-89 DAYS        90 DAYS OR MORE         60-89 DAYS        90 DAYS OR MORE         60-89 DAYS
                            ------------------   ------------------   ------------------   ------------------   ------------------
                                     PRINCIPAL            PRINCIPAL            PRINCIPAL            PRINCIPAL            PRINCIPAL
                            NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE
                            ------   ---------   ------   ---------   ------   ---------   ------   ---------   ------   ---------
                                                                    (DOLLARS IN THOUSANDS)
CONSUMER:
Residential mortgages
  (1-4 family)............     3       $ 523       16      $ 2,671       6       $ 717       16      $ 3,547       9      $ 1,054
Home equity...............    --          --       --           --       2          49        1           15      --           --
Other.....................    11          18       11           20      27          35       22           44      19           29
                              --                   --                   --                   --                   --
                                     ---------            ---------            ---------            ---------            ---------
    Total consumer........    14         541       27        2,691      35         801       39        3,606      28        1,083
                              --                   --                   --                   --                   --
                                     ---------            ---------            ---------            ---------            ---------

COMMERCIAL:
Secured by real estate--
  multi-family............    --          --       --           --      --          --       --           --      --           --
Secured by real estate--
  nonresidential..........    --          --        1          740      --          --        2        2,418      --           --
Construction..............    --          --       --           --      --          --       --           --      --           --
Commercial business.......    --          --       --           --      --          --       --           --      --           --
    Total commercial......    --          --        1          740      --          --        2        2,418      --           --
                              --                   --                   --                   --                   --
                                     ---------            ---------            ---------            ---------            ---------
Total loans...............    14       $ 541       28      $ 3,431      35       $ 801       41      $ 6,024      28      $ 1,083
                              --                   --                   --                   --                   --
                              --                   --                   --                   --                   --
                                     ---------            ---------            ---------            ---------            ---------
                                     ---------            ---------            ---------            ---------            ---------


                                                          AT DECEMBER 31, 1995
                                                 ---------------------------------------

                             90 DAYS OR MORE         60-89 DAYS        90 DAYS OR MORE
                            ------------------   ------------------   ------------------
                                     PRINCIPAL            PRINCIPAL            PRINCIPAL
                            NUMBER    BALANCE    NUMBER    BALANCE    NUMBER    BALANCE
                            ------   ---------   ------   ---------   ------   ---------

CONSUMER:
Residential mortgages
  (1-4 family)............    22      $ 4,179       8       $ 310       32      $ 6,055
Home equity...............    --           --      --          --       --           --
Other.....................    12           14       9          34       12            8
                              --                   --                   --
                                     ---------            ---------            ---------
    Total consumer........    34        4,193      17         344       44        6,063
                              --                   --                   --
                                     ---------            ---------            ---------
COMMERCIAL:
Secured by real estate--
  multi-family............     1          940      --          --        2        1,872
Secured by real estate--
  nonresidential..........     6        6,054      --          --        6        3,750
Construction..............    --           --      --          --       --           --
Commercial business.......    --           --      --          --       --           --
    Total commercial......     7        6,994      --          --        8        5,622
                              --                   --                   --
                                     ---------            ---------            ---------
Total loans...............    41      $11,187      17       $ 344       52      $11,683
                              --                   --                   --
                              --                   --                   --
                                     ---------            ---------            ---------
                                     ---------            ---------            ---------

     During the six months ended June 30, 1998, delinquent residential mortgages (1-4 family) decreased to $3.2 million or 0.45% of gross residential mortgages (1-4 family) from $4.3 million or 0.62% of gross residential mortgages (1-4 family) at December 31, 1997. During the year ended December 31, 1997, delinquent residential mortgages (1-4 family) decreased from $5.2 million, or 0.97% of gross residential mortgages (1-4 family) at December 31, 1996. This compares with a decrease from $6.4 million as of December 31, 1995, or 1.26% of gross residential mortgages (1-4 family). Management attributes the reduction in delinquent loans to a general improvement in the California economy and to the greater focus by management on the reduction of delinquent loans.

     Delinquent mortgage loans secured by nonresidential real estate decreased to $740,000 at June 30, 1998 from $2.4 million at December 31, 1997 as a result of the assumption of one of the delinquent nonresidential loans by a third party. Delinquent mortgage loans secured by nonresidential real estate decreased to $2.4 million as of December 31, 1997 from $6.1 million as of December 31, 1996, or by 60.7% as a result of the sale of one delinquent loan during the period. At June 30, 1998, there were no delinquent mortgage loans secured by multi-family real estate.

     Allowance For Loan Losses. The Bank has established a formalized process for determining an adequate allowance for loan losses. This process results in an allowance that consists of two components, allocated and unallocated. The allocated component includes allowance estimates that result from analyzing certain individual loans (including impaired loans), and includes the results of analyzing loans on a pool basis. For loans that are analyzed individually, third party information such as appraisals may be used to supplement management's analysis. For loans that are analyzed on a pool basis, such as residential mortgage loans (1-4 family), management's analysis consists of reviewing delinquency trends, charge-off experience, economic conditions, current composition of the loan portfolio, regional collateral value trends, and other factors. The unallocated component of the allowance for loan losses is intended to compensate for the subjective nature of estimating an adequate allowance for loan losses, economic uncertainties, and other factors. In addition to the assessment performed by management, the Bank's loan portfolio is subject to an internal asset review function and is examined by its regulators. The results of these examinations are incorporated into management's assessment of the allowance for loan losses.

     The allowance for loan losses is increased by provisions for loan losses and reduced by charge-offs, net of recoveries. Loans are charged off to the extent they are classified as loss either internally or by the Bank's regulators. For any loan that is past due for more than 90 days, management will generally charge off the amount by which the recorded loan amount exceeds the value of the underlying collateral, unless the loan is both well-secured and in the process of collection. Recoveries of amounts that have previously been charged off are generally recorded only to the extent that cash is received.

     While management uses available evidence in assessing the adequacy of the allowance for loan losses, future additions to the allowance for loan losses will be subject to continuing evaluations of the inherent risk in the portfolio. If the economy declines or asset quality deteriorates, additional provisions for loan losses could be required. Additionally, the Bank's regulators review the adequacy of the allowance for loan losses as part of their examination process and may require the Bank to record additional provisions for loan losses based on their judgment or information available to them at the time of their examinations. Management believes that the allowance for loan losses is adequate to provide for estimated losses inherent in the Bank's loan portfolio.

     The following table sets forth information concerning the Bank's allowance for loan losses for the dates indicated:

                                             FOR THE SIX MONTHS
                                               ENDED JUNE 30,               FOR THE YEARS ENDED DECEMBER 31,
                                             ------------------    ---------------------------------------------------
                                              1998       1997       1997       1996       1995       1994       1993
                                             -------    -------    -------    -------    -------    -------    -------
                                                                      (DOLLARS IN THOUSANDS)
Allowance for loan losses:
Balance beginning of period...............   $12,142    $11,682    $11,682    $13,699    $ 7,550    $ 8,000    $ 6,979
                                             -------    -------    -------    -------    -------    -------    -------
Provision for loan losses.................     1,401        132      1,154      1,476      8,777      3,206      8,898
Charge-offs:
  Consumer:
    Residential mortgage (1-4 family).....        86        473        616        949      1,000      3,337      6,867
    Other.................................        90         98        194        227         29         51         71
                                             -------    -------    -------    -------    -------    -------    -------
      Total consumer......................       176        571        810      1,176      1,029      3,388      6,938
                                             -------    -------    -------    -------    -------    -------    -------
Commercial:
    Secured by real
      estate--multi-family................        --         13         13        783        737         76        208
    Secured by real
      estate--nonresidential..............       170        246        246      2,604        930        508      1,339
    Construction..........................        --         --         --         --         --         --         80
    Commercial business...................        --         --         --         --         --         --         --
                                             -------    -------    -------    -------    -------    -------    -------
      Total commercial....................       170        259        259      3,387      1,667        585      1,627
                                             -------    -------    -------    -------    -------    -------    -------
Total charge-offs.........................       346        830      1,069      4,563      2,696      3,972      8,565
                                             -------    -------    -------    -------    -------    -------    -------
Recoveries:
  Consumer:
    Residential mortgage (1-4 family).....        --         37         52         --         60        190        122
                                             -------    -------    -------    -------    -------    -------    -------
    Other.................................        10         15         34         33          7         10         18
                                             -------    -------    -------    -------    -------    -------    -------
      Total consumer......................        10         52         86         33         67        200        140
                                             -------    -------    -------    -------    -------    -------    -------
  Commercial:
    Secured by real estate-multi-family...        --        163         10        367         --         --         --
    Secured by real
      estate-nonresidential...............        --        279        279        670         --        115        252
    Construction..........................        --         --         --         --         --         --        233
    Commercial business...................        --         --         --         --          1          1         63
                                             -------    -------    -------    -------    -------    -------    -------
      Total commercial....................        --        442        289      1,037          1        117        548
                                             -------    -------    -------    -------    -------    -------    -------
Total recoveries..........................        10        494        375      1,070         68        316        688
                                             -------    -------    -------    -------    -------    -------    -------
Balance at end of period..................   $13,207    $11,478    $12,142    $11,682    $13,699    $ 7,550    $ 8,000
                                             -------    -------    -------    -------    -------    -------    -------
                                             -------    -------    -------    -------    -------    -------    -------
Allowance for loan losses to ending
  loans...................................      1.04%      1.05%      1.00%      1.10%      1.34%      0.78%      0.90%
Net charge-offs to average loans
  outstanding(1)..........................      0.05       0.06       0.06       0.34       0.26       0.37       0.85

------------------
(1) Annualized for the six months ended June 30, 1998 and 1997.

     During the six months ended June 30, 1998, the allowance for loan losses increased to $13.2 million from $12.1 million at December 31, 1997, or by 8.8%, due to the Bank providing additional loss provisions of $1.4 million and recording net charge-offs of $336,000. During the year ended December 31, 1997, the allowance for loan losses increased to $12.1 million from $11.7 million as of December 31, 1996, or by 3.4%, due to the Bank providing additional loan loss provisions of $1.2 million and recording net charge-offs of $694,000 during the year as California real estate values rebounded. During the year ended December 31, 1996, the allowance for loan losses decreased to $11.7 million from $13.7 million as of December 31, 1995, or by 14.6%, as a result of net charge-offs of $3.5 million during the year which was partially offset by an additional provision of $1.5 million. The $8.8 million provision for loan losses for the year ended December 31, 1995, reflected management's decision to increase the allowance for loan losses to address the continued depressed California economy and real estate market and to significantly increase the Company's overall level of loan loss allowance to over 1.00% of gross loans.

     The following table provides a summary of the allocation of the allowance for loan losses for individual loan categories at the dates indicated. The allocations presented should not be interpreted as an indication that charge-offs will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for losses that may occur within that loan category. The entire amount of the allowance for loan losses is available to absorb loan losses, irrespective of the loan category to which any potential charge-off might relate.

                                                                                            AT DECEMBER 31,
                                                                      -----------------------------------------------------------
                                                    AT JUNE 30,
                                                       1998                 1997                 1996                 1995
                                                 -----------------    -----------------    -----------------    -----------------
                                                 AMOUNT      %(1)     AMOUNT      %(1)     AMOUNT      %(1)     AMOUNT      %(1)
                                                 -------    ------    -------    ------    -------    ------    -------    ------
                                                                              (DOLLARS IN THOUSANDS)
Allocated:
Consumer:
  Residential mortgage (1-4 family)...........   $ 1,963     56.03%   $ 1,982     56.98%   $ 1,697     50.79%   $ 2,691     49.45%
  Home equity.................................       239      1.25        255      1.38        222      1.00         13      0.12
  Other.......................................       185      0.18        238      0.23         82      0.25         76      0.29
                                                 -------    ------    -------    ------    -------    ------    -------    ------
    Total consumer............................     2,387     57.46      2,475     58.58      2,001     52.04      2,780     49.86
                                                 -------    ------    -------    ------    -------    ------    -------    ------

Commercial:
  Secured by real estate--multi-family........     2,391     26.29      2,130     27.97      2,533     33.93      2,384     36.70
  Secured by real estate--nonresidential......     2,045     11.23      1,919      9.51      2,811     11.54      3,323     12.80
  Construction loans..........................       658      2.82        508      2.19        252      1.87         98      0.64
  Commercial business.........................       624      2.20        572      1.74        117      0.62         --        --
                                                 -------    ------    -------    ------    -------    ------    -------    ------
    Total commercial..........................     5,718     42.54      5,129     41.42      5,713     47.96      5,805     50.14
Other.........................................        79        --         83        --        141        --        275        --
                                                 -------    ------    -------    ------    -------    ------    -------    ------
Total allocated...............................     8,184    100.00      7,687    100.00      7,855    100.00      8,860    100.00
Unallocated...................................     5,023        --      4,455        --      3,827        --      4,839        --
                                                 -------    ------    -------    ------    -------    ------    -------    ------
    Total allowance for loan losses...........   $13,207    100.00%   $12,142    100.00%   $11,682    100.00%   $13,699    100.00%
                                                 -------    ------    -------    ------    -------    ------    -------    ------
                                                 -------    ------    -------    ------    -------    ------    -------    ------


                                                      1994                1993
                                                ----------------    ----------------
                                                AMOUNT     %(1)     AMOUNT     %(1)
                                                ------    ------    ------    ------

Allocated:
Consumer:
  Residential mortgage (1-4 family)...........  $1,512     44.33%   $1,907     42.85%
  Home equity.................................     --         --       --         --
  Other.......................................     11       0.15       16       0.22
                                                ------    ------    ------    ------
    Total consumer............................  1,523      44.48    1,923      43.07
                                                ------    ------    ------    ------
Commercial:
  Secured by real estate--multi-family........  2,307      40.17    2,055      37.09
  Secured by real estate--nonresidential......  2,693      14.57    2,753      17.01
  Construction loans..........................    259       0.78      447       2.83
  Commercial business.........................     --         --       --         --
                                                ------    ------    ------    ------
    Total commercial..........................  5,259      55.52    5,255      56.93
Other.........................................    162         --      501         --
                                                ------    ------    ------    ------
Total allocated...............................  6,944     100.00    7,679     100.00
Unallocated...................................    606         --      321         --
                                                ------    ------    ------    ------
    Total allowance for loan losses...........  $7,550    100.00%   $8,000    100.00%
                                                ------    ------    ------    ------
                                                ------    ------    ------    ------

------------------
(1) Represents percentage of gross loans outstanding in specified category to total gross loans.

     Securities. The Bank has historically maintained a securities portfolio comprised primarily of COFI-based FHLMC and FNMA securities which reprice on a monthly basis. As a result of the proceeds the Company received and made available to the Bank from the Private Offerings, the Bank purchased U.S. Government agency mortgage-backed securities, investment grade securities, investment grade municipal bonds, and investment grade residential 1-4 family mortgage-backed securities. The following table sets forth the Bank's securities portfolio on the date indicated.

                                                                                        AT DECEMBER 31,
                                                               ------------------------------------------------------------------
                                          AT JUNE 30, 1998             1997                   1996                   1995
                                        --------------------   --------------------   --------------------   --------------------
                                        AMORTIZED    MARKET    AMORTIZED    MARKET    AMORTIZED    MARKET    AMORTIZED    MARKET
                                          COST       VALUE       COST       VALUE       COST       VALUE       COST       VALUE
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                         (DOLLARS IN THOUSANDS)
Investment securities held to
  maturity:
  FHLB Note...........................  $      --   $     --   $   2,000   $  1,998   $   8,670   $  8,629   $  12,960   $ 12,873
  FHLB Note...........................         --         --       2,000      2,000       2,000      2,000       2,000      2,000
  SLMA Step-Up........................         --         --          --         --          --         --      25,000     25,000
  Other...............................         --         --          --         --       5,000      4,988       7,000      6,979
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
    Total.............................  $      --   $     --   $   4,000   $  3,998   $  15,670   $ 15,617   $  46,960   $ 46,852
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
Investment securities available for
  sale:
  SLMA step-up........................  $      --   $     --   $      --   $     --   $      --   $     --   $  10,000   $ 10,000
  Municipals..........................     23,845     23,944          --         --          --         --          --         --
  Trust preferred securities..........     73,935     74,670          --         --          --         --          --         --
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
    Total.............................  $  97,780   $ 98,614   $      --   $     --   $      --   $     --   $  10,000   $ 10,000
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
Mortgage-backed securities held to
  maturity:
  FHLMC...............................  $  45,935   $ 44,378   $  48,536   $ 46,618   $  61,629   $ 59,014   $  70,282   $ 68,503
  FNMA................................    113,859    110,318     117,184    112,788     124,710    119,221     135,432    131,462
  Other...............................     13,960     13,561      16,075     15,566      22,216     21,248      27,817     26,574
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
    Total.............................  $ 173,754   $168,257   $ 181,795   $174,972   $ 208,555   $199,483   $ 233,531   $226,539
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
Mortgage-backed securities available
  for sale:
  FNMA................................  $  84,602   $ 82,368   $  87,237   $ 84,308   $ 123,982   $119,514   $ 141,616   $138,514
  GNMA................................    120,202    120,774          --         --          --         --          --         --
  Other...............................     99,682     99,800          --         --          --         --          --         --
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
    Total.............................  $ 304,486   $302,942   $  87,237   $ 84,308   $ 123,982   $119,514   $ 141,616   $138,514
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------

     As of June 30, 1998, the aggregate amortized cost of the securities was $576.0 million and the market value was $569.8 million. Of the total $6.2 million unrealized loss on these securities, $710,000 relates to securities which are held as available-for-sale. Such unrealized losses, net of the related tax benefit of $291,000, is reflected as a reduction of stockholders' equity. The $5.5 million unrealized loss relating to the $173.8 million of securities held to maturity has not been recognized in the financial statements.

     The following table sets forth the carrying value, weighted average yields and contractual maturities of the Company's securities as of June 30, 1998.

                                                                     AT JUNE 30, 1998
                             ------------------------------------------------------------------------------------------------
                                                     AFTER ONE YEAR       AFTER FIVE YEARS
                                                         THROUGH               THROUGH
                               WITHIN ONE YEAR         FIVE YEARS             TEN YEARS          AFTER TEN YEARS      TOTAL
                             -------------------   -------------------   -------------------   -------------------   --------
                               BOOK     WEIGHTED     BOOK     WEIGHTED     BOOK     WEIGHTED     BOOK     WEIGHTED     BOOK
                             CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING
                              VALUE      YIELD      VALUE      YIELD      VALUE      YIELD      VALUE      YIELD      VALUE
                             --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Investment securities
  available for sale:
  Municipals...............    $ --        --%       $ --        --%      $   --        --%    $ 23,944     5.01%    $ 23,944
  Trust preferred
    securities.............      --        --          --        --           --        --       74,670     7.56       74,670
                             --------              --------              --------              --------              --------
    Total..................      --        --          --        --           --        --       98,614     6.94       98,614
                             --------              --------              --------              --------              --------
Mortgage-backed securities
  available for sale:
  FNMA.....................      --        --          --        --           --        --       82,368     5.92       82,368
  GNMA.....................      --        --          --        --           --        --      120,774     6.71      120,774
  Other....................      --        --          --        --           --        --       99,800     6.51       99,800
                             --------              --------              --------              --------              --------
    Total..................      --        --          --        --           --        --      302,942     6.43      302,942
                             --------              --------              --------              --------              --------
Mortgage-backed securities
  held to maturity:
  FHLMC....................      --        --          --        --           --        --       45,935     5.86       45,935
  FNMA.....................      --        --          --        --        2,343      5.75      111,516     5.69      113,859
  Other mortgage-backed
    securities.............      --        --          --        --           --        --       13,960     6.43       13,960
                             --------              --------              --------              --------              --------
    Total..................      --        --          --        --        2,343      5.75      171,411     5.80      173,754
                             --------              --------              --------              --------              --------
Total securities...........    $ --        --        $ --        --       $2,343      5.75     $572,967     6.33     $575,310
                             --------              --------              --------              --------              --------
                             --------              --------              --------              --------              --------

                             WEIGHTED
                             AVERAGE
                              YIELD
                             --------
Investment securities
  available for sale:
  Municipals...............    5.01%
  Trust preferred
    securities.............    7.56
    Total..................    6.94
Mortgage-backed securities
  available for sale:
  FNMA.....................    5.92
  GNMA.....................    6.71
  Other....................    6.51
    Total..................    6.43
Mortgage-backed securities
  held to maturity:
  FHLMC....................    5.86
  FNMA.....................    5.69
  Other mortgage-backed
    securities.............    6.43
    Total..................    5.79
Total securities...........    6.33

     Deposits. Deposits are the Bank's primary source of funding. At June 30, 1998, the Bank had a deposit mix of 75.0% in time deposits, 1.6% in money market accounts, 14.7% in passbook accounts and 8.7% in NOW and checking accounts. This compares with a deposit mix of 75.2%, 1.6%, 15.5% and 7.6% at December 31, 1997, respectively.

     The Bank obtains deposits primarily from the communities it serves. No material portion of its deposits have been obtained from or are dependent on any one person or industry. At June 30, 1998, less than 2% of the Bank's deposits were held by customers located outside the United States. In addition, as of such date, the 100 depositors with the largest aggregate average deposit balances comprised less than 10% of the Bank's total deposits. The Bank's business is not seasonal in nature. The Bank accepts deposits in excess of $100,000 from customers. Included in time deposits as of June 30, 1998, is $280.1 million, or 19.0% of total deposits, of deposits of $100,000 or greater. At June 30, 1998, the Bank had no brokered deposits.

     The following table sets forth the balances and rates paid for the major categories of deposits at the dates indicated:

                                                                                      AT DECEMBER 31,
                                                           ---------------------------------------------------------------------
                                        AT JUNE 30,
                                           1998                    1997                    1996                    1995
                                   ---------------------   ---------------------   ---------------------   ---------------------
                                                INTEREST                INTEREST                INTEREST                INTEREST
                                     AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
                                   ----------   --------   ----------   --------   ----------   --------   ----------   --------
                                                                      (DOLLARS IN THOUSANDS)
NOW and checking accounts........  $  128,079      0.70%   $  111,984      0.80%   $  106,491      0.79%   $   99,912      0.80%
Money market accounts............      23,856      3.31        20,986      2.48        22,111      2.39        25,425      2.39
Passbook accounts................     217,138      2.26       212,013      2.11       216,471      2.20       205,017      2.21
Time deposits....................   1,105,197      5.11     1,124,004      5.20     1,048,052      4.95       981,250      5.50
                                   ----------              ----------              ----------              ----------
Total............................  $1,472,270      4.28    $1,468,987      4.38    $1,393,125      4.17    $1,311,604      4.57
                                   ----------              ----------              ----------              ----------
                                   ----------              ----------              ----------              ----------

     The average cost of deposits during the six months ended June 30, 1998 was 4.40% as compared to 4.26% for the same period in the previous year. The average cost of deposits was 4.38%, 4.37% and 4.57% during the years ended December 31, 1997, 1996 and 1995, respectively. At June 30, 1998, the Bank's average rate paid on deposits was 60 basis points lower than the COFI index.

     The following table presents, by various categories, the amount of time deposit accounts as of June 30, 1998 and the time to maturity of the time deposit accounts outstanding at June 30, 1998.

                                                            PERIOD TO MATURITY FROM JUNE 30,
                                                      --------------------------------------------
                                                                         ONE THROUGH
CERTIFICATE ACCOUNTS                                  WITHIN ONE YEAR    THREE YEARS    THEREAFTER    AT JUNE 30, 1998
---------------------------------------------------   ---------------    -----------    ----------    ----------------
                                                                 (DOLLARS IN THOUSANDS)
3.99% or less......................................     $    44,406        $    --         $ --          $   44,406
4.00% to 4.99%.....................................         259,509             --           --             259,509
5.00% to 5.99%.....................................         763,915         19,438          810             784,163
6.00% to 6.99%.....................................          16,868              1          100              16,969
7.00% to 7.99%.....................................              --             --           --                  --
Over 8.00%.........................................             145             --            5                 149
                                                      ---------------    -----------    ----------    ----------------
                                                        $ 1,084,843        $19,439         $916          $1,105,197
                                                      ---------------    -----------    ----------    ----------------
                                                      ---------------    -----------    ----------    ----------------

     At June 30, 1998, the Bank had $280.1 million in certificate accounts in amounts of $100,000 or more maturing as follows:

MATURITY PERIOD
--------------------------------------------------------------           AMOUNT
                                                                 ----------------------
                                                                 (DOLLARS IN THOUSANDS)
Three months or less..........................................          $106,622
Over 3 through 6 months.......................................            50,564
Over 6 through 12 months......................................           118,082
Over 12 months................................................             4,812
                                                                     -----------
  Total.......................................................          $280,080
                                                                     -----------
                                                                     -----------

     Other Borrowings. The following table sets forth certain information regarding the short-term borrowings of the Bank at or for the dates indicated.

                                                             AT OR FOR THE SIX
                                                                   MONTHS           AT OR FOR THE YEAR ENDED
                                                               ENDED JUNE 30,             DECEMBER 31,
                                                             ------------------   ----------------------------
                                                               1998      1997      1997      1996       1995
                                                             --------   -------   -------   -------   --------
                                                                          (DOLLARS IN THOUSANDS)
FHLB of San Francisco advances:
  Average balance outstanding..............................  $ 46,927   $18,335   $11,176   $33,973   $ 29,278
  Maximum amount outstanding at any month-end period.......   298,000    20,000    24,000    53,935    128,600
  Balance outstanding at end of period.....................   298,000        --        --        --    128,600
  Weighted average interest rate during the period.........      5.68%     5.53%     5.55%     6.02%      6.58%
  Weighted average interest rate at end of period..........      5.64        --        --        --       5.90
  Weighted average remaining term to maturity at end of
     period (in years).....................................         7        --        --        --         --
Securities sold under agreements to repurchase:
  Average balance outstanding..............................  $     95   $10,743   $ 5,375   $15,819   $165,040
  Maximum amount outstanding at any month-end during the
     period................................................        --     9,750        --    74,400    246,500
  Balance outstanding at end of period.....................        --        --        --        --         --
  Weighted average interest rate during the period.........      5.79%     5.42%     5.47%     6.31%      6.36%
  Weighted average interest rate at end of period..........        --        --        --        --         --
  Weighted average remaining term to maturity at end of
     period (in years).....................................        --        --        --        --         --

     The Bank maintains a secured credit facility with the FHLB of San Francisco against which advances may be made. The terms of this credit facility require the Bank to maintain in safekeeping with the FHLB of San Francisco eligible collateral of at least 100% of outstanding advances. At June 30, 1998, the Bank had

$298 million of advances outstanding. At December 31, 1997 and 1996, there were no advances outstanding. At June 30, 1998, credit availability under this facility was approximately $64 million. Although the Bank eliminated its outside borrowings in 1996, the Bank has utilized borrowings as a funding source in conjunction with its strategy of leveraging the proceeds from the Private Offerings, consistent with its asset and liability objectives and the maintenance of its status as a 'well capitalized' institution for regulatory capital purposes. As of June 30, 1998, the Bank had borrowed $298 million from the FHLB in conjunction with the leverage strategy, of which $202 million were long-term and $96 million were overnight borrowings. Included in the long-term advances of $202 million were $17 million which were fixed-rate for ten years and $185 million which were for ten years but contained provisions that the FHLB could, at their option, terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates.

     Liquidity. Maintenance of adequate liquidity requires that sufficient resources be available at all times to meet the cash flow requirements of the Company. Liquidity in a financial institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. A financial institution may achieve desired liquidity from both assets and liabilities. Cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales are sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are sources of liquidity.

     At June 30, 1998, the Bank had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans and securities of $243.7 million. Certificates of deposit which are scheduled to mature within one year totaled $1.08 billion at June 30, 1998. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments.

     The Company reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Company maintains adequate sources of liquidity to meet its needs. The Bank's level of liquidity exceeded the applicable regulatory guidelines as of June 30, 1998 and December 31, 1997 and 1996.

     Market Risk and Net Portfolio Value. Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

     The principal objective of the Company's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Company seeks to minimize the vulnerability of its operations to changes in interest rates. The Company's Board of Directors reviews the Company's interest rate risk position quarterly. The Company's Asset/Liability Committee is comprised of the Company's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Company's net interest margin, the market value of the portfolio and the effect that changes in interest rates will have on the Company's portfolio and the Company's exposure limits.

     The Company utilizes the following strategies to manage interest rate risk:
(i) origination and retention of intermediate fixed-rate and adjustable-rate mortgage loans; (ii) sale of substantially all fixed-rate mortgage loans with terms of thirty years without recourse; and (iii) origination of prime-based commercial loans. The Company currently participates in hedging programs, interest rate swaps and caps or other activities involving the use of off-balance-sheet derivative financial instruments, to mitigate interest rate risk.

     The Company's interest sensitivity is monitored by management through the use of a model which estimates the change in the Company's net portfolio value ('NPV') over a range of interest rate scenarios. NPV is defined as the current market value of assets, minus the current market value of liabilities, plus or minus the current value of off-balance-sheet items. Current market values are estimated through cash flow-based methodologies. The change in NPV measures an institution's vulnerability to changes in interest rates by estimating the change in the market value of an institution's assets, liabilities and off-balance-sheet contracts in response to an instantaneous change in the general level of interest rates.

     As market interest rates decrease, the average maturities of the Bank's loans (and securities) shorten as a result of accelerated prepayment speeds, causing a relatively moderate increase in the value of such assets. The relatively minor movements in the repricing of the Bank's deposit accounts in a downwardly moving interest rate environment result in the value of deposits decreasing at a more rapid speed than the assets increase in value.

     The following table lists the Bank's percentage change in NPV assuming an immediate change of plus or minus of up to 400 basis points from the level of interest rates at June 30, 1998. All assets presented in this table are held-to-maturity or available-for-sale. At June 30, 1998, the Bank had no trading securities.

                                                                                        NET PORTFOLIO VALUE
                   CHANGE IN INTEREST RATES IN BASIS POINTS                       --------------------------------
                                 (RATE SHOCK)                                      AMOUNT     $ CHANGE    % CHANGE
-------------------------------------------------------------------------------   --------    --------    --------
                                                                                       (DOLLARS IN THOUSANDS)
 400...........................................................................   $ 89,231    (84,890 )      -49
 300...........................................................................    116,162    (57,959 )      -33
 200...........................................................................    138,855    (35,267 )      -20
 100...........................................................................    158,037    (16,085 )       -9
   0...........................................................................    174,122         --         --
(100)..........................................................................    171,413     (2,709 )       -2
(200)..........................................................................    162,220    (11,902 )       -7
(300)..........................................................................    145,810    (28,312 )      -16
(400)..........................................................................    123,091    (51,031 )      -29

     As market interest rates rise, the average maturities of the Bank's loans (and securities) lengthen as a result of decreasing prepayment speeds. Given the COFI concentration within the Bank's loan and securities portfolios and the lag effect of movements in the COFI index, the value of these assets decreases when market rates rise. Decreases in the value of the loans and securities occur at a more rapid rate in the model than increases in the value with respect to the Bank's deposits. The value of the increase in the Bank's deposits increases slowly in an increasing interest rate environment due to the high concentration of time deposits within the Bank's deposit base for which the deposit terms are generally one year or less.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Accordingly, although the NPV measurement and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

YEAR 2000 COMPLIANCE

     Introduction. Similar to other financial institutions, the operations of the Bank are particularly sensitive to potential problems arising from the inability of many existing computer hardware and software systems and associated applications to process accurately information relating to any two-digit 'date field' entries referring to the year 2000 and beyond. Many existing systems are constructed to read such entries as referring to dates beginning with '19,' rather than '20.' This set of issues is generally referred to as the 'Year 2000' problem. The Federal Financial Institutions Examination Council (the 'FFIEC'), through the bank regulatory agencies, has issued compliance guidelines requiring financial institutions to develop and implement plans for addressing Year 2000 issues relevant to their operations.

     State of Readiness. The Bank has implemented a detailed Year 2000 plan, as required by the FFIEC guidelines, to evaluate Year 2000 compliance of its computer systems and the equipment which supports the operations of the Bank. Also included in this Year 2000 plan is a detailed review of the readiness of the Bank's service providers, vendors, major fund providers, major borrowers and companies with which the Bank has material investments. As of September 13, 1998, the Bank has met all current target objectives of the Year 2000 plan, and management believes that it will continue to meet all future target objectives in accordance with the terms of the plan.

     Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing generally. In conjunction with its conversion to a commercial banking charter, the Bank installed a new core computer system which was compatible with the Bank's commercial banking business needs. This commercial banking data processing system is run in a service bureau environment by one of the leading national vendors of data processing services for banks. The vendor of the new core system is executing its Year 2000 readiness plan in cooperation with the Bank. Management expects the new core banking system to be Year 2000 compliant.

     In addition to its core computer system, the Bank is reliant on financial accounting and mortgage loan origination systems that are computer-based, and thus vulnerable to the Year 2000 issues. The Bank is in the process of installing new financial accounting and mortgage loan origination systems which are Year 2000 compliant. The Bank's mortgage loan servicing system is run in a service bureau environment by a large national vendor of data processing services. The Bank has renewed its contract with the vendor. The renewal contract obligates the vendor to have its system Year 2000 compliant by the end of 1998.

     As a result of the new core computer system and the new financial accounting and mortgage loan origination systems, management believes that it has resolved the Year 2000 issues with respect to the most critical computer systems and applications. Management is in the testing or remediation phase with respect to equipment that is Year 2000 sensitive, which includes equipment containing embedded microprocessors or other technology related to the recognition of dates. The Bank expects to complete its Year 2000 conversion by June 30, 1999.

     Because of the substantial progress made by the Bank towards its Year 2000 conversion, the Bank does not anticipate that any additional significant changes will be required or that the Year 2000 issue will pose significant operational problems for the Bank. However, if the necessary changes are not made or completed in a timely fashion or unanticipated problems arise, the Year 2000 issue may take longer for the Bank to address and may have a material impact on the Bank's financial condition and results of operations.

     In addition to its extensive interaction with major service providers, the Bank has had initial communications with other vendors, major fund providers, major borrowers and companies with which the Bank has material investments, to evaluate their Year 2000 compliance plans and state of readiness and to determine the extent to which the Bank's systems may be affected by the failure of others to remediate their own Year 2000 issues. To date, however, the Bank has received only preliminary feedback from such parties and has not independently confirmed any information received from other parties with respect to Year 2000 issues. As such, there can be no assurance that such other parties will complete their Year 2000 conversion in a timely fashion or will not suffer a Year 2000 business disruption that may adversely affect the Bank's financial condition and results of operations.

     Costs to Address the Year 2000 Issue. The Bank implemented its new core banking system because of the change in its business focus to commercial banking. The commercial banking products offered by the Bank were not supported by the software applications offered as part of the Bank's prior data processing platform. Additionally, the vendor that ran the Bank's prior data processing platform indicated that it would not support that data processing platform beyond 1998, and in fact service quality had begun to deteriorate in 1997. The new financial accounting system is being installed as a result of the vendor for the former system notifying the Bank of its intention to cease supporting the software beyond 1998. The new mortgage loan origination system was purchased to replace the existing system with a lower cost software solution.

     The implementation of these new systems is consistent with the closure of the Bank's mortgage banking division, its emphasis on portfolio lending within its niche market, and its commercial banking focus. In each case, the system conversions were being made for business reasons that were unrelated to the Year 2000 issues and did not contribute to the direct cost of Year 2000 compliance. Nevertheless, these system replacements are all Year 2000 compliant and therefore automatically address that issue. The additional costs to achieve Year 2000 compliance are currently estimated to be $500,000, and are not expected to have a material financial impact on the Bank. The Bank intends to fund such costs from its operations. However, as the Bank progresses with its Year 2000 conversion and implements the necessary changes to its systems, certain additional costs may be identified. There can be no assurance that such additional costs will not have a material adverse effect on the Bank's financial condition and results of operations.

     Risks of Year 2000 Issues. To date, the Bank has not identified any system which presents a material risk of not being Year 2000 ready in a timely fashion or for which a suitable alternative cannot be implemented. However, as the Bank progresses with its Year 2000 conversion, the Bank may identify systems which do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. Additionally, if the Bank's commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to the Bank could be adversely affected. The failure of the Bank to identify systems which require Year 2000 conversion that are critical to the Bank's operations or the failure of the Bank or others with which the Bank does business to become Year 2000 ready in a timely manner could have a material adverse impact on the Bank's financial condition and results of operations. Moreover, to the extent that the risks posed by the Year 2000 problem are pervasive in data processing and transmission and communications services worldwide, the Bank cannot predict with any certainty that its operations will remain materially unaffected after January 1, 2000 or on dates preceding this date at which time post-January 1, 2000 dates become significant within the Bank's systems.

     Contingency Plans.  The Bank has two types of contingency plans:
Remediation and Business Interruption. Remediation Plans are designed to mitigate the risks associated with the failure to successfully complete renovation, validation and implementation of mission-critical systems. Business Interruption Plans are plans of action to ensure the ability of the Bank to continue functioning as a business entity in the event of unanticipated systems failures at critical dates prior to, on, and after the Year 2000.

     Remediation Plan. The Bank's Year 2000 conversion is expected to be completed prior to any potential disruption to the Bank's business. However, the Bank is developing Year 2000 remediation contingency plans for mission-critical systems. These plans would be invoked in the event of anticipated failures of particular Year 2000 projects or sub-projects. Such plans may involve the designation of alternate vendors and would essentially constitute replacement of the current Year 2000 remediation path with an alternate one. Remediation plans will be built in succeeding stages of detail and this process may, if management deems appropriate, be halted at any point where the success of the base project is clearly predictable. If the results of testing of the Bank's systems are not satisfactory, remediation contingency plans will be invoked for mission-critical systems, no later than the conclusion of testing, which is expected to be April 9, 1999.

     Business Interruption Plan. These plans would be invoked if unanticipated Year 2000 problems occur in production, similar to scenarios in Disaster Recovery Plans. 'Swat Teams' will be established for mobilization in case of emergencies that threaten the viability of the Bank, and require that certain resources be available immediately for utilization. The Bank has begun preparation of these plans, will continue to fine-tune them, train staff to carry them out, and test them.

     The discussion above contains certain forward-looking statements. The costs of the Year 2000 conversion, the date which the Bank has set to complete such conversion and the possible risks associated with the Year 2000 issue are based on the Bank's current estimates and are subject to various uncertainties that could cause the actual results to differ materially from the Bank's expectations. Such uncertainties include, among others, the success of the Bank in identifying systems that are not Year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems, the availability of qualified personnel, consultants and other resources, and the success of the Year 2000 conversion efforts of others.

                                    BUSINESS

MARKET AREA

     The Bank concentrates on marketing its services in the San Francisco Bay area (which includes Oakland), and the Sacramento/Stockton and Los Angeles metropolitan areas with a particular focus on areas with a high concentration of ethnic Chinese. The ethnic Chinese markets within the Bank's primary market area have experienced rapid growth in recent periods. According to 1990 Census data, management believes there were an estimated 2.7 million Asian and Pacific Islanders residing in California, and approximately 70% of this population were in the middle and upper income brackets. Based on 1995 and 1996 demographic data, management believes there were 200,000 Asian and Pacific Islanders living in San Francisco County, which represented approximately 30% of the total population. In addition, the Bank recently opened a commercial banking office in Pasadena, California to take advantage of the opportunities in the Los Angeles metropolitan area, particularly in the ethnic Chinese market. Management has tailored its products and services to meet the financial needs of these growing Asian and ethnic Chinese communities within its market area. Management believes that this approach, combined with the extensive ties of its management and Board of Directors to the growing Asian and ethnic Chinese communities, provides the Bank an advantage in competing for customers in its market area. The Bank is the largest financial institution focused on serving the ethnic Chinese market within California.

HISTORICAL OPERATIONS

     The Bank historically engaged in the origination of residential mortgages (1-4 family) which were pooled and sold in the secondary market, with loan servicing rights retained, and the servicing of loans for the Federal Home Loan Mortgage Corporation ('FHLMC'), the Federal National Mortgage Association ('FNMA'), the Government National Mortgage Association ('GNMA') and private investors. From time to time, the Bank sold its loan servicing rights and also purchased agency servicing rights as part of its mortgage banking division operations. The Bank also originated residential mortgages (1-4 family), multi-family mortgages and commercial real estate mortgages for portfolio retention. In addition, since 1993, the Bank has specialized in limited documentation residential mortgage (1-4 family) lending. Furthermore, because the Bank does not retain a large volume of fixed-rate mortgages in its permanent portfolio for interest rate risk considerations, and since the production of ARMs has been insufficient to provide adequate balance sheet growth, the Bank has historically relied heavily on loan and securities purchases to complement its asset base. In 1993, mortgage-backed securities represented approximately one-third of the Bank's assets.

     Historically, the Bank maintained a heavy concentration of ARM assets whose interest rates were based on COFI. Since adjustments in COFI generally lag behind market interest rate changes, COFI-based assets can reduce net interest margins during periods of rapidly increasing deposit and borrowing interest rates. The Bank experienced such effect in 1994-1995 when its net interest margin decreased as the COFI adjusted upward more slowly than the cost of the Bank's deposits and borrowings. During the period from 1990 to 1994, the value of California real estate collateral declined and the Bank experienced significant loan losses on a portion of its real estate loans. In 1995, the Bank's allowance for loan losses was increased from 0.78% of total loans to over 1.00% of total loans. This action was due to a combination of a depressed California economy and real estate market and to significantly increase the Company's overall level of allowance for loan losses to over 1.00% of gross loans. The resulting $8.8 million charge to income, coupled with the diminished interest income resulting from the 1995 COFI-lag effect resulted in a net loss of $2.9 million in 1995. During 1996, the Company's net interest income improved by 35.3% to $39.0 million primarily as a result of the Bank's COFI-based assets becoming fully indexed and the correction of the COFI-lag impact.

BALANCE SHEET RESTRUCTURING

     In recent years, the mortgage banking industry has been highly competitive and, combined with the availability of more efficient delivery systems through brokers and the Internet, the industry has experienced shrinking profit margins and reduced loan servicing values. Higher levels of prepayment activity resulting from a lower interest rate environment and the willingness of lenders to offer mortgage loans with no points and, in many cases, no fees, have reduced servicing values. To respond to these market factors and to improve the long-term prospects of the Bank, the Bank took the following measures:

     COFI Asset Reduction. In the fourth quarter of 1996, to improve its net interest margin, the Bank ceased all COFI-based mortgage lending and began to reduce the Bank's COFI-based mortgage-backed securities portfolio. From December 31, 1996 to June 30, 1998, COFI-based loans have been reduced from 60.2% of the Bank's total gross loan portfolio to 39.8%. From December 31, 1996 to June 30, 1998, total COFI exposure has been reduced from 64.9% of the Bank's interest-earning assets to 40.2%.

     Closure of Mortgage Banking Division. In 1997, the Bank closed its mortgage banking division and ceased the origination of non-conventional mortgages for sale in the secondary market and sold its agency loan servicing portfolio. While the Bank no longer engages in this activity, the Bank continues to originate conventional residential mortgage loans for portfolio retention and conforming mortgages for resale in the secondary market through its retail branch network. See 'Business--Lending Activities--Residential Mortgages (1-4 family).'

     Reduced Non-Performing and Non-Interest Earning Assets. The Bank reduced its non-performing assets from $22.3 million as of December 31, 1995 to $9.3 million as of June 30, 1998.

     Reduced Mismatched Borrowings. The Bank reduced its predominantly high cost LIBOR-based borrowings (which were mismatched with COFI-based assets) from $265.3 million at the beginning of 1995 to zero at December 31, 1996 and 1997. At June 30, 1998, the Bank had $298 million of borrowings which were entered into in conjunction with the leveraging strategy to fund the purchase of fixed-rate assets with scheduled maturities ranging from fifteen to thirty years. Of the $298 million in borrowings, $202 million had scheduled maturities of ten years, of which $185 million contained provisions that the FHLB could, at their option, terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates, and $17 million of fixed-rate advances. The remaining $96 million of advances were short-term. Also included in the leveraging strategy was the purchase of $200 million of LIBOR-based interest rate caps to protect the Bank from a reduction in net interest income in the event of an increase in market interest rates.

IMPLEMENTATION OF STRATEGY

     In conjunction with the implementation of the balance sheet restructuring described above which returned the Bank to profitability in 1996, excluding the one-time SAIF recapitalization assessment, to further improve the Bank's long-term prospects and to take advantage of the Bank's significant deposit market share and the potential cross-selling opportunities to the ethnic Chinese and Asian communities within its market area, the Board of Directors adopted a business strategy to shift the primary business focus of the Bank from a traditional thrift to a full service commercial bank. To implement its business strategy, the Bank took the actions and adopted the initiatives described below.

     Management. The Bank realigned management responsibilities and hired commercial banking officers and SBA business banking officers with lending experience in the Bank's market area. The management changes included the following:

          o President. In January 1998, Thomas S. Wu became the Bank's President and Chief Executive Officer and was charged with the responsibility of implementing the shift of the Bank's focus to commercial banking services and products. Prior to that appointment Mr. Wu was the Executive Vice President and Director of the Bank as of September 25, 1997. Mr. Wu was Senior Vice President and Director of Retail Banking from 1992 to 1996 and also served the Bank as Vice President, Regional Manager, of its Southern California Retail Banking Division from 1991 to 1992.

          o Head of Commercial Banking Division. In January 1996, Sylvia Loh was appointed Head of the Bank's commercial banking division which was formally established in 1996. Ms. Loh has over twenty years of commercial banking and trade finance experience with major financial institutions, including administrative and managerial experience in overseeing over 26 branches. She also has experience working with the United States EXIM Bank and has had extensive exposure in the ethnic Chinese markets as well as the Pacific Rim region. She also is a past President of the Association of Asian American Bankers from 1996 to 1997.

          o Chief Credit Officer. In January 1997, William T. Goldrick was appointed Senior Vice President and Chief Credit Officer to provide technical expertise to formulate the Bank's commercial lending policies and procedures. He has over 41 years of commercial bank credit experience and is responsible for the Bank's regulatory compliance.

     Established Commercial Banking Division. In 1996, to take advantage of the opportunities in the Bank's targeted markets, the Bank established its commercial banking division to offer an array of commercial bank services and products to its customers particularly focused on the ethnic Chinese communities. Since its establishment, the commercial banking division has originated approximately $110.1 million in commercial loan commitments and had $98.7 million in outstanding loans as of June 30, 1998. As of June 30, 1998, the division had a current committed pipeline of approximately $129 million. To support its commercial banking activities, the Bank acquired a commercial banking data processing system to replace a system designed for thrift institutions. The new system provides customer profitability reports, account analysis and other commercial banking management tracking and reporting mechanisms. The installation of this new system was completed in February 1998. The Bank installed software to enhance commercial real estate loan marketing and development. The PC based system provides key information on substantially all commercial real estate transactions in the Bank's market area in California. The software provides information instrumental to identifying lending and refinancing opportunities, screening potential credit opportunities and evaluating collateral values to facilitate efficient solicitation of borrowers and related depository relationships from commercial and multi-family property owners. The Bank opened a commercial, construction and SBA lending office in Pasadena, California during the second quarter of 1998. In addition to other personnel, the Bank has hired a team of three experienced SBA business banking officers to staff the Pasadena office. These officers were previously affiliated with one of the leading lenders focusing on SBA lending to Asians.

     Core Deposit Solicitation. To further develop the Bank's core deposit base, the Bank is evaluating the establishment of mini-branches in or adjacent to Asian supermarkets in selected target market areas. By continuing to emphasize multilingual services at its ATMs, through its telephone banking system and by its customer service and loan officers, the Bank expects to continue to further its presence in the Asian, and specifically the ethnic Chinese, markets in California. At June 30, 1998, less than 2% of the Bank's deposits were held by customers located outside of the United States. In addition, as of such date, the 100 depositors with the largest aggregate average deposit balances comprised less than 10% of the Bank's total deposits. The Bank also expects to increase its business accounts as its commercial lending portfolio grows and correspondent accounts are established.

     Capital Enhancement. At December 31, 1997 the Company's stockholders' equity was $62.6 million or 4.0% of total assets. In April 1998, the Company completed the Private Offerings. Following the Private Offering, the Company's stockholders' equity increased to $98.1 million at June 30, 1998 and the Company's consolidated Tier I capital increased from $63.9 million at December 31, 1997 to $128.2 million at June 30, 1998. See 'Supervision and Regulation--Bank Holding Company and Bank Regulation--The Bank--Capital Requirements.'

     Leverage Strategy. As a result of the proceeds raised by the Private Offerings, the Bank designed and implemented a plan to leverage such proceeds through the purchase of U.S. Government agency mortgage-backed securities, investment grade securities, investment grade municipal bonds and investment grade residential mortgage (1-4 family) securities. The plan specifies that such purchases will be funded primarily through intermediate and long-term secured borrowings, advances from the FHLB and from cash made available from the proceeds. The plan, which is consistent with the Bank's asset and liability management policy, further specifies that certain interest rate caps are to be purchased to reduce the Bank's exposure to increasing market interest rates. Total assets to be purchased pursuant to the plan are approximately $337 million. As of June 30, 1998 the Bank had purchased $325 million of such assets which were funded with $96 million of short-term borrowings, $202 million of long-term borrowings and the balance was funded with cash. As of June 30, 1998, the Bank had purchased $200 million of LIBOR-based interest rate caps to hedge the assets. The average spread on such assets is in the range of 110 basis points to 120 basis points, including the amortization of the interest rate caps.

     Charter Conversion. In the first quarter of 1998, the Bank changed its name to United Commercial Bank to reflect the Bank's new emphasis on providing commercial banking services to its customers. The Bank converted to a California-chartered commercial bank and the Company became a bank holding company on July 31, 1998. Following the conversions, the Bank's primary regulator is the California Department of Financial Institutions and the Company's primary regulator is the Federal Reserve Bank of San Francisco.

     As a result of the measures taken to effect the Bank's shift in its primary business focus from mortgage banking to commercial banking, and the implementation of its strategic initiatives, management believes that the Bank is and will continue to be well positioned to take advantage of the opportunities in its market area and particularly in the growing ethnic Chinese market in California.

CURRENT BANKING SERVICES

     Through its network of retail branches, the Bank provides a wide range of personal and commercial banking services to small-and medium-sized businesses, business executives, professionals and other individuals. The Bank offers multilingual services to all of its customers in English, Cantonese and Mandarin. The Bank offers a variety of deposit products which includes the traditional range of personal and business checking and savings accounts, time deposits and individual retirement accounts, as well as a wide range of specialized services, including international trade services for business clients, travelers' checks, safe deposit boxes and Master Card and Visa merchant deposit services.

     The Bank engages in a full complement of lending activities, including residential and commercial real estate, construction, commercial, trade finance, account receivables, inventory, working capital and SBA loans. In addition to the origination of residential mortgages, the Bank provides loans to small and medium-sized developers for the construction of resale housing and interim real estate loans primarily for construction of single-family residences. The Bank provides commercial loans for working capital and expansion and account receivables and inventory financing to small and medium size businesses with annual revenues that generally range from $500,000 to $20.0 million. The Bank provides short-term trade finance facilities for terms of less than one year to U.S. importers, exporters and manufacturers. The Bank also generates loans which are guaranteed by the SBA, which loans are generally working capital loans secured by inventories and receivables, and commercial real estate loans secured by real property. The Bank's commercial borrowers are engaged in a wide variety of manufacturing, wholesale trade and service businesses.

LENDING ACTIVITIES

     Underwriting and Credit Administration. The Bank's lending activities are guided by the basic lending policies established by the Board of Directors. The Bank's lending policy requires that loans must meet minimum underwriting criteria. Lending authority is granted to officers of the Bank on a limited basis. Loan requests exceeding individual officer approval limits are approved by the President. All commercial loans are generally ratified by the Credit Review Committee. Loans in excess of $2.0 million are generally ratified by the Board of Directors.

     The Bank's credit administration function includes an internal asset credit quality review. In addition, all commercial loans over $100,000 are reviewed by an outside credit review agency comprised of former bank regulators with an emphasis in credit review. The President, Chief Credit Officer and Chief Financial Officer meet biweekly to review delinquencies, non-performing assets, classified assets and other pertinent information to evaluate credit risk within the Bank's loan portfolio. The information reviewed by this group is submitted to the Board of Directors bimonthly.

     Loan Portfolio. At June 30, 1998, approximately $712.4 million, or 56.0% of the Bank's gross loan portfolio was in residential mortgages (1-4 family), $334.2 million or 26.3% of gross loans was in multi-family mortgages, $142.7 million or 11.2% of gross loans was in commercial real estate loans, $35.8 million or 2.8% of gross loans was in construction loans, $15.9 million or 1.2% of gross loans was in home equity loans and $28.0 million or 2.2% of gross loans was in commercial business loans.

     Residential Mortgages (1-4 family). The Bank offers fixed-rate and adjustable rate mortgage loans which include intermediate fixed-rate loans secured by residential mortgages. Substantially all such loans are secured by properties located in the Bank's primary market area. Residential mortgage loan originations are obtained through the Bank's two delivery networks: the retail branches and the wholesale lending department. In 1997 and the first half of 1998, approximately 41% of all residential mortgage loans were originated by the Bank's retail branches. The retail branches originate loans by salaried personnel through customer contact, referral and solicitation. The wholesale lending department originates loans with commissioned loan officers through loan brokers. The Bank originates both fully documented loans for which income and assets are verified with third parties, as well as loans for which the borrower's stated income and assets are relied upon without independent verification. The Bank specializes in a limited documentation mortgage loan product which serves a particular niche of borrowers willing to pay a premium, in the form of higher interest rates, and provide larger down payments in exchange for more expedient loan processing by virtue of providing less documentation.

     The Company underwrites one- to four-family residential mortgage loans to the specific criteria of the program under which the loan is originated. The residential originations are primarily for portfolio retention and are underwritten to the Bank's program guidelines. Such guidelines differ from FNMA and/or FHLMC guidelines with respect to factors such as, but not limited to, loan amounts and specific loan documentation. Accordingly, such loans are not saleable to these agencies. The Company has sold portfolio loans in the secondary market from time to time to assess the saleability of its portfolio loans. Based upon such sales, management believes that its one- to four-family residential portfolio loans could be readily sold in the secondary market if management elected to do so. The Company continues to underwrite loans to FNMA and FHLMC guidelines which are sold from time to time in the secondary market for inclusion in FNMA and/or FHLMC pools.

     The Bank's underwriting guidelines for loan origination require: (i) for fully documented loans, up to 80% loan to value ('LTV') for loan amounts up to $700,000 and up to 70% LTV for loan amounts up to $800,000; (ii) for limited documentation loans with no income verification, up to 80% LTV for loan amounts up to $600,000 and up to 65% LTV for loan amounts up to $800,000; (iii) for low documentation loans with no income or asset verification, up to 80% LTV for loan amounts up to $450,000 and up to 60% LTV for loan amounts up to $800,000. A borrower's employment and financial information are verified through third parties and examination of paycheck stubs, bank statements and tax returns. The Bank obtains appraisals from licensed appraisers approved by the credit review committee.

     At June 30, 1998, the Bank had approximately 4,290 loans secured by residential mortgages (1-4 family), which totaled $712.3 million in the aggregate; as of such date, the Bank's average loan balance with respect to residential mortgages (1-4 family) amounted to approximately $166,100. Of the Bank's residential mortgages (1-4 family) at June 30, 1998: $221.4 million, or 31.1% consisted of fixed-rate loans; $214.1 million, or 30.1% consisted of ARMs with an adjustment date in one year or less; and $276.9 million, or 38.8% consisted of intermediate fixed-rate loans. The Bank's fixed-rate mortgage loans are made for terms of 15 years or 30 years. The 30 year, fixed-rate loans are generally sold in the secondary market on a servicing released basis. Fixed-rate mortgage loans are originated with due on sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Bank's consent. The Bank currently originates 30 year, fixed-rate loans for portfolio retention only on a customer accommodation basis. The Bank currently offers a variety of ARM loan programs with interest rates fixed for six months and which adjust semi-annually thereafter. Intermediate fixed-rate loans have interest rates fixed for three or five years and adjust annually thereafter. The Bank's ARM loans generally provide for periodic (not more than 2%) and lifetime (not more than 6%) caps on the increase or decrease in interest rates over the life of the loan. The interest rate adjustment on ARM loans currently made by the Bank is indexed to the one-year U.S. Treasury CMT Index.

     Beginning in 1993, the Bank has specialized in the origination of limited documentation residential mortgages (1-4 family). As of June 30, 1998, $502.8 million, or 70.6% of the Bank's residential mortgages (1-4 family) were comprised of limited documentation loans. Because of the less than full documentation required for such loans, the Bank has emphasized relatively small average loan size and low average loan-to-value ratios for these loans, as evidenced by an average loan balance of $165,600 and average loan-to-value ratios of 59% as of June 30, 1998. Approximately 34% of such loans in the first half of 1998 were originated through the Bank's retail branches.

     Since it began originating limited documentation loans in 1993 the Bank has experienced no net charge-offs with respect to such loans. At June 30, 1998, the Bank had two loans more than three payments delinquent with an aggregate principal balance of $199,000. Moreover, during the third quarter of 1997, the Bank sold $17.2 million of the limited documentation loans to test the market reception for this product. The Bank received a price in excess of par value on the sale of such loans. Notwithstanding the historical performance of this type of loan, there can be no assurance that such performance will continue.

     The Bank previously offered a variety of adjustable-rate programs, which provided for interest rates which adjusted periodically based on COFI. In the fourth quarter of 1996, the Bank ceased all COFI-based mortgage lending. Nevertheless, at June 30, 1998, $146.0 million or 20.5% of the Bank's residential mortgage (1-4 family) loan portfolio consisted of COFI-based loans.

     Commercial Lending-Generally. The Bank has recently established a commercial banking division and has hired experienced commercial lending officers. The Bank also has installed software to identify, market and develop potential commercial real estate lending opportunities in its market area. The Bank also offers an array of commercial loan products catering primarily to the needs of its Chinese ethnic community. Set forth below is a description of the types of commercial loans offered by the Bank.

     Multi-family Mortgages. The Bank originates multi-family mortgages which are generally secured by five to 36 unit residential buildings. Loans secured by residential buildings in excess of 36 units are underwritten pursuant to the Bank's underwriting standards with respect to commercial real estate loans. Substantially all of the Bank's multi-family loan originations are secured by properties located in the Bank's primary market area. The Bank underwrites multi-family mortgages by obtaining full credit information on the borrower and through independent verification of the borrower's income and assets. The borrower's ability to effectively manage the multi-family property and ability to assume the financial responsibility of the debt service obligation in the event of unforeseen expenses or increased vacancy are also taken into consideration in the underwriting process. In making its assessment of the creditworthiness of the borrower, the Bank generally reviews the financial statements, employment and credit history of the borrower, as well as other related documentation. The Bank's current program criteria for multi-family originations generally provide for debt service coverages of 1.15x or greater and LTV's of 75% or less. The Bank currently offers fixed-rate and ARM multi-family mortgages. The Bank's ARM multi-family loans are fixed for six months and thereafter adjust semi-annually based upon the LIBOR index. Multi-family loans are generally amortized over 30 years with balloon payments in 10 or 15 years.

     As of June 30, 1998, the Bank had approximately 819 multi-family mortgages with an aggregate outstanding principal balance of $334.2 million. As of such date, the Bank's average loan balance with respect to multi-family mortgages amounted to approximately $408,100. As of June 30, 1998, $287.9 million, or 86.1% of these loans consisted of adjustable-rate loans with COFI-based interest rates. In order to avoid an over concentration in multi-family mortgages, the Bank limits its total multi-family mortgage exposure to not more than 35% of total loans. As of June 30, 1998, the Bank had a 26.3% concentration in multi-family mortgages. As a result of the Bank's limitations, market competition and alternative investment opportunities, the Bank has not originated a significant volume of multi-family mortgages during the three years ended December 31, 1998. During the first six months of 1998, the Bank began to refocus on the origination of multifamily mortgage loans and originated $15.6 million during this period.

     Commercial Real Estate Construction. The Bank originates construction loans for the development of single-family residences, multi-family and commercial properties. Such loans are made primarily to experienced builders and developers known to the Bank in its primary market area. As of June 30, 1998, the Bank had approximately 86 outstanding construction loans with an aggregate outstanding principal balance of $35.8 million. As of such date, the Bank's average loan balance with respect to construction loans amounted to $416,400.

     Construction loans are originated in amounts up to 80% of the lesser of the appraised value of the property, as improved, or the sales price. Proceeds for construction loans are disbursed on a percentage of completion basis or as construction thresholds are met. Generally, if the borrower is a corporation or partnership, guarantees by the principals are required. Construction loans are adjustable and tied to the prime rate. Generally, the term of construction loans is for one year, with a one year renewal option, if necessary.

     Construction financing generally involves a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. The risk of loss on a construction loan is dependent largely upon the property's value at completion of the construction compared to the estimated cost, including interest, of construction. If the estimate of value proves to be inaccurate, the Bank may be confronted with a completed project, having a value which is insufficient to assure full repayment.

     Commercial Real Estate Non-Residential Mortgages. The Bank originates medium-term commercial real estate loans secured by commercial or industrial buildings where the properties are either used by the owner for business purposes ('owner-user properties') or have income derived from tenants ('investment properties'). The Bank solicits potential borrowers through: (i) its new database software system, which provides key information on substantially all commercial real estate loans in its primary market in California, (ii) referrals from its branches, (iii) direct solicitation of borrowers and real estate brokers by the commercial banking lending officers, and (iv) referrals from existing borrowing customers. Upon identification of a prospective borrower, the Bank then makes a preliminary estimate of the value of the property based upon the location, age, type of property and market rent. For owner-user properties, the Bank may use market rent information from such borrowers for its cash flow analysis. A proposal letter summarizing the tentative terms of the prospective loan is then submitted to the borrower for acceptance, at which time the non-refundable fee is paid to the Bank. This pre-screening process helps the Bank control appraisal costs by reducing the number of appraisals ordered for loans that ultimately are not approved. Upon acceptance of the proposal, the Bank then performs property appraisal and environmental surveys. The Bank's underwriting practices generally require the principal balance of the loan to be no more than 65% of the stabilized appraised value of the underlying real estate collateral. Commercial real estate loans are typically secured by first deeds of trust, generally have terms of no more than seven to ten years and are amortized up to 25 years. Although substantially all of the commercial real estate loans currently being originated have interest rates that adjust with changes in the prime rate or have fixed-rate terms of up to five years, the Bank previously offered commercial real estate loans with interest rates which adjusted periodically based on COFI.

     At June 30, 1998, the Bank had approximately 147 commercial real estate loans with an aggregate principal balance of $142.7 million. As of such date, the average balance with respect to the Bank's commercial real estate loans amounted to $971,000. As of June 30, 1998, of the Bank's $142.7 million of commercial real estate loans, $72.1 million, or 50.5% consisted of COFI-based loans. The Bank's underwriting practice also generally requires that the properties securing commercial real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least
1.35. The Bank's loan documentation usually provides the Bank with the right to call the loan in the event that the debt service coverage ratio falls below 1.35x. The Bank generally requires that all commercial real estate loans made to corporations, partnerships and other business entities be personally guaranteed by the principals. The Bank utilizes tax returns to review and verify the income stream of the borrower. Loan documentation is reviewed by the Bank's in-house legal department. Such documentation typically requires annual financial statements and rent rolls of a borrower to determine covenant compliance.

     During the six months ended June 30, 1998, the Bank originated $35.3 million of commercial real estate loans. During the years ended December 31, 1997, 1996 and 1995, the Bank originated $23.7 million, $2.7 million and $864,000 of commercial real estate loans, respectively. Management believes it will originate $125.0 million of commercial real estate loans during 1998. Through June 30, 1998, the Bank had in its pipeline $98.4 million of commercial real estate loans. Notwithstanding the foregoing, no assurance can be made that the Bank will achieve its year-end projections or that all of the commercial real estate loans in the Bank's pipeline as of June 30, 1998, will close.

     Loans secured by commercial real estate properties are generally larger and involve a greater degree of risk than residential mortgages (1-4 family). Because payments on loans secured by commercial real estate properties are generally dependent on successful operation or management of the properties, repayment of such loans is subject to a greater extent than the repayment of residential mortgages on the then prevailing conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting standards and in the first half of 1998, the Bank employed an outside loan review firm to assist management with respect to internal asset review of the Bank's commercial loans, including its commercial real estate loans.

     Commercial Business Loans. The Bank provides commercial business loans to customers for working capital purposes and to finance equipment, account receivables and inventory. Working capital loans are generally subject to annual review, and equipment loans have terms up to five years. Interest rates on these loans are generally based on the prime rate. Working capital loan advances are generally made against security interests in inventory and account receivables, and equipment loans are secured by the underlying equipment. When appropriate, the Bank may require additional collateral on such loans and may further secure the indebtedness with a lien on real estate. In many cases, personal guarantees are obtained as additional security.

     During the six months ended June 30, 1998, the Bank originated $25.8 million of commercial loans. During the years ended December 31, 1997, 1996 and 1995, the Bank originated $31.9 million, $9.9 million and $0 of commercial business loans, respectively. Management believes it will originate $55.0 million of commercial business loans during 1998 (not including SBA loans). Through June 30, 1998, the Bank had in its pipeline $21.1 million of commercial business loans (not including SBA loans). Notwithstanding the foregoing, no assurance can be made that the Bank will achieve its year-end projections or that all of the commercial business loans in the Bank's pipeline as of June 30, 1998, will close.

     Unlike consumer residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. The Bank currently utilizes the unaffiliated firm referenced above to assist management with respect to internal asset review of the Bank's commercial business loans.

     The Bank provides commercial lines of credit to small- and medium-sized companies to finance their accounts receivable and inventory on a short term basis (less than one year) and/or to finance their equipment and working capital on a long term basis (over one year).

     Short term financing is structured to enable the borrower to complete its trade cycle from purchase of inventory to collection of receivables. As such, the credit line may also include an option for the issuance of letters of credit to overseas suppliers/sellers in order for the borrower to obtain inventory. Pursuant to such letters of credit, the Bank extends credit to the borrower by providing assurance, to the borrower's foreign suppliers, that payments will be made upon shipment of goods. Upon shipment of goods and when the letters of credit are negotiated by the foreign suppliers, the borrower's inventory is financed by the Bank under the pre-approved line of credit facility.

     The underwriting criteria of such short term trade financings often depends on the quality of the borrowers' inventory and their accounts receivables. As a general rule, inventory should not be held for more than 60 days, and accounts receivables should not extend beyond 90 days. Total credit exposure (outstanding loans plus letters of credit) under the line of credit are monitored monthly by using a borrowing base formula of up to 80% against eligible receivables aged up to 90 days, and up to 50% against eligible inventory with or without limits. Aside from the established base formula, the borrower's overall financial condition is considered, such as consistency in revenue streams, gross margins, expense ratios, and net income. Another important underwriting criteria is the adequacy of the borrower's capital in relation to the financial growth it seeks to achieve. A company with a leverage ratio below 2.5:1 is acceptable to the Bank.

     Fixed assets, such as machinery and equipment, provide long term financial benefits to the borrowers. Accordingly, loans for these types of financings are structured for a term longer than one year. Repayment of the loans are structured to match the income generated over the life expectancy of the assets. As such, the underwriting criteria is dependent upon the amount of cash flow (income plus depreciation) the borrower has available to service debt based on a full amortization schedule, usually between five to seven years. The maximum amount financed on capital assets is approximately 70% of its value. Similar to trade finance credits, financial evaluation of revenue, profitability, expense ratios and capital adequacy are made in considering this type of credit for approval.

     The Bank originates and funds loans qualifying for guarantees issued by the SBA. The SBA currently guarantees from 75% to 80% of the principal and accrued interest of such loans. Loans are provided to eligible applicants or small businesses to finance working capital, the purchase of equipment or real estate. Depending upon the use of loan proceeds, the loan term may range from seven to twenty-five years. The Bank typically requires that SBA loans be secured by inventories and receivables or if commercial real estate is being financed, secured by real property. Primary underwriting criteria are historical cash flow to demonstrate repayment capability, experienced business management and adequate collateral to secure the requested credit. Typically, the SBA prefers that the applicant inject at least 30%-33% cash (equity) into the transaction. The Bank's benefits in originating loans under this program include limited credit exposure for the Bank as a result of the SBA guaranty, increased Bank revenues by selling the guaranteed portion of the loan through the secondary market at a premium, and gaining 'Preferred Lender Program' status with the SBA by producing volume and quality credits while serving the financial needs of small business communities.

     During the six months ended June 30, 1998, the Bank originated $2.5 million of SBA loans. Management believes it will originate approximately $20.0 million of SBA loans during 1998. Through June 30, 1998, the Bank had in its pipeline $9.4 million of SBA loans. Notwithstanding the foregoing, no assurance can be made that the Bank will achieve its year-end projections or that all of the SBA loans in the Bank's pipeline as of June 30, 1998 will close.

     Consumer Loans. The Bank's consumer loan portfolio is substantially comprised of home equity lines of credit which are secured by residential real estate. These lines of credit generally consist of floating rate loans, tied to the prime rate.

DEPOSITS

     The Bank's deposits are obtained primarily from ethnic Chinese households, small and medium-sized businesses owned by ethnic Chinese, and ethnic Chinese business executives, professionals and other individuals. The Bank offers the traditional range of depository products provided by commercial banks. Rates paid on deposits vary depending on the deposit size, the term of deposit, and the type of deposit. The Bank sets its deposit rates based on deposit needs and market competition. As of June 30, 1998, less than 2% of the Bank's deposits were held by customers located outside the United States. In addition, as of such date, the 100 depositors with the largest aggregate average deposit balances comprised less than 10% of the Bank's total deposits. As of June 30, 1998, the Bank's weighted average cost of deposits was 4.28%, which was 60 basis points less than the COFI. The Bank does not solicit brokered deposits.

COMPETITION

     The banking and financial services business in California generally, and in the Bank's market area specifically, is highly competitive. The increasingly competitive environment results from changes in regulation, changes in technology and product delivery systems, and the consolidation among financial services providers. The Bank competes for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than the Bank. To compete with the other financial services providers, the Bank relies on local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs.

     The Bank competes for deposits from the ethnic Chinese markets with other banks serving the Asian community in California. The Bank believes that it has two major competitors that are targeting the ethnic Chinese market. Such institutions have branch locations in many of the same neighborhoods as the Bank, provide similar loan, savings and financial services, and market their services in similar Asian publications and media in California.

EMPLOYEES

     At June 30, 1998, the Bank had 338 full-time equivalent employees. None of the employees are covered by a collective bargaining agreement. The Bank considers its employee relations to be satisfactory.

PROPERTIES

     The Bank owns the facility that is located at 711 Van Ness Avenue, San Francisco, California which serves as the Company's and the Bank's headquarters. The Bank leases all of its remaining branch facilities under noncancelable operating leases, many of which contain renewal options and some of which have escalation clauses. The Bank's branch offices are set forth below:

                                                                                                 TOTAL DEPOSITS AT JUNE
                                                                                                        30, 1998
OFFICE LOCATION                                                         LEASE EXPIRATION DATE    ----------------------
---------------------------------------------------------------------   ---------------------    (DOLLARS IN THOUSANDS)
Alhambra
1211 East Valley Blvd.
Alhambra, CA 91801...................................................   October 2001                    $ 44,097
Artesia
11809 Artesia Blvd.
Artesia, CA 90701....................................................   May 2003                          51,414
Balboa
3555 Balboa Street
San Francisco, CA 94121..............................................   March 1999                        37,234
Citrus Heights
7803 Madison Ave #650
Citrus Heights, CA 95610.............................................   February 1999                         (1)
Clement
498 Clement Street
San Francisco, CA 94118..............................................   March 2004                       123,666
Cupertino
20510 Stevens Creek Blvd.
Cupertino, CA 95014..................................................   March 2001                        30,137
Daly City
246 Skyline Plaza
Daly City, CA 94015..................................................   November 2002                      2,760
Freeport
4790 Freeport Blvd.
Sacramento, CA 95822.................................................   April 2009                        56,883
Fremont
34420 Fremont Blvd., Suite F
Fremont, CA 94555....................................................   January 1999                      32,179
Fresno
1320 East Shaw Avenue, Suite 160
Fresno, CA 93710.....................................................   December 1998                         (2)
Geary
6001 Geary Blvd.
San Francisco, CA 94121..............................................   September 1999                    21,743
Irvine
15333 Culver Dr., #670
Irvine, CA 92604.....................................................   May 2001                          18,437

                                                  (table continued on next page)

                                                                                                 TOTAL DEPOSITS AT JUNE
                                                                                                        30, 1998
OFFICE LOCATION                                                         LEASE EXPIRATION DATE    ----------------------
---------------------------------------------------------------------   ---------------------    (DOLLARS IN THOUSANDS)
Irving
2219 Irving Street
San Francisco, CA 94122..............................................   October 1999                    $ 23,621
Kearny
900 Kearny Street
San Francisco, CA 94133..............................................   November 2011                     46,298
Los Angeles Chinatown
951 No. Broadway
Los Angeles, CA 90012................................................   February 2001                     46,734
Montebello
863 N. Wilcox Avenue
Montebello, CA 90640.................................................   April 2002                            (3)
Monterey Park
419 No. Atlantic Blvd., #101
Monterey Park, CA 91754..............................................   November 2003                     90,469
Noriega
1301 Noriega Street
San Francisco, CA 94122..............................................   August 2005                       78,954
Oakland
367 Eighth Street
Oakland, CA 94607....................................................   February 1999                    143,945
Oakland-Webster
800 Webster Street
Oakland, CA 94607....................................................   September 2007                    62,539
Pasadena
199 South Los Robles, Suite 780
Pasadena, CA 91101...................................................   June 2003                             (4)
Paso Robles
825 Riverside Ave., Suite #2
Paso Robles, CA 93446................................................   January 2001                          (5)
Rowland Heights
1015 S. Nogales St., #102
Rowland Heights, CA 91748............................................   June 1999                         44,212
San Francisco Chinatown
1066 Grant Avenue
San Francisco, CA 94133..............................................   September 2003                   199,900
San Francisco Van Ness
711 Van Ness Avenue
San Francisco, CA 94102..............................................   Company-owned                     61,880
San Francisco Stockton
1318 Stockton Street
San Francisco, CA 94133..............................................   July 2003                         62,330

                                                  (table continued on next page)

                                                                                                 TOTAL DEPOSITS AT JUNE
                                                                                                        30, 1998
OFFICE LOCATION                                                         LEASE EXPIRATION DATE    ----------------------
---------------------------------------------------------------------   ---------------------    (DOLLARS IN THOUSANDS)
San Jose
1663 Lundy Avenue, Suite D
San Jose, CA 95131...................................................   January 2001                    $ 35,333
San Mateo
27 East Fourth Avenue
San Mateo, CA 94401..................................................   November 2000                     16,378
Stockton
146 E. Market Street
Stockton, CA 95202...................................................   December 1998                     26,127
Temple City
5607 N. Rosemead Blvd.
Temple City, CA 91780................................................   September 2001                   117,000

------------------
(1)  Facility is a spot construction lending center that does not take deposits.
(2)  Facility is a construction lending center that does not take deposits.
(3)  Facility is a homeowners center that does not take deposits.
(4)  Facility is a commercial loan center that does not take deposits.
(5)  Facility is a SBA Loan office that does not take deposits.

     The Bank believes its present facilities are adequate for its present needs. However, the Bank may acquire additional properties if needed due to business expansion. The Bank believes that, if necessary, it could secure suitable alternative facilities without adversely affecting operations.

LEGAL PROCEEDINGS

     The Bank is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Bank's operations or financial condition.

                           SUPERVISION AND REGULATION

INTRODUCTION

     Bank holding companies and commercial banks engaged in the commercial banking business are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of the Company and the Bank The description below does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

RECENT LEGISLATIVE DEVELOPMENTS

     The Financial Services Act of 1998, introduced in March 1998, would allow securities firms, insurance companies and commercial banks to merge under a holding company structure. Among other things, the bill would expand the Federal Reserve's regulatory authority over these financial institutions. The Company is unable to predict whether this bill or any other such legislation will be enacted, what the provisions of such final legislation may be, or the extent to which the legislation would restrict, disrupt or otherwise have a material effect on its operations.

BANK HOLDING COMPANY AND BANK REGULATION

     The Company. As a registered bank holding company, the Companyis subject to regulation under the Bank Holding Company Act of 1956, as amended (the 'BHCA') and the regulations promulgated by the Federal Reserve Board pursuant thereto. Holdings is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of the Company and its non-bank subsidiaries. The Company is a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the DFI.

     The Federal Reserve Board could require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of a banking subsidiary such as the Bank. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company would be required to file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital.

     The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank (other than the Bank) or bank holding company. Prior approval of the Federal Reserve Board would also be required for the merger or consolidation of the Company and another bank holding company.

     The Company is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, can engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board would be required to consider whether the performance of such activities by the Company or an affiliate could reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. In 1996, the Budget Act of 1996 (the 'Budget Act') eliminated the requirement that bank holding companies seek Federal Reserve Board approval before engaging de novo in permissible nonbanking activities listed in Federal Reserve Board Regulation Y, which governs bank holding companies, if the holding company and its lead depository institution are well managed and well capitalized and certain other criteria specified in the statute are met. For purposes of determining the capital levels at which a bank holding company shall be considered well capitalized under this section of the Budget Act and Regulation Y, the Federal Reserve Board adopted, as a rule, risk-based capital ratios (on a consolidated basis) that are the same as the level set for determining that a state member bank is well capitalized under the provisions established under the prompt corrective action provisions of federal law. See '--Prompt Corrective Action.'

     Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary bank(s) and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board policy that in serving as a source of strength to its subsidiary bank(s), a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary bank(s) during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary bank(s). A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary bank(s) will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

     Transactions with Affiliates. The Company is a bank holding company and as such is subject to the FRB regulations, examination, supervision and reporting requirements As an insured institution and a subsidiary of a bank holding company, the Bank is subject to restrictions in its dealings with companies that are 'affiliates' of the Company under the Federal Reserve Act.

     The Bank's transactions with its affiliates are subject to the limitations set forth in Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act and Regulation O adopted by the Federal Reserve Board. Affiliates are defined as any company that controls or is under common control with an institution. Under
Section 23A, the Company is an 'affiliate' of the Bank. Sections 23A and 23B require that covered transactions and certain other transactions with affiliates be on terms and conditions consistent with safe and sound banking practices or on terms comparable to similar transactions with non-affiliated parties, and impose quantitative restrictions on the amount of and collateralization requirements on covered transactions. 'Covered transactions' generally include loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate (except as may be exempted by order or regulation), and certain other transactions. In addition, a bank is prohibited from extending credit to an affiliate (other than a subsidiary of the institution), unless the affiliate is engaged only in activities that the Federal Reserve Board has determined, by regulation, to be permissible for bank holding companies. Sections 22(g) and 22(h) of the Federal Reserve Act impose limitations on loans and extensions of credit from an institution to its executive officers, directors and principal stockholders and each of their related interests.

     The Bank. The Bank is a California state-chartered commercial bank, and is subject to primary supervision, periodic examination and regulation by the Commissioner of the California DFI (the 'Commissioner') and the FDIC. If, as a result of an examination of a Bank, either of these Bank regulatory agencies should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the bank regulatory agency. Such remedies include the power to enjoin 'unsafe or unsound' practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate a bank's deposit insurance, which would result in a revocation of the Bank's charter. The Bank was not the subject of any such actions by the OTS in the past.

     Safety and Soundness Standards. The FDIC and the Federal Reserve Board have adopted final guidelines establishing standards for safety and soundness, as required by FDICIA. These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance funds. The standards relate to:
(i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and
(vi) compensation, fee and benefits. If the FDIC or the Federal Reserve Board determine that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. In the event the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency. The FDIC or the Federal Reserve Board agencies have promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses;
(iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

     Capital Requirements. The FDIC has adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. The Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank's 'risk-based capital ratio.' Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

     These guidelines divide a bank's capital into two tiers. The first tier ('Tier I') includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). Supplementary ('Tier II') capital includes, among other iterms, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of 8%, of which at least 4% must be Tier I capital.

     In addition, the FDIC has established regulations prescribing a minimum Tier I leverage ratio (Tier I capital to adjusted total assets as specified in the regulations). These regulations provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest examination rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The FDIC may, however, set higher leverage and risk-based capital requirements on individual institutions when particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels. At June 30, 1998, the Bank's tangible and core capital ratios were 6.56% and the risk-based capital ratio was 13.61%.

     In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also have issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

     Insurance of Accounts. The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

     Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to achieve and maintain a ratio of insurance reserves to total insured deposits equal to 1.25%. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve level in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ('FICO') to recapitalize the predecessor to the SAIF.

     In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule ranging from 0-27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank, could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President of the United States signed into law the Funds Act which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the 'SAIF Special Assessment'). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996, and is generally tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $7.7 million on a pre-tax basis and $4.5 million on an after-tax basis.

     The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000, or the date the BIF and SAIF are merged.

     As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0-27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18-27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis.

     The Bank's assessment rate, effective as of January 1, 1997, was reduced to 0.164% based upon its current risk classification, and the regular premium paid for 1997 was $1.8 million. As discussed in further detail under 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Noninterest Expenses,' the Bank's deposit insurance premium has been reduced to 6.4 basis points, effective as of January 1, 1998.

     The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Prompt Corrective Action. The federal banking regulators have established capital levels for institutions to implement the 'prompt corrective action' provisions of the FDICIA which require certain supervisory actions against undercapitalized institutions. Based on these capital levels, insured institutions will be categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. The FDICIA requires federal banking regulators to take prompt corrective action to solve the problems of those institutions that fail to satisfy their applicable minimum capital requirements. The level of regulatory scrutiny and restrictions imposed become increasingly severe as an institution's capital level falls.

     A 'well capitalized' institution must have risk-based capital of 10% or more, leverage capital ratio of 5% or more and Tier 1 risk-based capital (based on the ratio of core capital to risk-weighted assets) of 6% or more and may not be subject to any written agreement, order, capital directive, or prompt corrective action directive. As of December 31, 1997 and thereafter, the Bank was a well capitalized institution under the definitions. An institution will be categorized as 'adequately capitalized' if it has total risk-based capital of 8% or more, Tier 1 risk-based capital of 4% or more, and generally a leverage capital ratio of 4% or more and does not meet the definition of 'well capitalized;' 'undercapitalized' if it has total risk-based capital of less than 8%, or Tier 1 risk-based capital of less than 4%, or generally a leverage ratio of less than 4%; 'significantly undercapitalized' if it has total risk-based capital of less than 6%, or Tier 1 risk-based capital of less than 3%, or leverage capital of less than 3%; and 'critically undercapitalized' if it has a ratio of tangible equity to total assets that is equal to less than 2%.

     In the case of an institution that is categorized as 'undercapitalized,' such an institution must submit a capital restoration plan to the FDIC. An undercapitalized depository institution generally will not be able to acquire other banks or thrifts, establish additional branches, pay dividends, or engage in any new lines of business unless consistent with its capital plan. A 'significantly undercapitalized' institution will be subject to additional restrictions on its affiliate transactions, the interest rates paid by the institution on its deposits, the institution's asset growth, compensation of senior executive officers, and activities deemed to pose excessive risk to the institution. Regulators may also order a significantly undercapitalized institution to hold elections for new directors, terminate any director or senior executive officer employed for more than 180 days prior to the time the institution became significantly undercapitalized, or hire qualified senior executive officers approved by the regulators. The FDICIA provides that an institution that is 'critically undercapitalized' must be placed in conservatorship or receivership within 90 days of becoming categorized as such unless the institution's regulator and the FDIC jointly determine that some other course of action would result in a lower resolution cost to the institution's insurance fund.

     Potential Enforcement Actions. Commercial banking organizations, such as the Company and the Bank, and their institution-affiliated parties, may be subject to potential enforcement actions by the Federal Reserve Board, the FDIC and/or the Commissioner for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency for unsafe or unsound practices in conducting their businesses. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of the Bank), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution affiliated parties, and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDICIA. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company. Neither the Company nor the Bank has been subject to any such enforcement actions.

     Federal Home Loan Bank System. The Bank is a member of the FHLB system, which consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. The Bank, as a member of the FHLB of San Francisco, is required to acquire and hold shares of capital stock in the FHLB of San Francisco in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the close of each calendar year, or 5% of its borrowings from the FHLB of San Francisco (including advances and letters of credit issued by the FHLB on the Bank's behalf). The Bank is currently in compliance with this requirement, with a $14.9 million investment in stock of the FHLB of San Francisco as of June 30, 1998.

     The FHLB of San Francisco makes advances to members in accordance with policies and procedures periodically established by the Federal Housing Finance Board and the Board of Directors of the FHLB of San Francisco. Currently outstanding advances from the FHLB of San Francisco are required to be secured by a member's shares of stock in the FHLB of San Francisco and by certain types of mortgages and other assets. The FIRREA further limited the eligible collateral in certain respects. Interest rates charged for advances vary depending on maturity, the cost of funds to the FHLB of San Francisco and the purpose of the borrowing. As of June 30, 1998, there were $298.0 million in outstanding advances from the FHLB of San Francisco to the Bank.

     Federal Reserve System. The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally required that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve 'discount window,' but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

     Community Reinvestment Act. Under the Community Reinvestment Act (the 'CRA'), as implemented by FDIC regulations, an institution has a continuing and affirmative obligation consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulators, in connection with its examination of a financial institution, to assess the institution's record of meeting the credit needs of its community and to take such records into account in its evaluation of certain applications. As a state chartered bank, the Bank is subject to the fair lending requirements and reporting obligations involving home mortgage lending operations of the CRA. The FIRREA amended the CRA to require public disclosure of an institution's CRA rating and to require that the federal regulators provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system in lieu of the existing five-tiered numerical rating system. Based upon OTS examinations in 1996 and 1998, the Bank's CRA ratings were 'outstanding.'

     Loans-to-One-Borrower Limitations. The FIRREA provided that loans-to-one-borrower limits applicable to national banks apply to other depository institutions. Generally, under current limits, loans and extensions of credit outstanding at one time to a single borrower shall not exceed 15% of the bank's unimpaired capital and unimpaired surplus. Loans and extensions of credit fully secured by certain readily marketable collateral may represent an additional 10% of unimpaired capital and unimpaired surplus. As of June 30, 1998, the Bank was in compliance with the loans-to-one-borrower limitations.

     Interstate Banking and Branching. Under the Interstate Branching Act, a bank holding company that is adequately capitalized and managed may obtain approval under the BHCA (via merger) to acquire (via merger) an existing bank located in another state without regard to state law. A bank holding company is not permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks or bank holding companies. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law, except that a state may not impose more than a five-year age requirement.

     The Interstate Branching Act also permits mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Branching Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

     Under the Interstate Branching Act, the extent of a commercial bank's ability to branch into a new state will depend on the law of the state. California has adopted an early 'opt in' statute under the Interstate Branching Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets; although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Branching Act and the California branching statute allows out-of-state banks to enter and compete in the markets in which the Bank operates.

                     MANAGEMENT OF THE COMPANY AND THE BANK

     In accordance with the respective bylaws of the Company and the Bank, the Boards of Directors of the Company and the Bank consists of seven members. The directors of the Company have been elected to the following classes: one class of directors, consisting of Messrs. Fell and McMeekin, has a term expiring at the annual meeting of stockholders in 1999; the second class, consisting of Messrs. Downing and Lam, has a term of office expiring at the annual meeting of stockholders in 2000; and the third class, consisting of Messrs. Wong and Wu, has a term of office expiring at the annual meeting of stockholders in 2001. The remaining vacancy is expected to be filled by the Board of Directors of the Company and the Bank in the near future. There are no arrangements or understandings between the Company and the Bank and any person pursuant to which such person has been proposed to be a director, and no director nominee is related to any other director nominee or executive officer of the Company or the Bank by blood, marriage or adoption.

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and the Bank are set forth below:

NAME                                          AGE    POSITION
-------------------------------------------   ---    -------------------------------------------------
Directors:
Sau-wing Lam...............................   46     Chairman of the Boards of Directors
Thomas S. Wu...............................   40     President, Chief Executive Officer and Director
Jonathan H. Downing........................   46     Senior Vice President, Chief Financial Officer,
                                                       Treasurer and Director
Robert Fell................................   76     Director
Ronald McMeekin............................   65     Director
Godwin Wong................................   48     Director

Executive Officers Who Are Not Directors:
Louis E. Barbarelli........................   56     Senior Vice President and Director of Operations
                                                       and Systems
William T. Goldrick........................   66     Senior Vice President and Chief Credit Officer
Cecilia Lai................................   49     Senior Vice President, Director of Retail Banking
Dennis Alan Lee............................   56     Vice President and Corporate Counsel
Sylvia Loh.................................   43     Senior Vice President and Director of Commercial
                                                       Banking
Deanne Miller..............................   50     Senior Vice President and Director of Human
                                                       Resources

     Mr. Lam was appointed President, Chief Executive Officer and Vice Chairman of the Board of Directors of the Bank in December 1996. On December 31, 1997, he retired as President and Chief Executive Officer of the Bank but remained as Vice Chairman of the Board of Directors. Previously, Mr. Lam served as President and Chief Executive Officer of Pacific Link Communications Limited located in Hong Kong, a subsidiary of the First Pacific Group. Mr. Lam was appointed President, Chief Executive Officer and Director of the Bank in March 1991 and left in 1995 to head up Pacific Link Communications Limited. Mr. Lam's banking experience began when he joined the International Division of Crocker National Bank in San Francisco in July 1977. He was transferred to Crocker's Hong Kong Regional Officer in 1979 where he directed the administration, correspondent banking and marketing functions. He returned to Crocker's headquarters in 1983 where he directed Correspondent Banking for the Asia Pacific Region. In February 1984, he joined The Hibernia Bank in San Francisco, then a First Pacific Group ('Group') subsidiary, as the head of Trust Banking. When the Group acquired the Bank in 1986, Mr. Lam was appointed its Chief Administrative Officer and Senior Vice President, Retail Banking. In 1989, he was transferred to the Group's headquarters in Hong Kong to become the Group Treasurer. Mr. Lam devotes a significant amount of his personal time on voluntary services in the ethnic Chinese communities. Mr. Lam graduated with a B.S. degree in Business Administration from California State University at Fresno in 1975, and a MBA degree in International Finance at the University of California at Berkeley in 1977.

     Mr. Wu was appointed President and Chief Executive Officer of the Bank effective January 1, 1998. Prior to that appointment, Mr. Wu was the Executive Vice President and Director of the Bank as of September 25, 1997. Previously, Mr. Wu was the Director of Customer Care for Pacific Link Communications Limited in Hong Kong where he managed over 600 employees and was responsible for formulating and implementing customer care, customer retention, and customer communications strategies. Mr. Wu served as a director of the Bank from 1995-1996 and was a Senior Vice President, Head of Retail Banking of the Bank from 1992-1996 when he directed the marketing, public relations, loan originations, branch administration and operations control functions. Mr. Wu also served the Bank as Vice President, Regional Manager, of its Southern California Retail Banking Division from 1991-1992. Prior to joining the Bank in 1991, Mr. Wu was at First Pacific Bank, Hong Kong where he served as Vice President and Team Leader of its Business Banking Group; Vice President, Deputy Head, Retail Banking Group; and Assistant Vice President, Retail Banking Group from 1986-1991. Prior to First Pacific Bank, Mr. Wu's experience included the following: Assistant Treasurer, and Branch Manager for Chase Manhattan Bank, N.A., Hong Kong; Assistant Manager, Banque Nationale De Paris, Hong Kong; Assistant Officer, Standard Chartered Bank, Hong Kong (1977-1986). Mr. Wu has also served on the Board of Directors of the Self-Help For the Elderly (also a member of the finance committee) and the PineView Housing Corporation (also chairperson of the finance committee). Mr. Wu is a graduate of Cognitio College, Hong Kong and has taken numerous banking and management courses at the University of California, Berkeley and the Chartered Institute of Bankers.

     Mr. Barbarelli has been Senior Vice President and Director of Operations and Systems of the Bank since August 1993, and served as a member of the Board of Directors from 1994 to 1998. Prior to 1993, he served for two years as a Senior Vice President and Chief Auditor of the Bank. Before joining the Bank, Mr. Barbarelli was the General Auditor at Jackson County Federal Bank in Medford, Oregon. Mr. Barbarelli has also served at the senior management level at Hibernia Bancshares (San Francisco, California), Central Bank (Concord, California), Bank of California, Fireman's Fund Insurance and U.S. Leasing. Mr. Barbarelli has a B.S. in Information Systems Management from the University of San Francisco.

     Mr. Downing has been Senior Vice President and Chief Financial Officer of the Bank since 1989. Mr. Downing has served as a director of the Bank since January 1991. Mr. Downing joined the First Pacific Group in July 1983 as one of four professionals contracted to create a de novo mortgage banking operation (FPM Inc.) in California. Mr. Downing served as Chief Financial Officer of FPM Inc. until it was merged into United Savings Bank in 1986. At that time he assumed the responsibilities of Director of Secondary Marketing for the Bank and was appointed its Chief Financial Officer in 1989. Prior to joining the First Pacific Group, Mr. Downing was with Arthur Andersen & Co. Mr. Downing received a B.S. in Business Administration from California State University, San Diego. Mr. Downing is a CPA and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

     Mr. Goldrick has been Senior Vice President and Chief Credit Officer of the Bank since January 1997. Prior to joining the Bank, Mr. Goldrick was the Senior Vice President, Senior Credit Officer for America California Bank from 1995 to 1997; Chief Lending Officer for National American Bank from 1992 to 1995; First Vice President-Manager Loan Administration for MBANK from 1987 to 1991; Vice President-Credit Policy, Vice President-Senior Credit Officer for Asia and Vice President-Division Administrator for Crocker National Bank. Mr. Goldrick has also held various international banking positions with Crocker National Bank from 1969 to 1986. Mr. Goldrick received a B.A. in Economics from the University of California, Santa Barbara in 1957.

     Ms. Lai has served as a member of the Board of Directors from 1997 to 1998, and has served as the Senior Vice President and Director of Retail Banking since 1997. Prior to holding that position she was Vice President of Credit Risk Management and Compliance, as well as CRA Officer and Compliance Officer at the Bank since 1992. From 1988 to 1992, Ms. Lai held a variety of positions (Director of Marketing, Manager, Market Support Group, Branch Manager and Marketing Analyst) within the Bank. Prior to joining the Bank, Ms. Lai served as Executive Director of the Oakland Chinese Community Council and in various positions at Automatic Data Processing, Underwriters Travelers Insurance, and Allstate Insurance Company. Ms. Lai received a B.A. and M.A. from Holy Names College.

     Mr. Lee has served as Corporate Counsel for the Bank since June, 1993. Currently, he also serves as Vice President for the Bank. Prior to joining the Bank, Mr. Lee was a director and General Counsel for Golden Coin

Savings and Loan Association. Prior to this, Mr. Lee was in private practice at the Law Office of Barkley & Lee. Mr. Lee has also served in a variety of positions in the legal profession, including City Attorney for the City of Pleasant Hill, City Attorney for the cities of Martinez and Pleasant Hill, Senior Assistant City Attorney for the City of Redwood City, Acting City Attorney and Assistant City Attorney for the City of Berkeley, Judge Pro-Tem at the Berkeley-Albany Municipal Court and Temporary Court Commissioner. Mr. Lee received an A.A. degree from Warren Wilson Junior College (Asheville, North Carolina), B.A. degree from San Francisco State College in 1966 and a J.D. from the University of California, Hastings College of Law in 1969. Mr. Lee is a member of the State Bar of California.

     Ms. Loh is a Senior Vice President and Director of Commercial Banking of the Bank and joined the Bank as Vice President and Head of Commercial Banking in January 1996. Ms. Loh created the commercial banking division for the Bank and manages three marketing teams which focus on commercial real estate, trade finance, business banking loan products and SBA. Prior to joining the Bank, Ms. Loh held the position of Vice President, Relationship Manager, Bank of America, International Trade Bank from 1992-1996. In this position, she managed an export portfolio with an annual fee income of $12,000,000 and managed and increased an import credit portfolio to $45,000,000. From 1988-1992, Ms. Loh was the Vice President, Team Manager, Commercial Banking, Security Pacific Asian Bank where she managed a team of loan officers with a focus on trade finance, real estate investment and private banking. Ms. Loh was the Vice President, Preferred Banking Manager, Bank of America, Golden Gate Area Management Group from 1987-1988 where she managed a team of seven Preferred Bankers supporting 26 retail branches with a focus on high net worth clientele. From 1982-1985, Ms. Loh was the Assistant Vice President, Credit Administration, San Francisco Main Office where she was responsible for the credit quality of a $200,000,000 commercial loan portfolio, assisted the commercial banking officers in credit structuring and achieved excellent credit examinations for three consecutive years. Ms. Loh was the Branch Manager, for Bank of America's Mandarin Towers Branch from 1979-1982. Ms. Loh received a B.A. degree in Accounting and Finance from the California State University in San Francisco in 1979 and is a past President of the Association of Asian American Bankers (1996-1997).

     Ms. Miller is Senior Vice President and Director of Human Resources of the Bank. Ms. Miller joined the Bank in 1986 as Assistant Vice President and Employment Manager. In 1993 Ms. Miller was promoted to Vice President and Director of Human Resources, and was promoted to Senior Vice President in 1997. Prior to joining the Bank, Ms. Miller was a Human Resources Representative at Crocker National Bank/Wells Fargo Bank, and a Personnel Recruiter for Allan Kent Personnel Service. Ms. Miller is a graduate of Cedar Rapids Business College, and completed the Paralegal Studies Program at San Francisco State University and has taken personnel course work at the University of California, Berkeley.

     Mr. Fell was appointed to the Board of the Bank in 1994. Mr. Fell joined the Board of the FPB Bank Holding Company Limited in August 1993. Mr. Fell is currently a financial consultant and is Chairman of the International Securities Consultancy Limited. Mr. Fell is a published author, having written his personal account of the history of the stock market and banking in Hong Kong during the last ten years. Mr. Fell is a British subject who currently resides in London, United Kingdom. He began his Civil Service career after the War with the British Board of Trade where he concentrated on international trade and finance. He served for five years in Australia as a Trade Commissioner and five years in India. From 1967 to 1980 he was in charge of the United Kingdom's export policy and commercial relations with the United States. He later became the head of the Export Credits Guarantee Department where he was closely involved with the United States EXIM Bank and the Department of the Treasury. In 1974 he left government service to become the first Chief Executive of the London Stock Exchange. In 1981, he was invited by the Hong Kong government to become a Commissioner for Securities. He was instrumental in the unification of Hong Kong's three stock exchanges and the creation of a financial futures market. In 1984 he was appointed Commissioner of Banking and of Deposit-taking Companies. He was directly responsible for the changes in Hong Kong's banking regulations and the successful rescue of several banks during the crisis of 1983. After the stock market crash in October 1987, he took over as Chief Executive of the Hong Kong Stock Exchange and introduced the new management set up which is still in use today.

     Mr. McMeekin was appointed as a director of the Company and the Bank in July 1998. With over 30 years of extensive domestic and overseas banking experience, he has served as Chief Executive Officer for the following banks:
Bank of the Orient in San Francisco from 1990 to 1996, I.B.I. Asia in Hong Kong from 1988 to

1989, and Ocean Leila in Hong Kong from 1973 to 1976. Mr. McMeekin has developed banking operations in the United States, Europe, and Asia. His experience in environments undergoing rapid change has allowed him to engineer the turn-around of a major financial services group in Hong Kong as well as a United States bank. Earlier assignments included senior management positions with Crocker Bank (now Wells Fargo Bank) in San Francisco and Standard Chartered Bank, London. Mr. McMeekin is also a member of the Institute of Bankers, Scotland, and has attended management development programs at Harvard Business School.

     Dr. Wong has been a director of the Bank since 1994. Dr. Wong has been on the Faculty of the Haas School of Business at the University of California at Berkeley for the last thirteen years. Dr. Wong has also been a tenured professor of management at Golden Gate University for the last fifteen years. Dr. Wong has been on the faculty of the Graduate School of Business Administration, Zurich, Switzerland for the last nine years and lectured in 16 countries to high level business executives throughout the world. Dr. Wong was appointed by the FDIC, Federal Home Loan Bank Board, Resolution Trust Corporation and the OTS to be on the Boards of Directors of various financial institutions, including Gateway Bank and California National Bank. Dr. Wong has also served on the Boards of other organizations, including World Affairs Council, International Forum, Harvard Club and Chinatown Resources Development Center. Dr. Wong graduated with a Bachelor's degree from the University of Wisconsin, a M.B.A. from the University of California, Los Angeles and a M.A. and Ph.D from Harvard University.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company conducts its business through meetings of the Board of Directors and through activities of its committees. The Board of Directors of the Company meets quarterly and may have additional meetings as needed. During the year ended December 31, 1997, the Board of Directors of the Company acted eight times by unanimous written consent in lieu of meeting. All of the directors of the Company participated in at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during 1997. The Board of Directors of the Company maintains an Audit and Examining Committee, a Credit Policy and Investment Committee and a Human Resources Committee, the nature and composition of which are described below:

     AUDIT COMMITTEE. The Audit and Examining Committee of the Company and the Bank consist of Messrs. Fell, Wong and McMeekin. The Audit Committee is responsible for reporting to the Board on the general financial condition of the Bank and the results of the annual audit, and is responsible for ensuring that the Bank's activities are being conducted in accordance with applicable laws and regulations. The Audit and Examining Committee of the Company was formed in May 1998. The Audit and Examining Committee of the Bank met six times in 1997.

     HUMAN RESOURCES COMMITTEE. The Human Resources Committee of the Company consists of Messrs. Lam and Fell. The Human Resources Committee of the Company reviews and recommends to the Board of Directors compensation for senior management of the Bank; the adoption, amendment and implementation of incentive compensation plans, stock option plans, and other benefit plans and programs for the Company and the Bank. The Human Resources Committee of the Company and the Bank is also responsible for maintaining on behalf of the Board of Directors a current senior management succession and contingency plan; charged with the investigation and resolution of any incident which may be construed as a potential conflict of interest on behalf of any member of senior management or other offices of the Company and the Bank wherein Board of Directors oversight and action are appropriate; and may be required from time to time that senior management of the Bank and officers and directors of the Company provide proposals for, or status or progress reports on, policies or programs which may have a material bearing on the strategic human resources philosophy and consequent operational direction of the Bank. The Human Resources Committee of the Company was formed in 1998. The Human Resources Committee of the Bank met four times in 1997.

     CREDIT POLICY AND INVESTMENT COMMITTEE. The Credit Policy and Investment Committee of the Company and the Bank consists of Messrs. Wong, Downing, Fell, Lam, McMeekin and Wu. The committee is responsible for approving credit policies, setting parameters for credit risks, monitoring the overall credit risk profile of the Company and the Bank and the valuation allowance reserve. The Credit Policy and Investment Committee of the Company was formed in May 1998. The Credit Policy and Investment Committee of the Bank met six times in 1997.

DIRECTORS' COMPENSATION

     DIRECTORS' FEES. Currently, all outside directors of the Company and the Bank each receive an annual retainer of $25,200, while the Chairman of the Board of Directors of the Company and the Bank receives an annual retainer of $150,000, for service on the Board of Directors of the Company and the Bank. No committee meeting fees are paid by the Company or the Bank. Messrs. Wu and Downing do not receive any additional compensation for serving as directors of the Company and the Bank.

SUMMARY COMPENSATION TABLE

     The following presents, for the year ended December 31, 1997, the cash compensation paid by the Company and the Bank as well as certain other compensation paid for that year, to the Chief Executive Officer and the other five most highly compensated executive officers of the Company.

                                                                               LONG TERM COMPENSATION
                                                                         -----------------------------------
                                            ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                                     ---------------------------------   -------------------------   -------
                                                             OTHER       RESTRICTED    SECURITIES     LTIP         ALL
NAME AND                                         BONUS       ANNUAL        STOCK       UNDERLYING    PAYOUTS      OTHER
PRINCIPAL POSITION            YEAR    SALARY      (3)     COMPENSATION     AWARDS     OPTIONS/SARS     (4)     COMPENSATION
----------------------------  ----   --------   -------   ------------   ----------   ------------   -------   ------------
Sau-wing Lam (1)............  1997   $285,554   $    --      $3,529         $--            --          $--         $--
  Chairman of the
  Board of Directors
Thomas S. Wu (2)............  1997   $ 47,788   $30,000      $1,334          --            --           --          --
  President, Chief Executive
  Officer and Director
Jonathan H..................  1997   $159,000   $17,500      $  499          --            --           --          --
  Downing Senior Vice
  President, Chief Financial
  Officer, Treasurer and
  Director
Louis E. Barbarelli.........  1997   $126,000   $25,000      $  242          --            --           --          --
  Senior Vice President
  and Director of
  Operations and Systems
Cecilia Lai.................  1997   $101,246   $20,000      $  194
  Senior Vice President
  and Director of
  Retail Banking
Dennis A. Lee...............  1997   $117,468   $ 3,000      $2,697          --            --           --          --
  Vice President and
  Corporate Counsel
Sylvia Loh..................  1997   $117,600   $20,000      $  220          --            --           --          --
  Senior Vice President
  and Director of
  Commercial Banking

------------------

(1) Mr. Lam was President and Chief Executive Officer of the Bank and Vice Chairman of the Board of Directors of the Bank during 1997. Effective December 31, 1997, Mr. Lam resigned as President and Chief Executive Officer of the Bank but remained as Vice Chairman of the Board of Directors. Effective April 17, 1998, Mr. Lam was elected as Chairman of the Board of Directors of the Bank and the Company.

(2) Mr. Wu re-joined the Bank on September 23, 1997, after spending one year with a former overseas affiliate. Mr. Wu was named President and Chief Executive Officer of the Bank effective January 1, 1998. Mr. Wu was elected President and Chief Executive Officer of the Company effective March 26, 1998 and as a director of the Company on April 17, 1998. As of September 23, 1997, Mr. Wu's annual base compensation was $175,000 per annum.

(3) The referenced bonus represents a performance bonus for the year ended December 31, 1996 which was paid in the first quarter of 1997.

(4) The former Long-Term Incentive Plan was terminated in conjunction with the Private Offerings.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Bank and the Company have entered into employment agreements with Thomas S. Wu, the President and Chief Executive Officer of the Company and the Bank (the 'Executive'). These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the Executive.

     The employment agreements provide for a three-year term. The Bank employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors will review the agreement and the Executive's performance for purposes of determining whether to extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The term of the Company employment agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The agreements provide that the Executive's base salary will be reviewed annually. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause as would be defined in the agreements, at any time. In the event the Bank or the Company choose to terminate the Executive's employment for any reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to Executive's current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the agreement by the Bank or the Company; the Executive or, in the event of death, the Executive's beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health and disability insurance coverage for the remaining term of the agreement.

     Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company as defined in the proposed employment agreements, it is expected that, the Executive, or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining term of the agreement; or (ii) three times the highest annual compensation paid for the preceding three years. It is expected that the Bank and the Company would also continue the Executive's life, health and disability insurance coverage for 36 months.

     The Bank and the Company have entered into three-year termination and change in control agreements ('CIC Agreements') with seven other executive officers (the 'Officers') of the Company and the Bank. The CIC Agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank's CIC Agreements may be renewed by the Board of Directors for an additional year. The Company's CIC Agreements are similar to the Bank's CIC Agreements except that the term of the Company's CIC Agreements shall be extended on a daily basis. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company, the Officer would be entitled to receive a severance payment equal to three times the Officer's highest annual compensation for the three years preceding the change in control. The Bank would also continue, and pay for, the Officer's life, health and disability insurance coverage for the remaining term of the agreements. Payments to the Officer under the Bank's CIC Agreements are guaranteed by the Company in the event that payments of benefits are not paid by the Bank. The CIC Agreements also provide that if an Officer is terminated during the existence of the CIC Agreement for any reason other than resignation, cause (as defined in the CIC Agreements), death or permanent disability, but prior to any change in control of the Company or the Bank, the Officer shall be paid a severance payment equal to the highest annual compensation paid to such Officer for the three preceding years.

     In the event of a change in control, total payments to executives and officers under the employment agreements and the CIC Agreements, based solely on current base salary, would be $3.2 million.

STOCK OPTION PLAN

     The Board of Directors of the Company has adopted a Stock Option Plan (the 'Stock Option Plan') which provides for the granting of stock options to eligible officers, employees and directors of the Company and the Bank. The Company has reserved 653,333 shares of Common Stock to be issued pursuant to the Stock Option Plan, of which 620,000 were granted at an exercise price of $15.00 and will vest over a three-year period.

     The stock option benefits provided under the Stock Option Plan are designed to attract and retain qualified personnel in key positions, provide officers, directors and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other Stockholders' concerns and reward key employees for outstanding performance. All employees and directors of the Company and its subsidiaries are eligible to participate in such plan. The Stock Option Plan provides for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ('Incentive Stock Options'); or (ii) options that do not so qualify ('Non-Statutory Stock Options'). Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the date of adoption by the Board of Directors. The Company intends to grant all future options under the Stock Option Plan at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Following termination of employment or service in the event of disability, a change in control or death, all Non-Statutory Stock Options, whether or not exercisable, shall vest and become immediately exercisable. In the event of termination for cause or termination of employment for any other reason including retirement or voluntary resignation, all vested Non-Statutory Stock Options as of the date of termination shall remain exercisable for a period of one year, and all unvested Non-Statutory Stock Options shall become null and void. Following termination of employment or service in the event of disability, retirement, a change in control or death, all Incentive Stock Options, whether or not exercisable, shall vest and become immediately exercisable. In the event of termination for cause or termination of employment for any other reason including voluntary resignation, all vested Incentive Stock Options as of the date of termination shall remain exercisable for a period of one year, and all unvested Incentive Stock Options shall become null and void. It is anticipated that all options granted to officers and employees will be intended to be Incentive Stock Options to the extent permitted under Section 422 of the Code.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Financial Institutions Reform, Recovery and Enforcement Act ('FIRREA') requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Bank's policy provides that no loans may be made by the Bank to its executive officers and directors.

     It is the policy of the Company that all transactions between the Company and holders of 10% or more of the shares of any class of its common stock and affiliates thereof, contain terms no less favorable to the Company than could have been obtained by it in arm's-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

     The following table sets forth, as of September 30, 1998, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock, each director, each Named Executive Officer and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

                                                                                     NUMBER        PERCENTAGE
                                                       POSITION(S) WITH THE            OF         BENEFICIALLY
NAME OF BENEFICIAL OWNER                                      COMPANY              SHARES (1)        OWNED
--------------------------------------------------  ---------------------------    ----------     ------------
Sau-wing Lam......................................  Chairman of the Board of          50,000          *
                                                      Directors
Thomas S. Wu......................................  Director, President and           33,333          *
                                                      Chief Executive Officer
Jonathan H. Downing...............................  Senior Vice President,            16,667          *
                                                      Chief Financial Officer,
                                                      Treasurer and Director
Robert Fell.......................................  Director                              --          *
Godwin Wong.......................................  Director                          20,000          *
Ronald McMeekin...................................  Director                              --          *
Louis E. Barbarelli...............................  Senior Vice President and          3,333          *
                                                      Director of Operations
                                                      and Systems
Cecilia Lai.......................................  Senior Vice President and         10,000          *
                                                      Director of Retail
                                                      Banking
Dennis Alan Lee...................................  Vice President and                 6,667          *
                                                      Corporate Counsel
Sylvia Loh........................................  Senior Vice President and         16,667          *
                                                      Director of Commercial
                                                      Banking
All Executive Officers and Directors as a
  Group (12 persons)..............................                                   163,333          1.75%

------------------
 * Does not exceed 1.0% of the Company's voting securities.
(1) The number of shares of Common Stock outstanding and the number owned by the individuals or entities listed does not include any shares issuable pursuant to outstanding options, none of which may be exercised until April 17, 1999.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 25 million shares of Common Stock having a par value of $.01 per share and 10 million shares of preferred stock having a par value of $.01 per share (the 'Preferred Stock'). The Company issued 9,333,333 shares of Common Stock and no shares of Preferred Stock in the Private Offerings. Each share of the Company's Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. All such stock has been duly authorized and is fully paid and non-assessable.

COMMON STOCK

     Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See 'Supervision and Regulation.' The holders of Common Stock of the Company are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. The holders of Common Stock of the Company possess exclusive voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in 'Restrictions on Acquisition,' holders of Common Stock are entitled to one vote per share and do not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote. See 'Restrictions on Acquisition.'

     Voting rights with respect to the Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which is the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock do not have direct control of the Bank.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of Common Stock of the Company are not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's Preferred Stock have been issued. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                          RESTRICTIONS ON ACQUISITION

GENERAL

     Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential 'anti-takeover' effect. These provisions may have the effect of discouraging a future takeover attempt, which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following is a general description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company.

     Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the 'Limit') be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 25 million shares of Common Stock and 10 million shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options issued pursuant to the terms of the Stock Option Plan.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain 'Business Combinations,' as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term 'Interested Stockholder' is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any 'Business Combination,' which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof.

     Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another 'Person' (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Bank to fulfill the objectives of a banking institution under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

 ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS
                          AND MANAGEMENT REMUNERATION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, CIC Agreements and Stock Option Plan may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See 'Management of the Company and Bank--Employment and Change in Control Agreements' and '--Stock Option Plan.'

     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

     The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ('Section 203'), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a 'Person' (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an 'Interested Stockholder') may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such 'Person' became an Interested Stockholder. The term 'business combination' is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203; (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested

Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

REGULATORY RESTRICTIONS

     The Change in Bank Control Act and the BHCA, together with FRB regulations promulgated under those acts, require that the consent of the FRB be obtained prior to any person or company acquiring 'control' of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company and if either (i) the company has registered securities under Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the foregoing presumption. Since the Company's Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the outstanding Common Stock will give rise to a rebuttable presumption that the acquiror of such stock controls the Company, requiring the acquiror, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the FRB or obtain FRB approval for the acquisition of control.

                              REGISTRATION RIGHTS

     In connection with the Private Offerings, the Company on April 13, 1998 entered into the Registration Rights Agreement with the initial purchasers of the Common Stock, pursuant to which the Company agreed to (i) cause to be filed with the Commission within 120 days after the original issuance of the Common Stock pursuant to the Purchase Agreement, a shelf registration statement providing for the offer and sale of the Common Stock issued in the Private Offerings, (ii) use its best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as possible and
(iii) use its best efforts to keep effective the shelf registration statement until the earlier of the second anniversary of the date such shelf registration statement is declared effective by the Commission or such time as all of the Common Stock have been sold thereunder or otherwise may be sold without the need for the shelf registration statement, as set forth in the Registration Rights Agreement. The Company agreed to bear the expenses arising out of the filing of such shelf registration statement. The Registration Statement of which this Prospectus forms a part has been filed to satisfy the Company's obligations under the Registration Rights Agreement.

     Pursuant to the terms of the Registration Rights Agreement, a holder of Common Stock and the Placement Agent desiring to sell some or all of such securities pursuant to the shelf registration statement shall give the Company not less than ten days' prior written notice, and the Company will use its best efforts to promptly file any required amendment(s) to the shelf registration statement in order to facilitate such sales. Initiating Holders, as defined in the Registration Rights Agreement to mean one or more holders of not less than 25% of the then-outstanding Common Stock, may elect that the offering of Common Stock be in the form of an underwritten offering. Under such circumstances, the Company will provide written notice to all holders of the Common Stock and the Placement Agent of such underwritten offering and will provide them with an opportunity to participate in such underwritten offering, under terms and with such conditions as set forth in the Registration Rights Agreement.

     Under the Registration Rights Agreement, a holder that sells Common Stock pursuant to the shelf registration statement generally is required to be named as a selling security holder in the related prospectus and is required to deliver a prospectus to purchasers, is subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     Each certificate representing shares of Common Stock contain a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, such holder will suspend the sale of Common Stock pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder or the Company has given notice that the sale of the Common Stock may be resumed.

     The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of Delaware. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

                                SELLING HOLDERS

     The Common Stock was originally issued and sold by the Company in the Private Offerings in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Company to be 'qualified institutional buyers' (as defined in Rule 144A under the Securities
Act) or other 'accredited investors' (as defined in Rule 501(a) under the Securities Act). The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock owned by each of them.

     The following table sets forth information with respect to the Selling Holders named herein and the shares of Common Stock beneficially owned and offered hereby by such Selling Holders. Such information has been obtained from such Selling Holders. Except as otherwise disclosed herein, such Selling Holders do not have, or within the past three years have not had, any position, office or other material relationship with the Company or affiliates. Because such Selling Holders may offer all or some portion of the Common Stock pursuant to this Prospectus, no estimate can be given as to the amount of the Common Stock that will be held by such Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Common Stock since the date on which it provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Finally, if required, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                                                                 NUMBER OF SHARES OF COMMON STOCK
                           NAME OF SELLING HOLDER                              BENEFICIALLY OWNED AND OFFERED HEREBY
----------------------------------------------------------------------------   -------------------------------------
Russell T. Abbott...........................................................                    6,667
Howard Amster IRA...........................................................                   81,600
Amster Trading Co. Charitable Remainder Unitrust............................                   16,700
Michael J. Antonelli........................................................                   10,000
Apple Ridge Partners........................................................                   25,000
Asset Management Holding LLC................................................                   13,000
BK Investments..............................................................                    6,667
Louis E. Barbarelli.........................................................                    3,333
Bay Pond Investors Bermuda L.P..............................................                  216,000
Bay Pond Partners L.P.......................................................                  366,000
Bayhill Fund Limited........................................................                   21,667
Bedford Falls Investors LP..................................................                  239,300
Benefit Designs Inc. Pension Plan...........................................                    3,334
Thomas G. Berlin IRA........................................................                   16,700
Francois Bitz...............................................................                   20,000
Frank Boides................................................................                   10,000
Booth & Co..................................................................                   13,333
Allan Bortel & Sydne Bortel.................................................                   13,333
Nathan S. Brand.............................................................                   30,000
Robert J. Buckley...........................................................                   10,000
King Street Capital L.P.....................................................                  133,333
Charles Schwab & Co. Inc....................................................                    3,333
Charles W. Palmer Trust.....................................................                    6,667
Chester County Fund Inc.....................................................                   10,000
Sally Chow..................................................................                    1,000
John Sheldon Clark..........................................................                   13,333
John Cleary.................................................................                      666
Mark B. Cohen...............................................................                   45,140
The Common Fund.............................................................                   18,000
Joel A. Comer...............................................................                    6,667
James Connor................................................................                    6,667
Deem Sum International Inc..................................................                    6,667
May F. Della Pietra.........................................................                    6,667
Delverde Corporation........................................................                   66,667
Sandy Ding..................................................................                    6,667
Donaldson Lufkin & Jenrette.................................................                    6,667
Jonathan H. Downing.........................................................                   16,667
Jonathan J. Doyle...........................................................                    6,667
Drake Associates L.P........................................................                   15,000
James J. Dunne III..........................................................                   51,562

                                                                                 NUMBER OF SHARES OF COMMON STOCK
                           NAME OF SELLING HOLDER                              BENEFICIALLY OWNED AND OFFERED HEREBY
----------------------------------------------------------------------------   -------------------------------------
Eagle Capital Partners L.P..................................................                  125,000
Emerald Fund Ltd............................................................                   24,500
Emerald Partners L.P........................................................                  231,350
Engineers Joint Pension.....................................................                   11,550
John R. Eppinger............................................................                    6,667
Marc L. Flaster.............................................................                   20,476
Financial Stocks Private Equity Fund 1998 L.P...............................                  386,667
Formula Fund LLC............................................................                   50,931
Formula Offshore Investment Fund............................................                    2,736
Francis H. Tse MD A Professional Corporation Amended Employees Pension
  Plan......................................................................                   10,000
Brian Fraser................................................................                      333
Emerging Managers Fund......................................................                    5,500
Gabrielle R. Propp Marital Trust B..........................................                   66,667
Lance S. Gad................................................................                   35,000
GAM Equity 10...............................................................                   16,000
Gerlach & Co................................................................                  390,000
Thomas Glasser..............................................................                   13,030
Sandra Go...................................................................                    1,000
Donald F. U. Goebert........................................................                    3,333
William T. Goldrick.........................................................                    3,333
Daniel L. Gorman............................................................                    6,667
Gould Trading Co............................................................                   46,700
H. Wayne Griest & Barbara W. Griest.........................................                    5,000
Haberman Value Fund LP......................................................                    6,667
Paul R. Haklisch............................................................                   16,288
Hanaper Partners............................................................                   10,000
Hare & Co...................................................................                   19,833
Ahron Haspel & Ruth Haspel..................................................                   10,000
Lawrence Haspel & Deborah Haspel............................................                   10,000
Haussmann Holdings..........................................................                   34,300
Helen Heller................................................................                   66,990
Melvin S. Heller............................................................                  200,000
William F. Hickey...........................................................                    6,667
Andrea Ho...................................................................                      667
El Coronado Holdings........................................................                   35,000
Richard A. Horstman.........................................................                  140,000
Neelam Idnani...............................................................                   14,833
Rajesh Idnani...............................................................                   14,834
Sarah Y. Ip.................................................................                    2,000
Jackson Boulevard Investments LP............................................                   23,000
Jackson Boulevard Partners..................................................                   42,000
Jam Partners LP.............................................................                  220,000
JDN Partners LP.............................................................                   45,000
Kaufman Family LLC..........................................................                   66,667
Keefe Offshore Fund.........................................................                  160,000
Steven Kelly................................................................                    6,667
Gary Kilgore................................................................                   13,333
Sam Klein & Leslie Klein....................................................                   20,000
Paul M. La Noce.............................................................                    3,333
Cecilia Lai.................................................................                   10,000
Lakeview Financial Corp.....................................................                   66,667

                                                                                 NUMBER OF SHARES OF COMMON STOCK
                           NAME OF SELLING HOLDER                              BENEFICIALLY OWNED AND OFFERED HEREBY
----------------------------------------------------------------------------   -------------------------------------
Anne Man Chi Lam............................................................                    2,667
George Lam..................................................................                   17,665
Jonathan Y. Lam.............................................................                    5,000
Justin Y. Lam...............................................................                    7,000
Lam Family Living Trust.....................................................                   38,000
Lawrence Offshore Partners..................................................                   22,500
Lawrence Partners...........................................................                   37,500
Catherine A. Lawton.........................................................                    6,667
Dennis Lee..................................................................                    6,667
Lenient & Co................................................................                  133,333
Bruce R. Lesser.............................................................                    3,334
Lawrence R. Lesser..........................................................                    3,333
Bruce A. Levy...............................................................                   10,000
Clunet Lewis................................................................                    6,667
Dominic S. Li...............................................................                      667
Matle Lo....................................................................                    1,333
Sylvia Loh..................................................................                   16,667
T. Joseph Longino...........................................................                    6,667
Endicott Partners LP........................................................                   50,000
Jackson Boulevard Equities LP...............................................                   60,000
The Seedling Fund LP........................................................                   14,500
Endicott Offshore Investors Ltd.............................................                   10,000
Leona S. Ma.................................................................                    6,000
Mac & Co....................................................................                    6,667
Patrick E. Malloy III.......................................................                  166,667
Malta Hedge Fund II L.P.....................................................                   67,000
Malta Hedge Fund L.P........................................................                   80,000
Malta Partners II L.P.......................................................                   56,000
Malta Partners L.P..........................................................                  147,000
Bijan Capital Management....................................................                   17,500
Keefe Managers L.P..........................................................                  156,000
George R. Mark..............................................................                    7,334
Dennis S. Marlo.............................................................                    6,667
Timothy Matz and Jane Matz..................................................                    6,667
Michael McKilligan..........................................................                    6,667
Joseph A. Melillo...........................................................                   10,000
Mercer Insurance Company....................................................                    6,667
Merrill Lynch Pierce Fenner & Smith, Inc....................................                    6,667
Metropolitan Capital Advisors Intl. Ltd.....................................                  150,700
Deanne Miller...............................................................                    3,333
Bruce Mommsen...............................................................                    6,667
Morey Organization Inc......................................................                   10,000
Morgan Stanley & Co.........................................................                   30,497
Morgan Stanley & Co. Incorporated...........................................                  333,333
National Financial Services Corporation.....................................                    6,667
James C. Ng.................................................................                    6,667
Christine Noland............................................................                    2,000
Northfork Bancorporation Inc................................................                  457,000
Thomas F. O'Neill...........................................................                    6,667
P II Inc....................................................................                    6,667
Angela Pan..................................................................                   13,333
Janet E. Paroo..............................................................                    6,667

                                                                                 NUMBER OF SHARES OF COMMON STOCK
                           NAME OF SELLING HOLDER                              BENEFICIALLY OWNED AND OFFERED HEREBY
----------------------------------------------------------------------------   -------------------------------------
Endeavour Capital Partners..................................................                   83,333
Charles Patton..............................................................                   10,000
PH Industries...............................................................                   10,000
PMLDSS Ltd..................................................................                    6,667
Points West Intl. Investments Ltd...........................................                   41,420
PRB Investors LP............................................................                   80,000
Fred D. Price...............................................................                   13,961
Progress Capital Inc........................................................                   88,334
Douglas Propp...............................................................                    6,667
Eve Propp...................................................................                    6,666
James Propp.................................................................                    6,667
Morris Propp................................................................                    6,666
Prudential Securities, Inc..................................................                   25,000
Kenneth F. Puglisi IRA......................................................                    6,667
Christopher Quackenbush.....................................................                   51,562
Rainbow Partners L.P........................................................                   68,000
Ramat Securities Ltd........................................................                   13,300
Reliance Bancorp Inc........................................................                   66,667
Rembrandt Balanced Fund.....................................................                   36,735
Rembrandt Value Fund........................................................                  359,930
Robert Riccio...............................................................                   20,000
Michael W. Richardson.......................................................                    6,667
William F. Richardson IV....................................................                    6,667
Eileen Romero...............................................................                    1,333
Ronald J. Morey Radio Parnership............................................                    6,667
J. David Rosenberg..........................................................                  125,000
Roslyn Bancorp Inc..........................................................                  135,000
Michael Rowe................................................................                   10,000
Frank G. Salvaterra.........................................................                    6,667
David Sandler...............................................................                    8,720
Herman S. Sandler...........................................................                   58,555
T. Dennis Sanford...........................................................                   10,000
Hugh Sargant................................................................                    1,667
Stanley Seid................................................................                    8,000
Selective Insurance Co. of America..........................................                   50,000
Seymour Propp Nominee.......................................................                    6,667
Mary Ann Shula..............................................................                    6,667
Bruce E. Simmons............................................................                    6,667
Smith Barney Inc............................................................                   20,000
Vincent Smyth...............................................................                   66,000
Spear Leeds & Kellogg.......................................................                  178,333
Glen Spiro..................................................................                    6,667
Edward Stein................................................................                    6,667
Carrie Ann Stephens.........................................................                    6,667
Charles P. Stevenson Jr.....................................................                   66,667
Stillwell Associates LP.....................................................                   33,000
Susan Mravca Dec. of Trust..................................................                    6,667
TFP Overseas Fund Ltd.......................................................                   40,000
Third Point Offshore Fund Ltd...............................................                   61,170
Third Point Partners LP.....................................................                   89,750
Thistle Group Holdings Inc..................................................                   33,333
John B. Thompson II.........................................................                   21,872

                                                                                 NUMBER OF SHARES OF COMMON STOCK
                           NAME OF SELLING HOLDER                              BENEFICIALLY OWNED AND OFFERED HEREBY
----------------------------------------------------------------------------   -------------------------------------
Raymond Tiernan.............................................................                    6,667
Tontine Financial Partners L.P..............................................                  200,000
Tontine Overseas Fund.......................................................                   95,000
Tontine Partners L.P........................................................                   40,000
Charles J. Tornetta IRA.....................................................                   16,667
John Traynor................................................................                   13,333
Kenny Tse...................................................................                      667
USA Capital Inc.............................................................                   23,334
Value Realization Fund......................................................                   15,000
David X. Wang...............................................................                    1,000
The Walt Disney Company Retirement Plan Master Trust........................                   48,300
Westlakes Capital Partners..................................................                    6,667
Lynn Wiese..................................................................                    6,667
William P. O'Reilly Trust...................................................                   13,333
Godwin Wong.................................................................                   20,000
Debby Wu....................................................................                      667
Thomas S. Wu................................................................                   33,333
Kirk Wycoff.................................................................                    6,667
ZPG Securities LLC..........................................................                    7,660
1st Matthew.................................................................                   46,667
1867 Western Financial......................................................                  100,000

     The Company has agreed to indemnify the Selling Holders against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Holders for use in the Registration Statement. Each Selling Holder, severally but not jointly, has agreed to indemnify the Company against liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement insofar as such misstatements or omissions were made in reliance upon written information furnished to the Company by such Selling Holder expressly for use in the Registration Statement.

                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders at market prices or at negotiated prices. Alternatively, the Selling Holders may from time to time offer the Common Stock to or through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Common Stock, for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents which participate in the distribution of Common Stock may be deemed to be 'underwriters' within the meaning of the Securities Act and any profit on the sale of Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Common Stock may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market. At the time a particular offering of the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to such securities for a restricted period prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 102, 103 and 104, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Common Stock and brokers' and dealers' ability to engage in market-making activities with respect to these securities.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of the Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or 'blue sky' laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of August 12, 1998, there were 9,333,333 shares of Common Stock of the Company outstanding. All shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be resold in compliance with applicable provisions of Rule 144.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date of the notice filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person who is deemed an 'affiliate' of the Company must comply with Rule 144 in any sale of shares of Common Stock not covered by a registration statement (except, in the case of registered shares acquired by the affiliate on the open market, for the holding period requirement). A person (or person whose shares are aggregated) who is not deemed an 'affiliate' of the Company and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume, notice and other limitations of Rule 144. In meeting the one and two year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.

     The Company has reserved 653,333 shares for grants under its existing Stock Option Plan. As of August 12, 1998, the Company had options outstanding to purchase up to 620,000 shares of Common Stock. See 'Management--Stock Option Plan.' The Company intends to file a registration statement under the Securities Act to register all shares of Common Stock issuable under such Stock Option Plan. Shares covered by this registration statement will be eligible for sale in the public market after the effective date of such registration statement.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, of stockholders' equity and of cash flows for the years ended December 31, 1997, 1996 and 1995 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Patton Boggs LLP, Washington, D.C., counsel to the Company.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described, however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     In connection with the Offering, the Company has registered its Common Stock with the SEC under Section 12(g) of the Exchange Act and, therefore, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act.

     A copy of the Certificate of Incorporation and the Bylaws of the Company are available without charge from the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997....................................   F-2
Consolidated Statements of Operations for the Six Months Ended June 30, 1998 and 1997....................   F-3
Consolidated Statements of Changes in Stockholders' Equity for Six Months Ended June 30, 1998............   F-4
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997....................   F-5
Notes to Consolidated Financial Statements for the Six Months Ended June 30, 1998 and 1997...............   F-6

Report of Independent Accountants........................................................................   F-18
Consolidated Balance Sheets as of December 31, 1997 and 1996.............................................   F-19
Consolidated Statements of Operations For Years Ended December 31, 1997, 1996 and 1995...................   F-20
Consolidated Statements of Changes in Stockholders' Equity For Years Ended December 31, 1997, 1996 and
  1995...................................................................................................   F-21
Consolidated Statements of Cash Flows For Years Ended December 31, 1997, 1996 and 1995...................   F-22
Notes to Consolidated Financial Statements For Years Ended December 31, 1997, 1996 and 1995..............   F-24

                              UCBH HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       JUNE 30,          DECEMBER 31,
                                                                                         1998                1997
                                                                                      -----------        ------------
                                                                                      (UNAUDITED)
                                      ASSETS
Cash and due from banks............................................................   $    15,855      $    13,853
Federal funds sold.................................................................            --           21,000
Investment securities available for sale, at market value..........................        98,614               --
Investment securities, at cost (market value $3,998 at December 1997)..............            --            4,000
Mortgage-backed securities available for sale, at market value.....................       302,942           84,308
Mortgage-backed securities, at cost (market value $168,258 at June 30, 1998 and
  $174,972 at December 31, 1997)...................................................       173,754          181,795
Federal Home Loan Bank stock.......................................................        14,900           13,914
Loans..............................................................................     1,272,151        1,214,237
Allowance for loan losses..........................................................       (13,207)         (12,142)
                                                                                      -----------      -----------
Net loans..........................................................................     1,258,944        1,202,095
                                                                                      -----------      -----------
Accrued interest receivable........................................................        11,515            8,594
Premises and equipment, net........................................................        23,487           23,931
Other assets.......................................................................        10,368            8,160
                                                                                      -----------      -----------
     Total assets..................................................................   $ 1,910,379      $ 1,561,650
                                                                                      -----------      -----------
                                                                                      -----------      -----------

                                    LIABILITIES
Deposits...........................................................................   $ 1,474,270      $ 1,468,987
Federal funds purchased............................................................        96,000               --
Other borrowings...................................................................       202,000               --
Long-term debt to affiliates (including capitalized interest)......................            --           20,060
Accrued interest payable...........................................................         2,513              452
Other liabilities..................................................................         7,487            9,599
                                                                                      -----------      -----------
     Total liabilities.............................................................     1,782,270        1,499,098
                                                                                      -----------      -----------
Guaranteed preferred beneficial interests in junior subordinated debentures........        30,000               --

                               STOCKHOLDERS' EQUITY
Preferred stock, par value $.01, 10,000,000 shares authorized, none outstanding at
  June 30, 1998; none authorized or outstanding at December 31, 1997...............            --               --
Common stock, par value $.01, authorized 25,000,000 shares; 9,333,333 shares issued and outstanding at June 30, 1998; par value $0.00167, 18,000,000 shares
  authorized, 6,000,000 shares issued and outstanding at December 31, 1997.........            93               10
Additional paid-in capital.........................................................        60,044           30,278
Accumulated other comprehensive income.............................................          (419)          (1,728)
Retained earnings-substantially restricted.........................................        38,391           33,992
                                                                                      -----------      -----------
     Total stockholders' equity....................................................        98,109           62,552
                                                                                      -----------      -----------
     Total liabilities and stockholders' equity....................................   $ 1,910,379      $ 1,561,650
                                                                                      -----------      -----------
                                                                                      -----------      -----------

   The accompanying notes are an integral part of these financial statements.

                               UCBH HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               FOR THE SIX MONTHS
                                                                                                 ENDED JUNE 30,
                                                                                             ----------------------
                                                                                               1998         1997
                                                                                             ---------    ---------
                                                                                                  (UNAUDITED)
Interest income:
  Interest on loans.......................................................................    $47,954      $41,197
  Interest on funds sold and securities purchased under agreements to resell..............        471        1,081
  Interest on investment and mortgage-backed securities...................................      9,766        9,828
                                                                                             ---------    --------
     Total interest income................................................................     58,191       52,106
                                                                                             ---------    --------
Interest expense:
  Interest on deposits....................................................................     31,254       28,999
  Interest on short-term borrowings.......................................................         66          798
  Interest on guaranteed preferred beneficial interests in junior subordinated
     debentures...........................................................................        570           --
  Interest on long-term borrowings........................................................      1,270           --
  Interest on long-term debt to affiliates................................................        599          893
                                                                                             ---------    --------
     Total interest expense...............................................................     33,759       30,690
                                                                                             ---------    --------

     Net interest income..................................................................     24,432       21,416
Provision for loan losses.................................................................      1,401          132
                                                                                             ---------    --------
     Net interest income after provision for loan losses..................................     23,031       21,284
                                                                                             ---------    --------
Noninterest income:
  Commercial banking fees.................................................................        565          429
  Service charges on deposit accounts.....................................................        544          482
  Gain on sale of loans, securities and servicing rights..................................        307         (530)
  Loan servicing income...................................................................        292          526
  Miscellaneous income....................................................................         24          258
                                                                                             ---------    --------
     Total noninterest income.............................................................      1,732        1,165
                                                                                             ---------    --------
Noninterest expense:
  Personnel...............................................................................      8,247        7,169
  Occupancy...............................................................................      2,447        2,306
  Data processing.........................................................................      1,180          979
  Furniture and equipment.................................................................      1,170          852
  Deposit insurance.......................................................................        457        1,142
  Communication...........................................................................        201          172
  Professional fees and contracted services...............................................        902          882
  Foreclosed assets expense...............................................................         (3)         393
  Miscellaneous expense...................................................................      2,693        2,050
                                                                                             ---------    --------
     Total noninterest expense............................................................     17,294       15,945
                                                                                             ---------    --------
Income before taxes.......................................................................      7,469        6,504
Income tax expense........................................................................      3,070        2,677
                                                                                             ---------    --------
       Net income.........................................................................    $ 4,399      $ 3,827
                                                                                             ---------    --------
                                                                                             ---------    --------
Basic earnings per share..................................................................    $  0.60      $  0.64
Diluted earnings per share................................................................    $  0.56      $  0.55

   The accompanying notes are an integral part of these financial statements.

                               UCBH HOLDINGS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                                             ADDITIONAL        OTHER         TOTAL
                                     NUMBER OF     COMMON     PAID-IN      COMPREHENSIVE    RETAINED    STOCKHOLDERS'
                                       SHARES      STOCK      CAPITAL         INCOME        EARNINGS       EQUITY
                                     ----------    ------    ----------    -------------    --------    -------------
Balance at December 31, 1997......    6,000,000     $ 10     $   30,278       $(1,728)      $ 33,992      $  92,830
  Net income......................           --       --             --            --          4,399          4,399
  Change in accumulated other
     comprehensive income, net of
     taxes........................           --       --             --         1,309             --          1,309
  Conversion of long-term debt to
     affiliates to common stock...    1,974,000        3         20,597            --             --         41,253
  Common stock issued.............    9,333,333       93        129,156            --             --        269,156
  Common stock redeemed...........   (7,974,000)     (13)      (119,987)           --             --       (239,987)
                                     ----------    ------    ----------    -------------    --------    -----------
Balance at June 30, 1998..........    9,333,333     $ 93     $   60,044       $  (419)      $ 38,391      $ 168,960
                                     ----------    ------    ----------    -------------    --------    -----------
                                     ----------    ------    ----------    -------------    --------    -----------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                FOR THE SIX MONTHS
                                                                                                  ENDED JUNE 30,
                                                                                               --------------------
                                                                                                 1998        1997
                                                                                               --------    --------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
  Net income................................................................................   $  4,399    $  3,827
    Adjustments to reconcile net income to net cash provided by (used in) operating activities:
      Amortization of investment and mortgage-backed securities premium.....................        (94)         97
      Amortization of loan discount.........................................................        403         123
      Provision for loan losses.............................................................      1,401         132
      Increase in accrued interest receivable...............................................     (2,921)       (419)
      Depreciation and amortization of premises and equipment...............................      1,323       1,057
      Amortization of servicing assets......................................................         91         250
      (Increase) decrease in other assets...................................................     (3,401)      1,554
      Increase in accrued interest payable..................................................      2,061       1,341
      Decrease in other liabilities.........................................................     (2,113)     (1,190)
      Gain on sale of servicing rights......................................................         --        (214)
      Gain on sale of foreclosed assets.....................................................        (99)       (181)
      (Gain) loss on sale of loans..........................................................       (307)        744
                                                                                               --------    --------
         Net cash provided by operating activities..........................................        743       7,120
                                                                                               --------    --------
INVESTING ACTIVITIES
  Investments and mortgage-backed securities held to maturity:
    Principal payments and maturities.......................................................     11,859      12,601
    Purchases...............................................................................       (612)       (200)
  Investments and mortgage-backed securities, available for sale:
    Principal payments and maturity.........................................................      2,957       8,934
    Purchases...............................................................................   (318,084)         --
    Sales of securities.....................................................................         --          --
    Securities called.......................................................................         --          --
  Net decrease in credit card loans.........................................................        351          38
  Loans purchased...........................................................................       (217)       (797)
  Loans originated net of principal collections.............................................    (62,612)    (38,151)
  Proceeds from sale of loans...............................................................      3,816       4,152
  Purchases of premises and equipment.......................................................       (942)       (424)
  Proceeds from sale of premises and equipment..............................................         63          87
  Proceeds from sale of servicing rights....................................................         --       1,317
  Proceeds from sale of foreclosed assets...................................................        607       2,573
                                                                                               --------    --------
    Net cash used in investing activities...................................................   (362,814)     (9,869)
                                                                                               --------    --------
FINANCING ACTIVITIES
  Net increase in NOW accounts, money market accounts and passbook accounts.................     24,090       7,398
  Net (decrease) increase in time deposits..................................................    (18,807)     63,454
  Net increase in short-term borrowings.....................................................     96,000          --
  Net increase in long-term borrowings......................................................    202,000          --
  Net (decrease) increase in long-term debt to affiliates...................................    (20,060)      1,500
  Proceeds from issuance of common stock, net of redemptions and of issue costs.............     29,850          --
  Proceeds from issuance of guaranteed preferred beneficial interests in subordinated
    debentures, gross.......................................................................     30,000          --
    Net cash provided by financing activities...............................................    343,073      72,352
                                                                                               --------    --------
(Decrease) increase in cash and cash equivalents............................................    (18,998)     60,603
Cash and cash equivalents at beginning of period............................................     34,853      18,394
                                                                                               --------    --------
Cash and cash equivalents at end of period..................................................   $ 15,855    $ 87,997
                                                                                               --------    --------
                                                                                               --------    --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest..................................................   $ 31,698    $ 29,349
  Cash paid during the period for income taxes..............................................      2,575         450

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Receivable resulting from sale of servicing rights........................................         --         146
  Real estate acquired through foreclosure..................................................        392       3,363

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Basis of Presentation

     The Consolidated Balance Sheet as of June 30, 1998 and the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the six months ended June 30, 1998 and 1997 have been prepared by UCBH Holdings, Inc. (the Company) and are not audited.

     The unaudited financial statement information presented was prepared on the same basis as the audited financial statements for the year ended December 31, 1997. In the opinion of management such unaudited financial statements reflect all adjustments necessary for a fair statement of the results of operations and balances for the interim periods presented. Such adjustments are of a normal recurring nature. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

     On April 17, 1998, the Company completed a 6,000-for-1 stock split. Accordingly, the financial statements for all periods presented have been restated to reflect the impact of the stock split. On April 17, 1998, the Company's long-term debt to affiliates was converted to 1,974,000 shares of common stock, as adjusted for the aforementioned stock split. Given the occurrence of this conversion, management has considered this long-term debt to affiliates as convertible debt for purposes of its calculation of diluted earnings per share.

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. There have been no changes in the subsidiaries of the Company between December 31, 1997 and June 30, 1998. All significant intercompany balances and transactions have been eliminated in consolidation.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     The provisions of Statement of Financial Accounting Standards ('SFAS') No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,' that were deferred by SFAS No. 127, 'Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125--An Amendment of FASB Statement No. 125,' became effective as to repurchase agreements, dollar rolls, securities lending and certain other transactions after December 31, 1997. Management does not believe implementation of such provisions will have a significant effect on the Company's financial position, results of operations, or capital.

     As of December 31, 1997, the Company adopted SFAS No. 128, 'Earnings per Share,' which specifies the computation, presentation and disclosure requirements for earnings per share ('EPS'). Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS considers the possible dilutive effect of instruments such as convertible debt, convertible preferred stock, and stock options. Prior period EPS has been expanded to comply with the provisions of SFAS No. 128.

     SFAS No. 130, 'Reporting Comprehensive Income,' is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes presentation and disclosure requirements for comprehensive income; however, it does not affect existing recognition or measurement standards. For the Company, comprehensive income consists of net income and the change in unrealized gains and losses on available-for-sale securities. For the six months ended June 30, 1998 and 1997, total comprehensive income was $5.7 million and $3.6 million, respectively.

     SFAS No. 131, 'Disclosures about Segments of an Enterprise and Related Information,' is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 does not affect existing

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. RECENT ACCOUNTING PRONOUNCEMENTS--(CONTINUED) recognition or measurement standards. The provisions of SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. Accordingly, such disclosures have not been presented herein.

     SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities' will become effective for fiscal years beginning after June 15, 1999. SFAS 133 defines derivative instruments and requires that they be recognized as assets or liabilities in the statement of financial position, measured at fair value. It further specifies the nature of changes in the fair value of the derivatives which are included in the current period results of operations and those which are included in other comprehensive income. Management has not yet quantified the impact that SFAS 133 will have on the financial statements of the Company, if any.

3. INVESTMENT SECURITIES

     The Company had no investment securities classified as available for sale at December 31, 1997. The amortized cost and approximate market value of investment securities classified as available for sale at June 30, 1998 are shown in the table below (dollars in thousands):

                                                                   JUNE 30, 1998
                                                  ------------------------------------------------
                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                    COST         GAINS         LOSSES       VALUE
                                                  ---------    ----------    ----------    -------
Available for sale
  Trust Preferred Securities...................    $73,935        $735          $ --       $74,670
  Municipals...................................     23,845         113            14        23,944
  Other........................................         --          --            --            --
                                                  ---------    ----------        ---       -------
                                                   $97,780        $848          $ 14       $98,614
                                                  ---------    ----------        ---       -------
                                                  ---------    ----------        ---       -------

     The amortized cost and approximate value of investment securities classified as available for sale at June 30, 1998, by contractual maturity are shown in the table below (dollars in thousands):

                                                                             JUNE 30, 1998
                                                                          --------------------
                                                                          AMORTIZED    MARKET
                                                                            COST        VALUE
                                                                          ---------    -------
Available for sale
  Due after ten years..................................................    $97,780     $98,614
                                                                          ---------    -------
                                                                           $97,780     $98,614
                                                                          ---------    -------
                                                                          ---------    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. MORTGAGE-BACKED SECURITIES

     The amortized cost and approximate market value of mortgage-backed securities classified as held to maturity and available for sale at June 30, 1998 and December 31, 1997 are shown in the table below (dollars in thousands):

                                                                  JUNE 30, 1998
                                                -------------------------------------------------
                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    --------
Held to maturity
     FHLMC...................................   $  45,935       $ --         $1,556      $ 44,379
     FNMA....................................     113,859         --          3,541       110,318
     Other...................................      13,960         --            399        13,561
                                                ---------    ----------    ----------    --------
                                                $ 173,754       $ --         $5,496      $168,258
                                                ---------    ----------    ----------    --------
                                                ---------    ----------    ----------    --------
Available for sale
     FNMA....................................   $  84,602       $ 37         $2,271      $ 82,368
     GNMA....................................     120,202        572             --       120,774
     Other...................................      99,682        118             --        99,800
                                                ---------    ----------    ----------    --------
                                                $ 304,486       $727         $2,271      $302,942
                                                ---------    ----------    ----------    --------
                                                ---------    ----------    ----------    --------

                                                                      1997
                                                -------------------------------------------------
                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    --------
Held to maturity
     FHLMC...................................   $  48,536        $--         $1,918      $ 46,618
     FNMA....................................     117,184        --           4,396       112,788
     Other...................................      16,075        --             509        15,566
                                                ---------       ---        ----------    --------
                                                $ 181,795        $--         $6,823      $174,972
                                                ---------       ---        ----------    --------
                                                ---------       ---        ----------    --------
Available for sale
     FNMA....................................   $  87,237        $--         $2,929      $ 84,308
                                                ---------       ---        ----------    --------
                                                ---------       ---        ----------    --------

     Approximately $246.5 million and $45.6 million of mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at June 30, 1998 and December 31, 1997, respectively.

     There were no sales of available for sale securities during the six months ended June 30, 1998. Proceeds from the sale of available for sale securities during 1997 totaled $23.4 million.

     Mortgage-backed securities sold under agreements to repurchase as of June 30, 1998 and December 31, 1997 were (dollars in millions):

                                                           JUNE 30,      DECEMBER 31,
                                                             1998            1997
                                                           --------      ------------
Book value..............................................    $--          $      --
Market value............................................     --              --
Obligations.............................................     --              --
Weighted average interest rate at end of period.........     --              --
Weighted average interest rate during the period........      5.79%           5.47%
Average balance during the period.......................     95.0             5.3
Maximum amount outstanding at any month end during the
  year..................................................     --              --

                               UCBH HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. MORTGAGE-BACKED SECURITIES--(CONTINUED)
     When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

     As of June 30, 1998 and December 31, 1997, remaining maturities on mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

                                                    JUNE 30, 1998          DECEMBER 31, 1997
                                                ---------------------    ---------------------
                                                AMORTIZED     MARKET     AMORTIZED     MARKET
                                                  COST        VALUE        COST        VALUE
                                                ---------    --------    ---------    --------
Held to maturity
     In one year or less.....................   $      --    $     --    $   1,413    $  1,406
     After one year through five years.......          --          --           --          --
     After five years through ten years......       2,343       2,299        2,961       2,881
     After ten years.........................     171,411     165,959      177,421     170,685
                                                ---------    --------    ---------    --------
                                                $ 173,754    $168,258    $ 181,795    $174,972
                                                ---------    --------    ---------    --------
                                                ---------    --------    ---------    --------
Available for sale
     After ten years.........................   $ 304,486    $302,942    $  87,237    $ 84,308
                                                ---------    --------    ---------    --------
                                                ---------    --------    ---------    --------

5. BORROWINGS

     The Company maintains a secured credit facility with the Federal Home Loan Bank of San Francisco ('FHLB-SF') against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB-SF eligible collateral of at least 100% of outstanding advances.

     At June 30, 1998, the Company had a total of $298 million of outstanding advances, of which $96 million were short-term and $202 million were long-term. The advances were secured with mortgage-backed securities. The fixed rate long-term debt of $202 million matures in 2008. The weighted average contractual maturity as of June 30, 1998 was seven years. Included in the long-term debt as of June 30, 1998 were $185 million of advances with provisions which allow the FHLB-SF, at their option, to terminate the advances at quarterly intervals at specified periods ranging from three to five years beyond the advance dates. For the six months ended June 30, 1998, the following advances were outstanding:

Average outstanding advances during the period....................................   $ 46,927
Maximum advances outstanding at any month end during the period...................   $298,000

     The interest rate on this debt ranged from 5.30% to 6.03% and the weighted average interest rate was 5.64% at June 30, 1998 and 5.49% for the six months then ended. Interest is paid quarterly on substantially all of these advances and principal is due at maturity. The interest expense on such advances was $1,336,000 for the six months ended June 30, 1998.

     At June 30, 1998, the unused credit available under this facility was approximately $64 million.

6. LONG-TERM DEBT TO AFFILIATES

     Included in the liabilities of the Company as of December 31, 1997, is long-term debt payable to affiliates in the aggregate amount of $20,060,000. Such debt was comprised of two promissory notes with interest rates of 10%. In conjunction with the Private Offerings which closed on April 17, 1998, such notes were exchanged for shares of Common Stock of the Company. Subsequently, the Company redeemed all of the stock owned by affiliates with the proceeds raised in the Private Offerings. The Selling Shareholders are no longer affiliated with the Company.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S JUNIOR SUBORDINATED DEBENTURES

     On April 17, 1998, UCBH Trust Co. (the 'Trust'), a Delaware statutory business trust owned by the Company, issued $30 million of 9.375% Guaranteed Preferred Beneficial Interest in the Company's Subordinated Debentures ('Capital Securities'). The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in 9.375% Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures mature on May 1, 2028. Payment of distributions out of the monies held by the Trust and payments on liquidation of the Trust or the redemption of the Capital Securities are guaranteed by the Company to the extent the Trust has funds available therefore. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all indebtedness of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. Distributions on the Capital Securities are payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1998. The Junior Subordinated Debentures are not redeemable prior to May 1, 2005, unless certain events have occurred. The proceeds from the issuance of the Capital Securities were used primarily to provide additional capital for the Bank.

     Interest expense on the Capital Securities was $570,000 for the six months ended June 30, 1998.

8. STOCKHOLDERS' EQUITY

     The Company and United Commercial Bank (the Bank) are subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital requirements, the Bank must meet specific minimum capital requirements (described below) that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Specifically, current federal capital regulations require the Bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets (as defined). Tier I capital is defined as common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles. The remainder of capital may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss allowance. Each of the federal banking agencies also has established minimum leverage capital requirements. In addition, under the prompt corrective action provisions of federal law, financial institutions are categorized as 'well capitalized,' 'adequately capitalized,' 'undercapitalized,' or 'critically undercapitalized,' depending on their capital level. 'Well capitalized' banks are defined as institutions that have a total risk-based capital ratio of 10%, a Tier I risk-based capital ratio of 6%, and a leverage ratio of 5%. An 'adequately capitalized' bank is defined as an institution with a total risk-based capital ratio of 8%, a Tier I risk-based capital ratio of 4% and a leverage ratio of 4%. If the Bank were to fail to meet the minimum capital requirements and/or were to fall within the 'undercapitalized' or 'critically undercapitalized' categories of the prompt corrective action provisions could cause the regulators to initiate certain mandatory-- and possibly additional discretionary--actions that, if undertaken, could have a direct material effect on the Bank and on the Company's financial statements.

     As of December 31, 1997, the most recent notification from the Office of Thrift Supervision (the former regulator of the Bank) categorized the Bank as 'well capitalized' under the prompt corrective action provisions. There are no conditions or events since that notification that management believes have changed the institution's category. As of December 31, 1996, the Office of Thrift Supervision categorized the Bank as 'adequately capitalized' under the regulatory framework for prompt corrective action.

     The Company converted from a unitary savings and loan holding company to a bank holding company under Section 3(a)(1) of the Bank Holding Company Act of 1956 effective on July 31, 1998. The Bank simultaneously converted from a federally chartered savings bank to a state chartered non-member commercial bank.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. STOCKHOLDERS' EQUITY--(CONTINUED)
     As a result of the conversion, the Company's primary regulator is now the Board of Governors of the Federal Reserve System ('Federal Reserve'). Under the Federal Reserve's capital adequacy guidelines for bank holding companies, the minimum standard of total capital to risk-weighted assets is 8%; and the minimum standards of Tier I capital to risk-weighted assets is 4%. The Federal Reserve also requires bank holding companies to maintain a minimum leverage ratio of Tier I capital to adjusted average quarterly assets equal to 3%, if such companies meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.

     The Bank's primary federal regulator now is the Federal Deposit Insurance Corporation (FDIC). The FDIC has adopted minimum risk-based and leverage capital ratio regulations at 12 CFR 325 that are substantially similar to those requirements imposed by the Federal Reserve on bank holding companies described above.

     The Company's and the Bank's actual capital amounts and ratios are also presented in the following table (dollars in thousands):

                                                                                                        TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                        FOR CAPITAL                 PROMPT CORRECTIVE
                                              ACTUAL                 ADEQUACY PURPOSES              ACTION PROVISIONS
                                          ---------------          ---------------------          ----------------------
                                           AMOUNT   RATIO          AMOUNT          RATIO           AMOUNT          RATIO
                                          --------  -----          -------         -----          --------         -----
As of June 30, 1998:
Total Capital (to risk weighted assets)
  United Commercial Bank...............   $137,729  13.61%         $80,985         8.00 %
  UCBH Holdings, Inc. .................    140,901  13.90           81,115         8.00           $101,393         10.00%
Tier I Capital (to risk weighted
  assets)
  United Commercial Bank...............   $125,068  12.35%         $40,492         4.00 %
  UCBH Holdings, Inc. .................    128,220  12.65           40,557         4.00           $ 60,836          6.00%
Tier I Capital (to average assets)
  (Leverage Ratio)
  United Commercial Bank...............   $125,068   7.47%         $67,009         4.00 %
  UCBH Holdings, Inc. .................    128,220   7.64           67,109         4.00           $ 83,887          5.00%

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. STOCKHOLDERS' EQUITY--(CONTINUED)
     The following is a reconciliation of capital under Generally Accepted Accounting Principles ('GAAP') with regulatory capital at June 30, 1998 (dollars in thousands):

                                                 TIER I CAPITAL                     RISK-BASED CAPITAL
                                        ---------------------------------    ---------------------------------
                                            UNITED              UCBH             UNITED              UCBH
                                        COMMERCIAL BANK    HOLDINGS, INC.    COMMERCIAL BANK    HOLDINGS, INC.
                                        ---------------    --------------    ---------------    --------------
GAAP Capital.........................      $ 124,957          $ 98,109          $ 124,957          $ 98,109
Nonallowable components:
  Unrealized losses on securities
     available for sale..............            419               419                419               419
  Goodwill...........................           (301)             (301)              (301)             (301)
  Mortgage servicing rights--
     excess..........................             (7)               (7)                (7)               (7)
Additional capital components:
  Guaranteed preferred beneficial
     interests in junior subordinated
     debentures......................                           30,000                               30,000
  Allowance for loan losses--
     limited.........................                                              12,662            12,662
                                           ---------          --------          ---------          --------
Regulatory capital...................      $ 125,068          $128,220          $ 137,730          $140,882
                                           ---------          --------          ---------          --------
                                           ---------          --------          ---------          --------

     On March 31, 1998, the Company entered into an Exchange and Redemption Agreement ('Agreement') with its Selling Stockholders. In conjunction with the Private Offerings and pursuant to the terms of the Agreement, the $20,600,000 of Long-term Debt to Affiliates, which was payable to the Selling Stockholders, was exchanged for shares of Common Stock. Subsequently, the Company used approximately $120,000,000 of the proceeds raised by the Private Offerings to redeem all of the shares of Common Stock then owned by the Selling Shareholders, which included the shares of Common Stock exchanged for the notes. As a result, the Selling Shareholders are no longer affiliated with the Company.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominator of the basic and diluted earnings per share (Dollars in thousands, except for per share data):

                                                                                 SIX MONTHS ENDED JUNE 30, 1998
                                                                            -----------------------------------------
                                                                              INCOME          SHARES        PER SHARE
                                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                            -----------    -------------    ---------
Basic:
  Net income.............................................................     $ 4,399        7,370,370        $0.60
Effect of long-term debt to affiliates...................................         353        1,162,467
                                                                              -------        ---------
Diluted:
  Net income and assumed conversion......................................     $ 4,752        8,532,837        $0.56
                                                                              --------       --------
                                                                              --------       --------

                                                                                 SIX MONTHS ENDED JUNE 30, 1997
                                                                            -----------------------------------------
                                                                              INCOME          SHARES        PER SHARE
                                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                            -----------    -------------    ---------
Basic:
  Net income.............................................................     $ 3,827        6,000,000        $0.64
Effect of long-term debt to affiliates...................................         527        1,974,000
                                                                              -------        ---------
Diluted:
  Net income and assumed conversion......................................     $ 4,354        7,974,000        $0.55
                                                                              -------        ---------
                                                                              -------        ---------

10. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to derivative financial instruments and financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes. Financial instruments in the normal course of business include commitments to extend and purchase credit, forward commitments to sell loans, long put and call options, letters of credit and interest-rate swaps and caps. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate swap and cap transactions and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its interest-rate swap and cap agreements and forward commitments to sell loans through credit approvals, limits, and monitoring procedures. The Company does not require collateral or other security to support interest-rate swap transactions with credit risk.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
    --(CONTINUED)

     Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of June 30, 1998 and December 31, 1997 are as follows (dollars in millions):

                                                                                   JUNE 30, 1998    DECEMBER 31, 1997
                                                                                   -------------    -----------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit:
     Consumer...................................................................       $67.6              $65.0
     Commercial (excluding construction)........................................        24.3               10.8
     Construction...............................................................       105.0               78.7
  Commitments to purchase loans.................................................        25.0                0.1
  Commitments to purchase investment securities.................................        18.5
  Letters of credit.............................................................         3.3                1.9
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
  Interest-rate swap and cap agreements.........................................       200.0                 --
  Forward commitments to sell loans.............................................          --                3.5

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held generally includes residential or commercial real estate, accounts receivable, or other assets.

     Commitments to purchase loans are agreements to buy loans from a primary broker/dealer as long as there are no violations of any condition established in the contract. Commitments terminate on the final closing date mutually agreed upon by the purchaser and seller as defined in the contract. The Company evaluates each loan's worthiness on a loan-by-loan basis. Each loan is collateralized by residential real estate.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or by deposits held at the Company.

     Interest rate swap transactions generally involve the exchange of fixed-and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Interest-rate swaps are entered into to reduce the Company's exposure to interest rate movements and are used as part of asset/liability management. The Company typically becomes a principal in the exchange of fixed- and floating-rate interest payment obligations with another party and, therefore, is exposed to loss if the other party defaults. The Company minimizes this risk by performing normal credit reviews on its swap counterparties.

     Interest rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. The Company is a purchaser of interest rate caps.

     Entering into interest-rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest-rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

     Forward contracts are contracts for delayed delivery of securities or loans in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Risks arise from the

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
    --(CONTINUED)
possible inability of counterparties to meet the terms of their contracts and from movements in security values and interest rates.

     In order to minimize the exposure arising from forward contracts, the Company enters into hedge options from time to time. At June 30, 1998 the Company had LIBOR-based interest rate caps with a notional amount of $200 million outstanding. At December 31, 1997, the Company had long put options amounting to $1 million and long call options of $600,000.

     For the six months ended June 30, 1998 and the six months ended June 30, 1997, the Company incurred costs associated with interest rate swaps and caps of $50,000 and $65,000, respectively.

11. PARENT COMPANY

     Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below.

                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                          JUNE 30,       DECEMBER 31,
                                                                                            1998             1997
                                                                                        -------------    ------------
                                       ASSETS
Cash and due from banks..............................................................     $   1,899        $     56
Investment in subsidiary.............................................................       124,957          82,556
Other assets.........................................................................         1,823              --
                                                                                          ---------        --------
     Total assets....................................................................     $ 128,679        $ 82,612
                                                                                          ---------        --------
                                                                                          ---------        --------

                                     LIABILITIES
Accrued interest payable.............................................................           570        $     --
Long-term debt to affiliates.........................................................            --          20,060
                                                                                          ---------        --------
     Total liabilities...............................................................           570          20,060
                                                                                          ---------        --------
Guaranteed preferred beneficial interests in junior subordinated debentures..........        30,000              --

                                STOCKHOLDERS' EQUITY
Common stock.........................................................................            93              10
Additional paid-in capital...........................................................        60,044          30,278
Accumulated other comprehensive income...............................................          (419)         (1,728)
Retained earnings....................................................................        38,391          33,992
                                                                                          ---------        --------
     Total stockholders' equity......................................................        98,109          62,552
                                                                                          ---------        --------
     Total liabilities and stockholders' equity......................................     $ 128,679        $ 82,612
                                                                                          ---------        --------
                                                                                          ---------        --------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. PARENT COMPANY--(CONTINUED)
                         CONDENSED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                   FOR THE             FOR THE
                                                                               SIX MONTHS ENDED    SIX MONTHS ENDED
                                                                                   JUNE 30,            JUNE 30,
                                                                                     1998                1997
                                                                               ----------------    ----------------
                                   INCOME
Interest income.............................................................        $    8             $     --
                                                                                   -------             --------
     Total income...........................................................             8                   --
                                                                                   -------             --------
                                  EXPENSE
Interest expense on guaranteed preferred beneficial interests in junior
  subordinated debentures...................................................           570                   --
Interest expense on long-term debt to affiliates............................           596                  893
Miscellaneous expense.......................................................            64                   --
                                                                                   -------             --------
     Total expense..........................................................         1,230                  893
                                                                                   -------             --------
Loss before taxes and equity in undistributed net income of subsidiary......        (1,222)                (893)
Income tax benefit..........................................................           279                   --
Equity in undistributed net income of subsidiary............................         5,342                4,720
                                                                                   -------             --------
     Net income.............................................................        $4,399             $  3,827
                                                                                   -------             --------
                                                                                   -------             --------

                       CONDENSED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   FOR THE             FOR THE
                                                                               SIX MONTHS ENDED    SIX MONTHS ENDED
                                                                                   JUNE 30,            JUNE 30,
                                                                                     1998                1997
                                                                               ----------------    ----------------
                            OPERATING ACTIVITIES
Net income..................................................................       $  4,399            $  3,827
  Adjustment to reconcile net income to net cash provided by (used for)
     operating activities:
     Equity in undistributed net income of subsidiary.......................         (5,342)             (4,720)
     Increase in other assets...............................................         (1,823)                 --
     Increase in accrued interest payable...................................            570                 893
                                                                                   --------            --------
       Net cash used in operating activities................................         (2,196)                 --
                                                                                   --------            --------
                            INVESTING ACTIVITIES
Capital contribution to subsidiary..........................................        (35,750)             (1,500)
                                                                                   --------            --------
     Net cash used in investing activities..................................        (35,750)             (1,500)
                                                                                   --------            --------
                            FINANCING ACTIVITIES
Proceeds from issuance of guaranteed preferred beneficial interests in
  Company's subordinated debentures, gross..................................         30,000                  --
Long-term debt to affiliates issued.........................................             --               1,500
Long-term debt to affiliates repaid.........................................        (20,060)                 --
Proceeds from issuance of common stock, net.................................         29,849                  --
                                                                                   --------            --------
     Net cash provided by financing activities..............................         39,789               1,500
                                                                                   --------            --------
Net increase in cash and cash equivalents...................................          1,843                  --
Cash and cash equivalents beginning of period...............................             56                  11
                                                                                   --------            --------
Cash and cash equivalents end of period.....................................       $  1,899            $     11
                                                                                   --------            --------
                                                                                   --------            --------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. SUBSEQUENT EVENT

     On July 31, 1998, the Bank converted its charter to a California-chartered commercial bank and the Company to a bank holding company. The Company, as a bank holding company, is subject to examination and regulation by the Federal Reserve Bank. The Bank, as a state-chartered commercial bank is subject to comprehensive regulation and examination by the California Department of Financial Institutions ('DFI'), as its primary regulator, and by the FDIC, which administers the SAIF, which insures the Bank's deposits to the maximum extent permitted by law.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of UCBH Holdings, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of UCBH Holdings, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Francisco, California
March 30, 1998, except for paragraph 3 of Note 1, as to which the date is June 26, 1998

                              UCBH HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                         ------------------------
                                                                                            1997          1996
                                                                                         ----------    ----------
                                        ASSETS
Cash and due from banks...............................................................   $   13,853    $   16,044
Federal funds sold....................................................................       21,000         2,350
Investment securities, at cost (market value $3,998 in 1997 and $15,617 in 1996)......        4,000        15,670
Mortgage-backed securities available for sale, at market value........................       84,308       119,514
Mortgage-backed securities, at cost (market value $174,972 in 1997 and $199,483 in
  1996)...............................................................................      181,795       208,555
Federal Home Loan Bank stock..........................................................       13,914        13,082
Loans.................................................................................    1,214,237     1,066,368
Allowance for loan losses.............................................................      (12,142)      (11,682)
                                                                                         ----------    ----------
Net loans.............................................................................    1,202,095     1,054,686
                                                                                         ----------    ----------
Accrued interest receivable...........................................................        8,594         8,002
Premises and equipment, net...........................................................       23,931        22,839
Other assets..........................................................................        8,160        13,875
                                                                                         ----------    ----------
     Total assets.....................................................................   $1,561,650    $1,474,617
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                                     LIABILITIES
Deposits..............................................................................   $1,468,987    $1,393,125
Accrued interest payable..............................................................          452           500
Long-term debt to affiliates (including capitalized interest).........................       20,060        16,736
Other liabilities.....................................................................        9,599         9,912
                                                                                         ----------    ----------
     Total liabilities................................................................    1,499,098     1,420,273
                                                                                         ----------    ----------
Commitments and contingent liabilities

                                 STOCKHOLDERS' EQUITY
Common stock, par value $0.00167 authorized 18,000,000 shares; 6,000,000 shares issued
  and outstanding.....................................................................           10            10
Additional paid-in capital............................................................       30,278        30,278
Unrealized loss on mortgage-backed securities available for sale......................       (1,728)       (2,637)
Retained earnings-substantially restricted............................................       33,992        26,693
                                                                                         ----------    ----------
     Total stockholders' equity.......................................................       62,552        54,344
                                                                                         ----------    ----------
     Total liabilities and stockholders' equity.......................................   $1,561,650    $1,474,617
                                                                                         ----------    ----------
                                                                                         ----------    ----------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        FOR THE YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1997        1996       1995
                                                                                  --------    --------    -------
Interest income:
  Interest on loans............................................................   $ 86,141    $ 78,711    $72,742
  Interest on funds sold and securities purchased under agreements to resell...      2,760       1,417        398
  Interest on investment and mortgage-backed securities........................     18,690      22,836     25,894
                                                                                  --------    --------    -------
     Total interest income.....................................................    107,591     102,964     99,034
                                                                                  --------    --------    -------
Interest expense:
  Interest on deposits.........................................................     61,513      59,273     56,038
  Interest on short-term borrowings............................................        294         998      6,550
  Interest on Federal Home Loan Bank advances..................................        620       2,044      5,867
  Interest on long-term debt to affiliates.....................................      1,825       1,640      1,741
                                                                                  --------    --------    -------
     Total interest expense....................................................     64,252      63,955     70,196
                                                                                  --------    --------    -------
     Net interest income.......................................................     43,339      39,009     28,838
Provision for loan losses......................................................      1,154       1,476      8,777
                                                                                  --------    --------    -------
     Net interest income after provision for loan losses.......................     42,185      37,533     20,061
                                                                                  --------    --------    -------
Noninterest income:
  Commercial banking fees......................................................        977         421         92
  Service charges on deposit accounts..........................................        888         615        566
  Gain on sale of loans, securities and servicing rights.......................        155       1,200      1,137
  Loan servicing income........................................................        601         680        272
  Miscellaneous income.........................................................        473         481      1,700
                                                                                  --------    --------    -------
     Total noninterest income..................................................      3,094       3,397      3,767
                                                                                  --------    --------    -------
Noninterest expense:
  Personnel....................................................................     14,087      14,875     12,000
  Occupancy....................................................................      4,811       4,754      4,355
  Data processing..............................................................      2,059       1,859      1,696
  Furniture and equipment......................................................      1,902       1,814      1,357
  Deposit insurance............................................................      1,798       3,519      3,051
  SAIF recapitalization assessment.............................................         --       7,716         --
  Communication................................................................        400         383        317
  Professional fees and contracted services....................................      2,242       1,551      1,303
  Foreclosed assets expense....................................................        671         686      2,785
  Miscellaneous expense........................................................      4,220       4,256      3,278
                                                                                  --------    --------    -------
     Total noninterest expense.................................................     32,190      41,413     30,142
                                                                                  --------    --------    -------
Income (loss) before taxes.....................................................     13,089        (483)    (6,314)
Income tax expense (benefit)...................................................      5,790        (177)    (3,406)
                                                                                  --------    --------    -------
       Net income (loss).......................................................   $  7,299    $   (306)   $(2,908)
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------
Basic earnings (loss) per share................................................   $   1.22    $  (0.05)   $ (0.48)
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------
Diluted earnings (loss) per share..............................................   $   1.05    $  (0.05)   $ (0.48)
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                               UNREALIZED
                                                                               GAIN (LOSS)
                                                                ADDITIONAL    ON SECURITIES     TOTAL
                                                      COMMON     PAID-IN        AVAILABLE      RETAINED    STOCKHOLDERS'
                                                      STOCK      CAPITAL        FOR SALE       EARNINGS       EQUITY
                                                      ------    ----------    -------------    --------    -------------
Balance at December 31, 1994.......................    $ 10      $ 30,278        $  (845)      $ 29,907       $59,350
  Net loss.........................................                                              (2,908)       (2,908)
  Change in unrealized net loss on securities
     available for sale, after applicable taxes....                                 (985)                        (985)
                                                       ----      --------        -------        -------        ------
Balance at December 31, 1995.......................      10        30,278         (1,830)        26,999        55,457
  Net loss.........................................                                                (306)         (306)
  Change in unrealized net loss on securities
     available for sale, after applicable taxes....                                 (807)                        (807)
                                                        ----     --------        -------        -------        ------
Balance at December 31, 1996.......................      10        30,278         (2,637)        26,693        54,344
  Net income.......................................                                               7,299         7,299
  Change in unrealized net loss on securities
     available for sale, after applicable taxes....                                  909                          909
                                                       ----      --------        -------        --------       -------
Balance at December 31, 1997.......................    $ 10      $ 30,278         $(1,728)      $ 33,992       $62,552
                                                       ----      --------        --------       --------       -------
                                                       ----      --------        --------       --------       -------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                         FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                 -----------------------------------
                                                                                   1997         1996         1995
                                                                                 ---------    ---------    ---------
Operating activities
  Net income (loss)...........................................................   $   7,299    $    (306)   $  (2,908)
    Adjustments to reconcile net income to net cash provided by (used for)
      operating activities:
      Amortization of investment and mortgage-backed securities premium.......         138          193          762
      Amortization of loan discount...........................................          66           76         (571)
      Provision for loan losses...............................................       1,154        1,476        8,777
      Decrease (increase) in accrued interest receivable......................        (592)       1,140       (1,038)
      Depreciation and amortization of premises and equipment.................       2,254        1,981        1,576
      Amortization of servicing rights........................................        (590)         849        1,527
      Decrease in other assets................................................       2,808        1,439        3,426
      Decrease in accrued interest payable....................................         (49)        (663)        (186)
      Increase (decrease) in other liabilities................................        (313)         133       (2,967)
      Gain on sale of servicing rights........................................      (1,165)        (672)        (755)
      Gain on sale of foreclosed assets.......................................        (401)        (602)        (684)
      Loss on sale of loans...................................................         204           --           28
      Gain on branch sale.....................................................          --           --         (656)
      Loss on sale of securities..............................................         806          335           --
                                                                                 ---------    ---------    ---------
         Net cash provided by operating activities............................      11,619        5,379        6,331
                                                                                 ---------    ---------    ---------
Investing activities
  Investments and mortgage-backed securities held to maturity:
    Principal payments and maturities and securities called...................      37,980       56,095       33,899
    Purchases.................................................................        (200)         (80)         (75)
  Investments and mortgage-backed securities, available for sale:
    Principal payments and maturities and securities called...................      12,124       18,217        1,373
    Sale of securities........................................................      23,495        8,800           --
  Net increase in credit card loans...........................................         (39)        (131)      (1,121)
  Loans purchased.............................................................     (44,416)      (7,643)     (16,677)
  Loans originated net of principal collections...............................    (151,334)     (41,217)     (49,698)
  Proceeds from sale of loans.................................................      43,350          478        8,384
  Purchases of premises and equipment.........................................      (3,453)      (2,540)      (2,035)
  Proceeds from sale of premises and equipment................................         106           61           74
  Proceeds from sale of servicing rights......................................       3,760          672          227
  Proceeds from sale of foreclosed assets.....................................       4,280        4,532        6,766
  Proceeds from sale of branch deposits.......................................          --           --      (28,770)
  Purchase of branch deposits.................................................          --           --       10,582
                                                                                 ---------    ---------    ---------
    Net cash (used in) provided by investing activities.......................     (74,347)      37,244      (37,071)
                                                                                 ---------    ---------    ---------
Financing activities
  Net increase (decrease) in NOW accounts, money market accounts and passbook
    accounts..................................................................         (90)      14,719      (51,794)
  Net increase in time deposits...............................................      75,952       66,802      213,993
  Net decrease in short-term borrowings.......................................          --     (128,600)    (136,741)
  Increase (decrease) in long-term debt to affiliates.........................       1,500           --         (500)
  Increase in capitalized interest component of long-term debt to
    affiliates................................................................       1,825        1,640           --
                                                                                 ---------    ---------    ---------
    Net cash provided by (used in) financing activities.......................      79,187      (45,439)      24,958
                                                                                 ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents..............................      16,459       (2,816)      (5,782)
Cash and cash equivalents at beginning of year................................      18,394       21,210       26,992
                                                                                 ---------    ---------    ---------
Cash and cash equivalents at end of year......................................   $  34,853    $  18,394    $  21,210
                                                                                 ---------    ---------    ---------
                                                                                 ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

                                                                                        FOR THE YEARS ENDED
                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                    1997       1996        1995
                                                                                   -------    -------    --------
Supplemental disclosure of cash flow information
  Cash paid during the year for interest........................................   $62,475    $62,978    $ 70,098
  Cash paid during the year for income taxes....................................     4,083        832         495

Supplemental schedule of noncash investing and financing activities
  Receivable resulting from sale of servicing rights............................   $   371    $    --    $    528
  Real estate acquired through foreclosure......................................     4,260      4,443       5,373
  Securities transferred to available for sale securities.......................        --         --     125,987
  Long-term debt resulting from refinance of long-term debt to affiliates and
     related accrued interest...................................................        --     15,048          --

   The accompanying notes are an integral part of these financial statements.

                              UCBH HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Organization

     UCBH Holdings, Inc. (the Company), is a savings institution holding company that conducts its business through its principal subsidiary, United Commercial Bank (United), a federally chartered savings bank based in California. Through December 31, 1997, United was known as United Savings Bank, F.S.B. and through March 30, 1998, the Company was known as USB Holdings, Inc. The Company is a wholly-owned subsidiary of Chief Investments, Ltd.

  Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company's business consists primarily of attracting retail deposits from consumers and business customers and originating loans. The Company originates loans secured by mortgages on residential real estate and loans secured by commercial real estate, including multi-family housing, mixed use properties, retail and other commercial uses. The Company also offers commercial loans and lines of credit, trade finance lines and other commercial loans, as well as a variety of consumer loan products. The Company also provides a variety of fee-generating services to both commercial customers and consumers. Substantially all loans are originated for portfolio and held for investment. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the December 31, 1997 presentation.

     On April 17, 1998, the Company completed a 6,000-for-1 stock split. Accordingly, the financial statements for all years presented have been restated to reflect the impact of the stock split. On April 17, 1998, the Company's long-term debt to affiliates was converted to 1,974,000 shares of common stock, as adjusted for the aforementioned stock split. Given the occurrence of this conversion, management has considered this long-term debt to affiliates as convertible debt for purposes of its calculation of diluted earnings per share.

  Risks and Uncertainties

     In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on a different basis, than its interest-earning assets. Related to interest rate risk is prepayment risk. Prepayment risk is the risk associated with the prepayment of assets, and the write-off of premiums associated with those assets, should interest rates fall dramatically. Credit risk is the risk of default, primarily in the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities, the value of collateral underlying loans receivable and the valuation of real estate owned.

     The Company is subject to the regulations of various governmental agencies. These regulations change significantly from period to period. Such regulations can also restrict the growth of the Company and United as a result of capital requirements. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions. Such changes may result from the regulators' judgments based on information available to them at the time of their examination.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED) disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and noninterest bearing deposits, federal funds sold and securities purchased under agreements to resell. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

  Securities Purchased Under Agreements to Resell

     The Company periodically purchases securities under agreements to resell (repurchase agreements). The amounts advanced under such agreements represent short-term loans. During the agreement period, the securities are maintained by the dealer under a written custodial agreement that explicitly recognizes the Company's interest in the securities.

  Investment and Mortgage-backed Securities

     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115) 'Accounting for Certain Investments in Debt and Equity Securities,' the Company has designated a portion of the investment and mortgage-backed securities portfolio as 'held to maturity' securities. As such, this portion of the portfolio is carried at cost, adjusted for the amortization of premiums and accretion of discounts. Cost is determined on a specific identification basis. Inasmuch as the Company has the ability and intent to hold the 'held to maturity' securities in its portfolio until maturity, the carrying value has not been adjusted to reflect decreases in market value from book value, if any. Also in accordance with SFAS 115, the Company has designated a portion of the mortgage-backed securities portfolio as 'available for sale.' Such securities are carried at fair value. Fair value is the quoted market price. Unrealized holding gains or losses for 'available for sale' securities are excluded from earnings and reported in a separate component of stockholders' equity, net of tax. Premiums and discounts on investment and mortgage-backed securities are amortized against interest income, using the interest method, with the amortization period extending to the maturity date of the securities. Gains or losses on the sale of securities are recognized when sold.

     In November 1995, the Financial Accounting Standards Board issued a Special Report, 'A Guide to Implementation of Statement 115 on Accounting for Certain Debt and Equity Securities.' Concurrent with the implementation of the Guide, but not later than December 31, 1995, all institutions could conduct a one time reassessment of the classification of all securities held at that time. In accordance with the provisions of the Guide, management elected to transfer securities with a fair value of $123.3 million and amortized cost of $126 million from the held-to-maturity classification to the available-for-sale classification. The unrealized holding gain (loss) at the transfer date of $1.6 million (tax effected) has been reflected as a separate component of shareholder's equity.

  Loans

     Loans are carried at the principal balance outstanding adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are recognized as an adjustment of loan yield by the interest method based on contractual term of the loans. Interest is accrued as earned.

     Loans are generally placed on nonaccrual status when the payments become 90 days past due, or earlier if, in management's opinion, the full and timely collection of principal or interest becomes uncertain. Any accrued and unpaid interest on such loans is reversed and charged against current income.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)
     The Company recognizes interest income on nonaccrual loans to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are applied to reduce the carrying value of the loan.

     Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the loan yield over the contractual life of the loan. Amortization of deferred loan fees is discontinued on nonperforming loans.

     On January 1, 1995, the Company adopted prospectively the provisions of Statement of Financial Standards No. 114, (SFAS 114) 'Accounting by Creditors for Impairment of a Loan' as amended by Statement of Financial Standards No. 118 (SFAS 118), 'Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures.' These standards require the Company to evaluate loans for possible impairment. The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

     When evaluating loans for possible impairment, the Company makes an individual assessment for impairment when and while such loans are on nonaccrual status, or the loan has been restructured. When a loan has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the primary remaining source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by estimated costs to sell, will be used in place of discounted cash flows. The Company does not apply the loan-by-loan evaluation process described above to large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, such as residential mortgage (1 to 4 family) loans with balances up to $500,000, home equity, and other consumer loans.

     If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. The Company's charge-off policy with respect to impaired loans is similar to its charge-off policy for all loans. Specifically, loans are charged off in the month in which they are considered uncollectible.

     The adoption of SFAS 114 and 118 did not affect the Company's accounting policies regarding income recognition, charge-offs, or recoveries and did not affect the comparability of the Company's disclosures regarding classification of nonaccrual or other problem loans.

  Allowance for Loan Losses

     The allowance for loan losses is based on management's continuous evaluation of various factors affecting collectibility of the loan portfolio. These factors include, but are not limited to, changes in the composition of the portfolio, current and forecasted economic conditions, overall portfolio quality, review of specific problem loans, and historical loan-loss experience. The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries.

     The determination of the allowance for loan losses is based on estimates that are susceptible to changes in the economic environment and market conditions. Management believes that, as of December 31, 1997 and 1996, the allowance for loan losses is adequate based on information currently available. If recent improvements in the economies of the Company's principal market areas are not sustainable, the Company's loan portfolios could be

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED) adversely affected and higher charge-offs and increases in non-performing assets could result. Such an adverse impact could also require a larger allowance for loan losses.

  Mortgage Banking Activities

     Through 1996, the Company operated a mortgage banking division. This division was closed in early 1997 and mortgage banking activities are no longer a significant business activity for the Company. The Company periodically sells some of its mortgage loan production for cash proceeds equal to the market value of the loans. Gain or loss is recognized to the extent of the difference between the cash proceeds received and the carrying value of the loans sold. In addition, for loans sold in which servicing has been retained by the Company, gain is recognized and an asset is recorded at the time of sale based upon the present value of amounts expected to be received resulting from the difference between the borrowers' contractual interest rates and the rates paid to the investors.

     Through December 31, 1996, the Company accounted for its loan servicing assets in accordance with the provisions of Statement of Financial Standards No. 122 (SFAS 122) 'Accounting for Mortgage Servicing Rights,' which required that rights to service mortgage loans be recognized as separate assets, whether originated or acquired. Management implemented this Statement on December 31, 1995.

     On January 1, 1997, the Company adopted Statements of Financial Accounting Standards No. 125, 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities' (SFAS 125). SFAS 125 requires application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings.

     SFAS 125 supersedes the provisions SFAS 122; however, mortgage banking activities are now an insignificant part of the Company's business, and there are no significant differences in The Company's accounting for mortgage banking activities or mortgage servicing rights under SFAS 125.

     Implementation of the provisions of SFAS 125 did not have a significant effect on the Company's financial position or results of operations.

  Premises and Equipment

     Premises and equipment are carried at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are determined on a straight-line basis over the lesser of the estimated useful lives or the terms of the leases. Terms range from three to ten years for furniture, equipment, and computer software, and from forty to fifty years for premises.

  Foreclosed Assets

     Foreclosed assets (other real estate owned) consist of properties acquired through, or in lieu of, foreclosure and are carried at the lower of cost or fair value (less estimated selling costs). Cost includes the unpaid loan balance adjusted for applicable accrued interest, unamortized deferred loan fees and acquisition costs. In the event that the fair value (less estimated selling costs) is less than cost at the time of acquisition, the shortfall is charged to the allowance for loan losses. Subsequent write-downs, if any, and disposition gains and losses are reflected as charges to current operations.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES--(CONTINUED)
  Goodwill

     Goodwill resulted from a variety of transactions, including branch acquisitions and is generally amortized over seven years. Goodwill is included in other assets.

  Securities Sold Under Agreements to Repurchase

     The Company periodically enters into sales of securities under agreements to repurchase (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings. Accordingly, the securities underlying the agreement remain in the asset accounts and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets. The securities underlying the agreements are delivered to the dealers who arrange the transactions. Under some agreements, the dealers may sell, lend, or otherwise dispose of the securities to other parties and agree to resell to the Company substantially identical securities at the maturities of the agreements.

  Interest Rate Swap and Cap Agreements

     The Company periodically enters into interest rate swap and cap agreements as a means of managing its interest rate exposure. The differential to be paid or received on interest rate swap agreements entered into to reduce the impact of changes in interest rates is recognized over the life of the agreements. Premiums paid on cap agreements are amortized over the life of the agreements. The results of swap and cap transactions are recognized currently as an adjustment to interest expense.

  Accounting for Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), 'Accounting for Income Taxes.' SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The Company provides a valuation allowance against net deferred tax assets to the extent that realization of the assets is not considered more likely than not.

     The Company and United file a consolidated federal income tax return and a combined California tax return. The Company allows all tax benefits generated within the consolidated group to be retained by United.

  Impairment of Long-Lived Assets

     On January 1, 1996, the Company adopted prospectively, the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Long-lived assets and identifiable intangibles held by the Company consist of premises and equipment, other real estate owned, and goodwill. Implementation of SFAS 121 did not have an effect on the financial position or results of operations of the Company since management determined that there was no impairment with respect to premises and equipment or goodwill. The Company's previous accounting treatment of other real estate owned was substantially identical to the treatment required under SFAS 121. Accordingly, no adjustment was required in connection with the implementation of SFAS 121.

2. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell averaged $44.0 million and $22.1 million during 1997 and 1996, respectively, and the maximum amounts outstanding at any month-end during 1997 and 1996 were

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL--(CONTINUED)
$70 million and $20 million, respectively. At December 31, 1997 and 1996, there were no securities purchased under agreements to resell.

3. INVESTMENT SECURITIES

     The amortized cost and approximate market value of investment securities classified as held to maturity at December 31, 1997 and 1996 were (dollars in thousands):

                                                                        1997
                                                  ------------------------------------------------
                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                    COST         GAINS         LOSSES       VALUE
                                                  ---------    ----------    ----------    -------
Held to maturity
     FHLB Note.................................    $ 2,000        $--           $  2       $ 1,998
     FNMA Note.................................      2,000         --             --         2,000
                                                  ---------       ---            ---       -------
                                                   $ 4,000        $--           $  2       $ 3,998
                                                  ---------       ---            ---       -------
                                                  ---------       ---            ---       -------

                                                                        1996
                                                  ------------------------------------------------
                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                    COST         GAINS         LOSSES       VALUE
                                                  ---------    ----------    ----------    -------
Held to maturity
     FHLB Note.................................    $ 8,670         $2           $ 43       $ 8,629
     FHLB CD...................................      2,000         --             --         2,000
     Other.....................................      5,000         --             12         4,988
                                                  ---------       ---            ---       -------
                                                   $15,670         $2           $ 55       $15,617
                                                  ---------       ---            ---       -------
                                                  ---------       ---            ---       -------

     For 1996, other investments consisted primarily of medium-term notes and certificates of deposit with financial institutions and medium-term notes with governmental agencies.

     The amortized cost and approximate market value of investment securities classified as held to maturity at December 31, 1997 and 1996, by contractual maturity, are shown below (dollars in thousands):

                                                                        1997
                                                                --------------------
                                                                AMORTIZED    MARKET
                                                                  COST        VALUE
                                                                ---------    -------
Held to maturity
     Due in one year or less.................................    $ 2,000     $ 1,998
     Due after one year through five years...................      2,000       2,000
                                                                ---------    -------
                                                                 $ 4,000     $ 3,998
                                                                ---------    -------
                                                                ---------    -------

                                                                        1996
                                                                --------------------
                                                                AMORTIZED    MARKET
                                                                  COST        VALUE
                                                                ---------    -------
Held to maturity
     Due in one year or less.................................    $11,670     $11,662
     Due after one year through five years...................      4,000       3,955
                                                                ---------    -------
                                                                 $15,670     $15,617
                                                                ---------    -------
                                                                ---------    -------

     During 1996, $29 million of securities classified as investments held to maturity were called by the issuer.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. MORTGAGE-BACKED SECURITIES

     The amortized cost and approximate market value of mortgage-backed securities classified as held to maturity and available for sale at December 31, 1997 and 1996, were (dollars in thousands):

                                                                      1997
                                                -------------------------------------------------
                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    --------
Held to maturity
     FHLMC...................................   $  48,536        --          $1,918      $ 46,618
     FNMA....................................     117,184        --           4,396       112,788
     Other...................................      16,075        --             509        15,566
                                                ---------       ---          ------      --------
                                                $ 181,795       $--          $6,823      $174,972
                                                ---------       ---          ------      --------
                                                ---------       ---          ------      --------
Available for sale
     FNMA....................................   $  87,237       $--          $2,929      $ 84,308
                                                ---------       ---          ------      --------
                                                ---------       ---          ------      --------

                                                                      1996
                                                -------------------------------------------------
                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                  COST         GAINS         LOSSES       VALUE
                                                ---------    ----------    ----------    --------
Held to maturity
     FHLMC...................................   $  61,629        --          $2,615      $ 59,014
     FNMA....................................     124,710        --           5,489       119,221
     Other...................................      22,216        --             968        21,248
                                                ---------       ---          ------      --------
                                                $ 208,555       $--          $9,072      $199,483
                                                ---------       ---          ------      --------
                                                ---------       ---          ------      --------
Available for sale
     FNMA....................................   $ 123,982       $--         $4,468      $119,514
                                                ---------       ---         ------      --------
                                                ---------       ---         ------      --------

     Approximately $45.6 million and $75.5 million of mortgage-backed securities have been pledged to secure contractual arrangements entered into by the Company at December 31, 1997 and 1996, respectively.

     Proceeds from the sale of available for sale securities during 1997 and 1996 totaled $23.4 million and $8.8 million, respectively. There were no sales of available for sale securities during 1995. Gross realized losses totaled $806,000 and $335,000 for 1997 and 1996, respectively.

     Mortgage-backed securities sold under agreements to repurchase as of December 31, 1997 and 1996 were (dollars in millions):

                                                                  1997        1996
                                                                 ------      ------
                                                                 $
Book value....................................................    --         $--
Market value..................................................    --          --
Obligations...................................................    --          --
Weighted average interest rate at end of period...............    --          --
Weighted average interest rate during the period..............  5.47%       6.31%
Average balance during the year...............................   5.3        15.8
Maximum amount outstanding at any month end during the year...    --        74.4

     When the Company enters into these transactions, the obligations generally mature within one year and generally represent agreements to repurchase the same securities.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. MORTGAGE-BACKED SECURITIES--(CONTINUED)
     As of December 31, 1997 and 1996, remaining maturities on mortgage-backed securities classified as held to maturity and available for sale were as follows (dollars in thousands):

                                                                       1997
                                                               ---------------------
                                                               AMORTIZED     MARKET
                                                                 COST        VALUE
                                                               ---------    --------
Held to maturity
     In one year or less....................................   $   1,413    $  1,406
     After one year through five years......................          --          --
     After five years through ten year......................       2,961       2,881
     After ten years........................................     177,421     170,685
                                                               ---------    --------
                                                               $ 181,795    $174,972
                                                               ---------    --------
                                                               ---------    --------
Available for sale
     After ten years........................................   $  87,237    $ 84,308
                                                               ---------    --------
                                                               ---------    --------

                                                                       1996
                                                               ---------------------
                                                               AMORTIZED     MARKET
                                                                 COST        VALUE
                                                               ---------    --------
Held to maturity:
     In one year or less....................................   $   4,595    $  4,485
     After one year through five years......................       1,845       1,820
     After five years through ten year......................       3,096       2,995
     After ten years........................................     199,019     190,183
                                                               ---------    --------
                                                               $ 208,555    $199,483
                                                               ---------    --------
                                                               ---------    --------
Available for sale
     After ten years........................................   $ 123,982    $119,514
                                                               ---------    --------
                                                               ---------    --------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. LOANS

     As of December 31, 1997 and 1996, the composition of the loan portfolio was as follows (dollars in thousands):

                                                              1997          1996
                                                           ----------    ----------
Consumer
     Residential mortgage (one to four family)..........   $  691,167    $  541,156
     Home equity........................................       16,743        10,673
     Other..............................................        2,732         2,642
                                                           ----------    ----------
                                                              710,642       554,471
                                                           ----------    ----------
Commercial
     Secured by real estate - multifamily...............      339,257       361,591
     Secured by real estate - nonresidential............      115,366       123,003
     Construction.......................................       26,603        19,892
     Lines of credit....................................       21,146         6,595
                                                           ----------    ----------
                                                              502,372       511,081
                                                           ----------    ----------
Gross loans.............................................    1,213,014     1,065,552
Net deferred loan costs.................................        1,223           816
Allowance for loan losses...............................      (12,142)      (11,682)
                                                           ----------    ----------
Net loans...............................................   $1,202,095    $1,054,686
                                                           ----------    ----------
                                                           ----------    ----------

     In the table above, construction loans are presented net of undrawn commitments of $71.0 million and $25.8 million at December 31, 1997 and 1996, respectively.

     As of December 31, 1997, loans at fixed interest rates amounted to $241.5 million, and loans at variable interest rates amounted to $971.5 million. Loans of approximately $9.9 million and $19.5 million were on nonaccrual status at December 31, 1997 and 1996, respectively.

     As of December 31, 1997, the portfolio above contained $685.0 million of loans that were interest-rate sensitive within one year, $304.2 million from one to five years, $12.3 million from five to ten years, $175.2 million from ten to twenty years and $36.3 million over twenty years.

     As of December 31, 1997, loans with a book value and market value of $245.3 million were pledged to secure FHLB advances (see Note 10).

     The Company serviced real estate loans for others of $11.0 million and $300.0 million at December 31, 1997 and 1996, respectively. These loans are not included in the consolidated balance sheets. In connection therewith, the Company held trust funds of approximately $2.1 million and $4.7 million as of December 31, 1997 and 1996, respectively, all of which were segregated in separate accounts and included in the respective balance sheets.

     Some agreements with investors to whom the Company has sold loans have provisions which could require repurchase of loans under certain circumstances. Management does not believe that any such repurchases will be significant.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. LOANS--(CONTINUED)
     The following table sets forth impaired loan disclosures as of and for the year ended December 31, 1997 and 1996 (dollars in thousands):

                                                                     1997      1996
                                                                    ------    ------
Impaired loans with an allowance.................................   $1,359    $2,894
Impaired loans without an allowance..............................       20     6,218
                                                                    ------    ------
     Total impaired loans........................................   $1,379    $9,112
                                                                    ------    ------
                                                                    ------    ------
Allowance for impaired loans under SFAS 114......................   $  109    $  315
                                                                    ------    ------
                                                                    ------    ------

                                                                    1997      1996       1995
                                                                   ------    -------    ------
Interest income recognized on impaired loans during the
  period........................................................   $   68    $   181    $  167
                                                                   ------    -------    ------
                                                                   ------    -------    ------
Average recorded investment in impaired loans...................   $3,425    $10,394    $2,268

     In the table above, loans included in the 'Impaired loans without an allowance' category are those loans for which the discounted cash flows, collateral value (net of estimated selling costs) or market price equals or exceeds the carrying value of the loan. Such loans do not require an allowance.

     For the years ended December 31, 1997, 1996 and 1995, the activity in the allowance for loan losses was as follows (dollars in thousands):

                                                                 1997       1996       1995
                                                                -------    -------    -------
Balance at beginning of year.................................   $11,682    $13,699    $ 7,550
Provision for loan losses....................................     1,154      1,476      8,777
Loans charged off............................................    (1,069)    (4,562)    (2,696)
Recoveries of loans previously charged off...................       375      1,069         68
                                                                -------    -------    -------
Balance at end of year.......................................   $12,142    $11,682    $13,699
                                                                -------    -------    -------
                                                                -------    -------    -------

6. PREMISES AND EQUIPMENT

     As of December 31, 1997 and 1996, premises and equipment were as follows (dollars in thousands):

                                                                  1997        1996
                                                                --------    --------
Land and buildings...........................................   $ 19,054    $ 18,866
Leasehold improvements.......................................      8,420       7,901
Equipment, furniture and fixtures............................     11,853       9,936
                                                                --------    --------
                                                                  39,327      36,703
Less accumulated depreciation and amortization...............    (15,396)    (13,864)
                                                                --------    --------
     Total...................................................   $ 23,931    $ 22,839
                                                                --------    --------
                                                                --------    --------

     Depreciation and amortization expense was $2.3 million, $2.0 million and $1.6 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SERVICING ASSETS

     Included in other assets are servicing assets. For the years ended December 31, 1997, 1996 and 1995, activity with respect to servicing assets was as follows (dollars in thousands):

                                                                             1997
                                                            --------------------------------------
                                                            CAPITALIZED    PURCHASED    ORIGINATED
                                                              EXCESS       MORTGAGE      MORTGAGE
                                                             SERVICING     SERVICING    SERVICING
                                                               FEES         RIGHTS        RIGHTS
                                                            -----------    ---------    ----------
Beginning balance, net...................................      $ 546        $ 1,832       $  382
     Sales...............................................         (5)        (2,532)        (428)
     Additions...........................................         --             --           44
     Amortization:
          Normal.........................................       (206)          (150)         (51)
     Decrease in valuation allowance.....................         --            850          147
                                                               -----        -------       ------
Ending balance, net......................................      $ 335        $    --       $   94
                                                               -----        -------       ------
                                                               -----        -------       ------

                                                                             1996
                                                            --------------------------------------
                                                            CAPITALIZED    PURCHASED    ORIGINATED
                                                              EXCESS       MORTGAGE      MORTGAGE
                                                             SERVICING     SERVICING    SERVICING
                                                               FEES         RIGHTS        RIGHTS
                                                            -----------    ---------    ----------
Beginning balance, net...................................      $ 672        $ 2,509       $   --
     Additions...........................................         --             --          576
     Amortization:
          Normal.........................................       (126)          (627)         (47)
     Increase in valuation allowance.....................         --            (50)        (147)
                                                               -----        -------       -------
Ending balance, net......................................      $ 546        $ 1,832       $  382
                                                               -----        -------      -------
                                                               -----        -------      -------

                                                                             1995
                                                            --------------------------------------
                                                            CAPITALIZED    PURCHASED    ORIGINATED
                                                              EXCESS       MORTGAGE      MORTGAGE
                                                             SERVICING     SERVICING    SERVICING
                                                               FEES         RIGHTS        RIGHTS
                                                            -----------    ---------    ----------
Beginning balance, net...................................      $ 902        $ 3,806       $   --
     Additions...........................................         --             --           --
     Amortization:
          Normal.........................................       (230)          (497)          --
     Increase in valuation allowance.....................         --           (800)          --
                                                               -----        -------       ------
Ending balance, net......................................      $ 672        $ 2,509       $   --
                                                               -----        -------       ------
                                                               -----        -------       ------

     For the years ended December 31, 1997, 1996 and 1995, the activity in the valuation allowance for servicing assets was as follows (dollars in thousands):

                                                                         1997     1996    1995
                                                                         -----    ----    ----
Balance, beginning of year............................................   $ 997    $800    $ --
Provision for impairment..............................................      --     197     800
Reversal of valuation allowance.......................................    (997)     --      --
Write-downs...........................................................      --      --      --
                                                                         -----    ----    ----
Balance, end of year..................................................   $  --    $997    $800
                                                                         -----    ----    ----
                                                                         -----    ----    ----

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. FORECLOSED ASSETS

     As of December 31, 1997 and 1996, other assets include $412,000 and $1.6 million, respectively, in real estate acquired through foreclosure.

9. DEPOSITS

     As of December 31, 1997 and 1996, deposit balances were as follows (dollars in thousands):

                                                                       1997
                                                              ----------------------
                                                                            WEIGHTED
                                                                            AVERAGE
                                                               BALANCE        RATE
                                                              ----------    --------
NOW and checking accounts..................................   $  111,984      0.80%
Money market accounts......................................       20,986      2.48%
Passbook accounts..........................................      212,013      2.11%
Time deposits:
     Less than $100,000....................................      831,292      5.12%
     $100,000 or greater...................................      292,712      5.41%
                                                              ----------    --------
     Total.................................................   $1,468,987      4.38%
                                                              ----------    --------
                                                              ----------    --------

                                                                       1996
                                                              ----------------------
                                                                            WEIGHTED
                                                                            AVERAGE
                                                               BALANCE        RATE
                                                              ----------    --------
NOW and checking accounts..................................   $  106,491      0.79%
Money market accounts......................................       22,111      2.39%
Passbook accounts..........................................      216,471      2.20%
Time deposits:
     Less than $100,000....................................      773,571      4.87%
     $100,000 or greater...................................      274,481      5.16%
                                                              ----------    --------
     Total.................................................   $1,393,125      4.17%
                                                              ----------    --------
                                                              ----------    --------

     As of December 31, 1997, remaining maturities on time deposits were as follows (dollars in thousands):

1998..................................................................   $1,111,927
1999..................................................................       10,324
2000..................................................................        1,753
                                                                         ----------
Total.................................................................   $1,124,004
                                                                         ----------
                                                                         ----------

     For the years ended December 31, 1997, 1996 and 1995, interest expense on deposits was as follows (dollars in thousands):

                                                                 1997       1996       1995
                                                                -------    -------    -------
NOW and demand deposit accounts..............................   $   875    $   826    $   781
Money market accounts........................................       517        561        654
Passbook accounts............................................     4,834      4,772      4,797
Time deposits................................................    55,570     53,360     50,046
Less penalties for early withdrawal..........................      (283)      (246)      (240)
                                                                -------    -------    -------
     Total...................................................   $61,513    $59,273    $56,038
                                                                -------    -------    -------
                                                                -------    -------    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. DEPOSITS--(CONTINUED)
     As of December 31, 1997 and 1996, the composition of deposits by interest rate was as follows (dollars in thousands):

                                                              1997          1996
                                                           ----------    ----------
Under 3%................................................   $  345,473    $  345,027
3.00% to 3.99%..........................................       45,148        49,750
4.00% to 4.99%..........................................      262,607       423,922
5.00% to 5.99%..........................................      681,977       562,446
6.00% to 6.99%..........................................      133,313        11,099
7.00% to 7.99%..........................................           --           251
8.00% to 8.99%..........................................          469           630
                                                           ----------    ----------
     Total..............................................   $1,468,987    $1,393,125
                                                           ----------    ----------
                                                           ----------    ----------

10. FEDERAL HOME LOAN BANK ADVANCES

     The Company maintains a secured credit facility with the Federal Home Loan Bank of San Francisco (FHLB-SF) against which the Company may take advances. The terms of this credit facility require the Company to maintain in safekeeping with the FHLB-SF eligible collateral of least 100% of outstanding advances. There were no advances outstanding at December 31, 1997 or 1996. At December 31, 1997, credit availability under this facility was approximately $291 million.

11. LONG-TERM DEBT TO AFFILIATES

     The Company has a promissory note to United Holdings Int'l Ltd. (UHIL) dated April 1, 1996 for a principal sum of $15,548,000. This note refinanced previous affiliate debt and related accrued interest. Interest is capitalized on the note through December 31, 1999 and calculated at a compound annual interest rate of 10%. As of January 1, 2000, accrued interest is payable annually within 60 days after each year end. The Company has an additional promissory note to Chief Investments Limited (Chief) dated February 28, 1997 for a principal sum of $1,500,000. Interest is capitalized on the note through December 31, 1999 and calculated at a compound annual interest rate of 10%. Annual payments representing the lesser of $1,000,000 or the outstanding balance of the note are to be paid within 60 days of each calendar year end, effective December 31, 1999. Chief is the Company's parent and UHIL is another related party.

     At December 31, 1997, future principal payments (including capitalized interest) on long term debt are payable as follows (dollars in thousands):

1998.....................................................................   $    --
1999.....................................................................        --
2000.....................................................................     1,000
2001.....................................................................     3,127
2002.....................................................................     3,000
Aggregate thereafter.....................................................    12,933
                                                                            -------
     Total...............................................................   $20,060
                                                                            -------
                                                                            -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS

     The Company and United are subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, United must meet specific capital guidelines that involve quantitative measures of United's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. United's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require United to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that United meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Office of Thrift Supervision categorized United as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, United must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. As of December 31, 1996, the Office of Thrift Supervision categorized United as adequately capitalized under the regulatory framework for prompt corrective action.

     United's actual capital amounts and ratios are also presented in the following table (dollars in thousands):

                                                                                                         TO BE WELL
                                                                                                      CAPITALIZED UNDER
                                                                          FOR CAPITAL                 PROMPT CORRECTIVE
                                                 ACTUAL                ADEQUACY PURPOSES              ACTION PROVISIONS
                                             --------------          ---------------------          ---------------------
                                             AMOUNT   RATIO          AMOUNT          RATIO          AMOUNT          RATIO
                                             -------  -----          -------         -----          -------         -----
As of December 31, 1997:
Total Capital (to risk weighted assets)...   $94,547  11.15%         $67,837         8.00 %         $84,796         10.00%
Core Capital (to adjusted tangible
  assets).................................    83,927   5.37%          62,519         4.00 %          78,148          5.00%
Tier I Capital (to risk weighted
  assets).................................    83,927   9.90%          33,919         4.00 %          50,864          6.00%
Tangible Capital (to tangible assets).....    83,927   5.37%          23,444         1.50 %           N/A            N/A

     The following table is a reconciliation of United's capital under Generally Accepted Accounting Principles ('GAAP') with its regulatory capital at December 31, 1997 (dollars in thousands):

                                                                         TANGIBLE     CORE      RISK-BASED
                                                                         CAPITAL     CAPITAL     CAPITAL
                                                                         --------    -------    ----------
GAAP Capital..........................................................   $ 82,556    $82,556     $ 82,556
Nonallowable components:
  Unrealized losses on securities available for sale..................      1,728      1,728        1,728
  Goodwill............................................................       (348)      (348)        (348)
  Mortgage servicing rights-excess....................................         (9)        (9)          (9)
Additional capital components:
  Allowance for loan losses--allowable in risk-based capital..........         --         --       10,620
                                                                         --------    -------    ----------
United regulatory capital.............................................   $ 83,927    $83,927     $ 94,547
                                                                         --------    -------    ----------
                                                                         --------    -------    ----------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS--(CONTINUED)
     The Company, as a savings institution holding company, is not subject to regulatory capital requirements separate from its subsidiary, United.

     United is prohibited by federal regulations from paying dividends if the payment would reduce United's net worth below certain minimum requirements. The Company has agreed that United would not declare or pay in any year a dividend that exceeds 50% of The Company's net operating income (dividends may be deferred and paid in a subsequent year) without the prior written consent of the Office of Thrift Supervision (OTS). At December 31, 1997, $5.1 million of United's retained earnings were available for distribution as dividends to the Company.

13. FEDERAL AND STATE TAXES ON INCOME

     Following is a summary of the provision for taxes on income (dollars in thousands):

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                     1997     1996      1995
                                                                    ------    -----    -------
Current tax (benefit) expense:
  Federal........................................................   $3,244    $ 174    $  (783)
  State..........................................................    1,881       28        317
                                                                    ------    -----    -------
                                                                     5,125      202       (466)
                                                                    ------    -----    -------
Deferred tax (benefit) expense:
  Federal........................................................    1,155     (327)    (2,199)
  State..........................................................     (490)     (52)      (741)
                                                                    ------    -----    -------
                                                                       665     (379)    (2,940)
                                                                    ------    -----    -------
                                                                    $5,790    $(177)   $(3,406)
                                                                    ------    -----    -------
                                                                    ------    -----    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. FEDERAL AND STATE TAXES ON INCOME--(CONTINUED)
     Deferred tax liabilities (assets) are comprised of the following (dollars in thousands):

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1997        1996
                                                                                    --------    --------
Deferred tax liabilities:
  Deferred loan fees.............................................................   $  3,356    $  3,812
  FHLB dividends.................................................................      2,803       2,456
  Amortization of excess servicing fees..........................................        138         225
  Market value adjustments on certain loans and securities.......................         81       1,409
  Purchase accounting adjustments................................................        229         306
  Capitalized originated mortgage servicing......................................         39         153
                                                                                    --------    --------
                                                                                       6,646       8,361
                                                                                    --------    --------
Deferred tax assets:
  Net operating loss carryforwards...............................................        (84)     (3,282)
  Loan and OREO loss allowances..................................................     (4,162)     (4,028)
  Servicing rights impairment allowance..........................................         --        (331)
  AMT credit carryover...........................................................     (1,166)     (1,707)
  State taxes....................................................................       (539)       (129)
  Depreciation...................................................................       (396)       (270)
  Unrealized losses on securities available for sale.............................     (1,130)     (1,707)
  Deferred compensation..........................................................       (132)       (211)
  Other deferred deduction items.................................................     (2,562)     (1,749)
                                                                                    --------    --------
                                                                                     (10,171)    (13,414)
                                                                                    --------    --------
Deferred tax assets valuation allowance..........................................         --         286
                                                                                    --------    --------
Net deferred tax assets..........................................................   $ (3,525)   $ (4,767)
                                                                                    --------    --------
                                                                                    --------    --------

     The following table reconciles the statutory income tax rate to the consolidated effective income tax rate:

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                      1997     1996      1995
                                                                      ----     -----     -----
Federal income tax rate...........................................    34.0%    (34.0)%   (34.0)%
State franchise tax rate, net of federal income tax effects.......     7.2%     (7.6)%    (7.6)%
                                                                      ----     -----     -----
Statutory income tax rate.........................................    41.2%    (41.6)%   (41.6)%
(Reduction) increase in tax rate resulting from:
  Amortization of intangibles.....................................     0.2%      2.0%      0.4%
  Reversal of taxes previously provided...........................      --        --     (16.0)%
  Reversal of valuation allowance.................................    (2.2)%      --        --
  Other items, net................................................     5.0%      3.0%      3.3%
                                                                      ----     -----     -----
                                                                      44.2%    (36.6)%   (53.9)%
                                                                      ----     -----     -----
                                                                      ----     -----     -----

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. FEDERAL AND STATE TAXES ON INCOME--(CONTINUED)
     Taxes on income included the following (dollars in thousands):

                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1997       1996
                                                                            -------    -------
Net deferred (asset) liability:
  Federal income tax.....................................................   $(3,429)   $(5,004)
  State franchise tax....................................................       (96)       237
                                                                            -------    -------
                                                                             (3,525)    (4,767)
(Prepaid income taxes) taxes payable.....................................        40       (656)
                                                                            -------    -------
                                                                            $(3,485)   $(5,423)
                                                                            -------    -------
                                                                            -------    -------

     The Company computes its bad debt deduction using the experience method for Federal and state tax purposes which considers current year charge-offs together with those from the previous five years.

     During 1996, legislation was enacted which eliminated the Company's tax exposure relating to tax bad debt reserve that arose prior to 1988. In accordance with SFAS 109, a deferred tax liability of $946,000 had not been recognized at December 31, 1995 for $2,784,000 of these temporary differences.

     Tax years 1996 through 1997 remain open for Internal Revenue Service purposes and tax years 1994 through 1997 remain open for California Franchise Tax Board purposes.

     At December 31, 1997, the Company had regular Federal net operating loss carryovers of $248,000 which expire 2005.

14. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to derivative financial instruments and financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The Company does not hold or issue financial instruments for trading purposes. Financial instruments in the normal course of business include commitments to extend and purchase credit, forward commitments to sell loans, long put and call options, letters of credit and interest-rate swaps and caps. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate swap and cap transactions and forward commitments to sell loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of its interest-rate swap and cap agreements and forward commitments to sell loans through credit approvals, limits, and monitoring procedures. The Company does not require collateral or other security to support interest-rate swap transactions with credit risk.

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET
    RISK--(CONTINUED)
     Contract or notional amounts of derivative financial instruments and financial instruments with off-balance-sheet risk as of December 31, 1997 and 1996 are as follows (dollars in millions):

                                                                                          1997     1996
                                                                                          -----    -----
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit:
     Consumer (including residential mortgage).........................................   $65.0    $47.0
     Commercial (excluding construction)...............................................    10.8     16.0
     Construction......................................................................    78.7     29.5
  Commitments to purchase loans........................................................     0.1      0.4
  Letters of credit....................................................................     1.9      1.3
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
  Forward commitments to sell loans....................................................     3.5      4.2

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held generally includes residential or commercial real estate, accounts receivable, or other assets.

     Commitments to purchase loans are agreements to buy loans from a primary broker/dealer as long as there are no violations of any condition established in the contract. Commitments terminate on the final closing date mutually agreed upon by the purchaser and seller as defined in the contract. The Company evaluates each loan's worthiness on a loan-by-loan basis. Each loan is collateralized by residential real estate.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These letters of credit are usually secured by inventories or by deposits held at the Company.

     Interest rate swap transactions generally involve the exchange of fixed-and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Interest-rate swaps are entered into to reduce the Company's exposure to interest rate movements and are used as part of asset/liability management. The Company typically becomes a principal in the exchange of fixed- and floating-rate interest payment obligations with another party and, therefore, is exposed to loss if the other party defaults. The Company minimizes this risk by performing normal credit reviews on its swap counterparties.

     Interest rate caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and agreed-upon rate applied to a notional principal amount. The Company is a purchaser of interest rate caps.

     Entering into interest-rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest-rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

     Forward contracts are contracts for delayed delivery of securities or loans in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in security values and interest rates. In order to minimize the exposure arising from forward contracts, the Company entered into

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. DERIVATIVE FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET
    RISK--(CONTINUED)
long put options amounting to $1 million and $4 million as of December 31, 1997 and 1996, respectively. The Company had $0.6 million and $1.1 million of long call options as of December 31, 1997 and 1996, respectively.

     Interest rate swaps with a notional amount of $20 million matured in 1996.

     For the years ended December 31, 1996 and 1995, costs associated with the interest rate swaps and caps negatively impacted net interest income by $137,000 and $538,000, respectively.

15. CONCENTRATIONS OF CREDIT RISK

     All of the Company's loan activity is with customers located throughout the State of California. Substantially all residential and commercial real estate loans are secured by properties located in the State of California. The Company is required by law to maintain 70% of its portfolio assets--as defined by regulations-- in qualifying residential or small business assets. As of December 31, 1997, 91.1% of the Company's portfolio assets consisted of such qualifying assets.

     Substantially all real estate loans in the portfolio are originated at 80% loan-to-value or better. Management believes that the risk of significant losses in excess of underlying collateral value is low.

16. LEASE COMMITMENTS AND CONTINGENT LIABILITIES

  Lease Commitments

     The Company leases various premises under noncancelable operating leases, many of which contain renewal options and some of which contain escalation clauses.

     Future minimum rental payments, which do not include common area costs, due each year under existing operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997, are payable as follows (dollars in thousands):

1998.....................................................................   $ 3,016
1999.....................................................................     2,017
2000.....................................................................     1,853
2001.....................................................................     1,382
2002.....................................................................     1,208
Aggregate thereafter.....................................................    10,642
                                                                            -------
Total minimum payments required..........................................   $20,118
                                                                            -------
                                                                            -------

     Rental expense was approximately $3.2 million, $3.5 million and $3.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  Contingent Liabilities

     The Company is subject to pending or threatened actions and proceedings arising in the normal course of business. In the opinion of management, the ultimate disposition of all pending or threatened actions and proceedings will not have a material adverse effect on the Company's operations or financial condition.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, 'Disclosures about Fair Value of Financial Instrument,' requires all entities to estimate the fair value of all financial instrument assets, liabilities, and off-balance-sheet transactions. Fair values are point-in-time estimates that can change significantly based on

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED) numerous factors. Accordingly, management cannot provide any assurance that the estimated fair values presented below could actually be realized. The fair value estimates for financial instruments were determined as of December 31, 1997 and 1996, by application of the described methods and significant assumptions.

  Cash and Short-Term Investments

     For these short-term instruments, the carrying value of $34,797,000 at December 31, 1997 and $18,383,000 at December 31, 1996 is a reasonable estimate of fair value.

  Investment And Mortgage-Backed Securities

     The aggregate fair value of investment and mortgage-backed securities is $277,192,000 at December 31, 1997 and $347,696,000 at December 31, 1996. Fair
value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  Loans Receivable

     The aggregate fair value of loans receivable is $1,212,105,000 at December 31, 1997 and $1,036,369,000 at December 31, 1996. Fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings at the same remaining maturities. In addition, the allowance for loan losses was considered a reasonable adjustment for credit risk for the entire portfolio.

  Capitalized Servicing Fees

     Fair value is estimated by discounting estimated future cash flows using current rates which are required for similar assets. Fair value is estimated to be the same as the carrying value of $429,087 at December 31, 1997 and $929,000 at December 31, 1996.

  Deposit Liabilities

     Fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The aggregate fair value of deposits is $1,426,274,000 at December 31, 1997 and $1,392,058,000 at
December 31, 1996.

  Federal Home Loan Bank Advances

     No Federal Home Loan Bank advances were outstanding at December 31, 1997 or 1996.

  Long-term Debt to Affiliates

     Due to the related party nature of the Company's long-term debt, management does not believe that fair value estimates are meaningful. Accordingly, such estimates have not been presented.

  Securities Sold Under Agreement to Repurchase

     No securities sold under agreement to repurchase were outstanding at December 31, 1997 or 1996.

  Interest Rate Swap and Cap Agreements

     The fair value of the swap and cap agreements used for hedging purposes is the estimated amount that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED) interest rates and the current creditworthiness of the swap and cap counterparties. There were no swap of cap agreements at December 31, 1997 and 1996.

  Commitments to Extend Credit, Commitments to Purchase Loans, Securities Sold But Not Owned, and Options on Interest Rate Futures

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fair values for securities sold but not owned and options on interest rate futures are based on quoted market prices or dealer quotes. The fair value of commitments to extend credit and commitments to purchase loans cannot be readily determined. The fair value of put options on interest rate futures is $56,875 at December 31, 1997 and $50,625 at December 31, 1996. The fair value of call options on interest rate futures is $28,437 at December 31, 1997 and $11,016 at December 31, 1996.

18. PARENT COMPANY

     Condensed unconsolidated financial information of UCBH Holdings, Inc. is presented below. See Note 11 for information regarding the Company's long-term debt.

                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1997       1996
                                                                                     -------    -------
                                      ASSETS
  Cash and due from banks.........................................................   $    56    $    11
  Investment in subsidiary........................................................    82,556     71,069
                                                                                     -------    -------
     Total assets.................................................................   $82,612    $71,080
                                                                                     -------    -------
                                                                                     -------    -------
                                   LIABILITIES
  Long-term debt to affiliates....................................................   $20,060    $16,736
                                                                                     -------    -------
     Total liabilities............................................................    20,060     16,736
                                                                                     -------    -------
                               STOCKHOLDERS' EQUITY
  Common stock....................................................................        10         10
  Additional paid-in capital......................................................    30,278     30,278
  Unrealized loss on subsidiary's mortgage-backed securities available for sale...    (1,728)    (2,637)
  Retained earnings...............................................................    33,992     26,693
                                                                                     -------    -------
     Total stockholders' equity...................................................    62,552     54,344
                                                                                     -------    -------
     Total liabilities and stockholders' equity...................................   $82,612    $71,080
                                                                                     -------    -------
                                                                                     -------    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. PARENT COMPANY--(CONTINUED)
                         CONDENSED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                FOR THE YEARS ENDED
                                                                                   DECEMBER 31,
                                                                           -----------------------------
                                                                            1997       1996       1995
                                                                           -------    -------    -------
                                 INCOME
Dividends from subsidiary...............................................   $   250    $    --    $   354
                                                                           -------    -------    -------
     Total income.......................................................       250         --        354
                                                                           -------    -------    -------
                                EXPENSE
Interest expense in long-term debt to affiliates........................     1,825      1,640      1,741
Miscellaneous expense...................................................       205         --         --
                                                                           -------    -------    -------
     Total expense......................................................     2,030      1,640      1,741
                                                                           -------    -------    -------
Loss before taxes and equity in undistributed net income (loss) of
  subsidiary............................................................    (1,780)    (1,640)    (1,387)
Income tax benefit......................................................        --         --         --
Equity in undistributed net income (loss) of subsidiary.................     9,078      1,334     (1,521)
                                                                           -------    -------    -------
     Net income.........................................................   $ 7,298    $  (306)   $(2,908)
                                                                           -------    -------    -------
                                                                           -------    -------    -------

                       CONDENSED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                          FOR THE YEARS ENDED
                                                                                             DECEMBER 31,
                                                                                     -----------------------------
                                                                                      1997       1996       1995
                                                                                     -------    -------    -------
                               OPERATING ACTIVITIES
Net income (loss).................................................................   $ 7,298    $  (306)   $(2,908)
  Adjustment to reconcile net income to net cash provided by (used for) operating activities:
     Equity in undistributed net (income) loss of subsidiary......................    (9,078)    (1,334)     1,521
     Increase in accrued interest payable.........................................        --         --      1,457
     Decrease in dividends payable................................................        --         --        417
                                                                                     -------    -------    -------
       Net cash (used for) provided by operating activities.......................    (1,780)    (1,640)       487
                                                                                     -------    -------    -------
                               INVESTING ACTIVITIES
Capital contribution to subsidiary................................................    (1,500)        --         --
                                                                                     -------    -------    -------
       Net cash used in investing activities......................................    (1,500)        --         --
                                                                                     -------    -------    -------
                               FINANCING ACTIVITIES
Long-term debt to affiliates issued...............................................     1,500         --         --
Long-term debt to affiliates repaid...............................................        --         --       (500)
Increase in capitalized interest component of long-term debt to affiliates........     1,825      1,640         --
                                                                                     -------    -------    -------
       Net cash provided by (used in) financing activities........................     3,325      1,640       (500)
                                                                                     -------    -------    -------
Net increase (decrease) in cash and cash equivalents..............................        45         --        (13)
Cash and cash equivalents beginning of year.......................................        11         11         24
                                                                                     -------    -------    -------
Cash and cash equivalents end of year.............................................   $    56    $    11    $    11
                                                                                     -------    -------    -------
                                                                                     -------    -------    -------

                              UCBH HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. LEGISLATION ENACTED IN 1996

     Legislation was enacted in 1996 to recapitalize the FDIC's Savings Association Insurance Fund (SAIF). Under this legislation, all institutions with SAIF-insured deposits, including the Company's subsidiary United, were required to pay a one-time assessment to recapitalize this insurance fund. For the United, this assessment was approximately $7.7 million, which resulted in a charge against 1996 earnings. This assessment was tax deductible and is expected to substantially reduce the level of future periodic SAIF assessments paid by United.

20. SUBSEQUENT EVENTS

     On March 30, 1998, the Company changed its name from USB Holdings, Inc. to UCBH Holdings, Inc.

21. EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominator of the basic and diluted earnings per share:

                                                              YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                              -------------------------------------------
                                                                INCOME           SHARES         PER SHARE
                                                              (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                                              -----------     -------------     ---------
(Dollars in thousands, except per share amounts)
1997:
Basic:
     Net income............................................     $ 7,299          6,000,000       $  1.22
Effect of long-term debt to affiliates.....................       1,077          1,974,000
                                                                -------          ---------
Diluted:
     Net income and assumed conversions....................     $ 8,376          7,974,000       $  1.05
                                                                -------          ---------
                                                                -------          ---------
1996:
Basic:
     Net loss..............................................     ($  306)         6,000,000       ($ 0.05)
Effect of long-term debt to affiliates.....................         968          1,974,000
                                                                -------          ---------
Diluted:
     Net income and assumed conversions....................     $   662          7,974,000       ($ 0.05)
                                                                -------          ---------
                                                                -------          ---------
1995:
Basic:
     Net loss..............................................     ($2,908)         6,000,000       ($ 0.48)
Effect of long-term debt to affiliates.....................       1,027          1,974,000
Diluted:
                                                                -------          ---------
     Net loss and assumed conversions......................     ($1,881)         7,974,000       ($ 0.48)
                                                                --------         ---------
                                                                --------         ---------

     For the years ended December 31, 1996 and 1995, the assumed conversions of long-term debt to affiliates would be considered anti-dilutive. Accordingly, diluted loss per share for these periods is equal to basic loss per share.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, A SELLING HOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                                TABLE OF CONTENTS

                                                   PAGE
                                                   ----
Summary.........................................     3
Selected Consolidated Financial Data............     7
Risk Factors....................................     8
The Private Offerings and the Redemption
  Transactions..................................    14
Use of Proceeds.................................    15
Dividends and Market for Common Stock...........    15
Ratio of Earnings to Combined Fixed Charges.....    16
Consolidated Statements of Operations...........    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    18
Business........................................    44
Supervision and Regulation......................    55
Management of the Company and the Bank..........    62
Description of Capital Stock of the Company.....    70
Restrictions on Acquisition.....................    71
Anti-Takeover Effects of the Company's
  Certificate Of Incorporation and Bylaws and
  Management Remuneration.......................    73
Registration Rights.............................    75
Selling Holders.................................    75
Plan of Distribution............................    80
Shares Eligible for Future Sale.................    81
Experts.........................................    82
Legal Matters...................................    82
Additional Information..........................    82
Index to Consolidated Financial Statements......   F-1

                            ------------------------

     UNTIL NOVEMBER 7, 1998 OR 25 DAYS AFTER THE FIRST DATE ON WHICH THE REGISTERED SECURITIES ARE BONA FIDE OFFERED TO THE PUBLIC, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                9,333,333 SHARES

                                     [LOGO]

                              UCBH HOLDINGS, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                OCTOBER 13, 1998

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